SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549


                               FORM U5S

                             ANNUAL REPORT


                 For the Year Ended December 31, 2000



                         Filed Pursuant to the
              Public Utility Holding Company Act of 1935

                                  by

                          ENTERGY CORPORATION
                           639 Loyola Avenue
                     New Orleans, Louisiana  70113

                           TABLE OF CONTENTS

                                                           PAGE
ITEM                   TITLE                              NUMBER


1         System Companies and Investments Therein
          as of December 31, 2000                           1

2         Acquisitions or Sales of Utility Assets          15

3         Issue, Sale, Pledge, Guarantee or Assumption
          of System Securities                             16

4         Acquisition, Redemption or Retirement of
          System Securities                                19

5         Investments in Securities of Non-System
            Companies                                      20

6         Officers and Directors                           21

7         Contributions and Public Relations               62

8         Service, Sales and Construction Contracts        64

9         Wholesale Generators and Foreign Utility
            Companies                                      67

10        Financial Statements and Exhibits                73

          Signatures                                       94



ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000



                                                                         Number of     % of      Issuer       Owner's
                         Name of Company (1)                              Common      Voting      Book         Book
                   (and abbreviations used herein)                     Shares Owned   Power      Value         Value
                                                                                                  (000s)      (000s)
Entergy Corporation (2,7)

 Entergy Arkansas, Inc.  (Entergy Arkansas) (2,3,4)                   46,980,196       100     $1,139,882    $1,139,882

  The Arklahoma Corporation (ARKCO) (4)                                      170       47.6    $      216    $      216

 Entergy Gulf  States, Inc. (Entergy Gulf States) (2)                        100       100     $1,552,378    $1,942,742

  Varibus Corporation (Varibus)                                          100,000       100     $   27,624    $   27,624

  Prudential Oil and Gas, Inc. (POG)                                      11,537       100     $    5,074    $    5,074

  Southern Gulf Railway Company (Southern Gulf)                            1,000       100     $      149    $      149

  GSG&T Inc. (GSG&T)                                                      25,000       100     $   16,968    $   16,968

 Entergy Louisiana, Inc. (Entergy Louisiana) (2, 3)                  165,173,180       100     $1,237,048    $1,237,048

 Entergy Mississippi, Inc. (Entergy Mississippi)  (2, 3)               8,666,357       100     $  443,437    $  443,437

     Jackson Gas Light Company  (5)                                          360       100     $        -    $        -

     Entergy Power & Light Company  (5)                                       75       100     $        -    $        -

     The Light, Heat, and Water Company of Jackson, Mississippi (5)           75       100     $        -    $        -

 Entergy New Orleans, Inc. (Entergy New Orleans) (2,3)                 8,435,900       100     $  134,617    $  134,617

 System Energy Resources, Inc. (System Energy) (2)                       789,350       100     $  893,426    $  893,426

 Entergy Services, Inc. (Entergy Services) (2)                             2,000       100     $       20    $       20

 Entergy Operations, Inc. (Entergy Operations) (2)                         1,000       100     $    1,000    $    1,000

 Entergy Enterprises, Inc. (Entergy Enterprises)                          57,400       100     $   28,998    $   28,998

    Entergy Retail Holding Company (7) ***                                 1,000       100     $    5,116    $    3,401

         Entergy Retail Texas, Inc. (7) ***                                1,000       100     $       46    $       46

              Entergy Solutions Ltd. (7) ***                          1% General       -       $    1,454    $       30
                                                                     Partnership
                                                                        Interest

              Entergy Solutions Supply Ltd. (7) ***                   1% Limited       -       $      831    $       10
                                                                     Partnership
                                                                        Interest

         Entergy Solutions Ltd. (7) ***                              99% Limited       -       $    1,454    $    2,959
                                                                     Partnership
                                                                        Interest


                                                                Number of     % of      Issuer       Owner's
                    Name of Company (1)                          Common      Voting      Book         Book
              (and abbreviations used herein)                 Shares Owned   Power      Value         Value
                                                                                         (000s)      (000s)
         Entergy Solutions Supply Ltd. (7) ***               99% Limited       0     $       831   $    991
                                                             Partnership
                                                                Interest

         Entergy Retail Louisiana LLC-A (7) ***               90% Member      90     $       284   $    262
                                                                Interest

              Entergy Retail Louisiana LLC-B (7) ***          10% Member      10     $       284   $     29
                                                                Interest

              Entergy Retail Louisiana Management             50% Member      50     $       500   $    251
                Services LLC-A (7) ***                          Interest

         Entergy Retail Louisiana LLC-B (7) ***               90% Member      90     $       284   $    262
                                                                Interest

              Entergy Retail Louisiana LLC-A (7) ***          10% Member      10     $       284   $     29
                                                                Interest

              Entergy Retail Louisiana Management             50% Member      50     $       500   $    251
                Services LLC-A (7) ***                          Interest

    Entergy Ventures Holding Company, Inc. (7) ***                1,000      100     $    10,651   $ 10,651

         Entergy MHK Investments LLC (7) ***                 100% Member     100     $    10,500   $ 10,500
                                                                Interest

         Entergy Commerce, Inc. (7) ***                           1,000      100     $       131   $    131

              Entergy MHK Retail LLC (7) ***                 100% Member     100     $       130   $    130
                                                                Interest

    Entergy Resources, Inc. (7)                                   1,000      100     $         -   $      -

    Entergy Operations Services, Inc. (EOSI)                      3,000      100     $     2,921   $  2,921

    Entergy Power Gas Holdings Corporation (7)                    1,000      100     $     5,000   $  5,000

          Entergy Power Technologies Corporation (7)              1,000      100     $     1,000   $  1,000

          Entergy Power Gas Operations Corporation (7)              800       80     $     4,748   $  3,798

               Highland Energy Company (7)                        3,844       75     $     2,132   $  2,132

    Entergy Procurement Exchange Holding Corporation (7)              1      100     $     4,428   $  4,428

    Entergy Power Generation Corporation (6)                      1,000      100     $    49,002   $ 49,002

          EAL Power Generation, LLC                         100% Member      100     $         -   $      -
                                                               Interest

          Entergy Power Crete Corporation (7)                     1,000      100     $        21   $     21



                                                                   Number of     % of       Issuer        Owner's
                      Name of Company (1)                           Common      Voting       Book          Book
                (and abbreviations used herein)                  Shares Owned    Power       Value         Value
                                                                                             (000s)       (000s)

                Crete Energy Ventures, LLC (7)                   50% Member        50     $ 1,267       $   634
                                                                   Interest

                Crete Turbine Holdings, LLC (7)                  50% Member        50     $48,957       $24,479
                                                                   Interest

          Entergy Power Clay County I Corporation (7)                1,000        100     $     1       $     1

                Clay County Power  LLC (7)                       50% Member        50     $     -       $     -
                                                                   Interest

          Entergy Power Clay County II Corporation (7)               1,000        100     $     1       $     1

                Clay County Power LLC (7)                        50% Member        50     $     -       $     -
                                                                   Interest

          Entergy Power DeSoto County Ventures, Inc. (7)             1,000        100     $     -       $     -

                DeSoto County Generating Company LLC (7)        100% Member       100     $     -       $     -
                                                                   Interest

          Entergy Power Franklin County I Corporation (7)            1,000        100     $     -       $     -

                Franklin County Power, LLC (7)                   50% Member        50     $     -       $     -
                                                                   Interest

          Entergy Power Franklin County II Corporation (7)           1,000        100     $     -       $     -

                Franklin County Power, LLC (7)                   50% Member        50     $     -       $     -
                                                                   Interest

          Entergy Power Greenville Generating Company I (7)          1,000        100     $     -       $     -

                Greenville Generating Company, LLC (7)           50% Member        50     $     -       $     -
                                                                   Interest

          Entergy Power Greenville Generating Company II (7)         1,000        100     $     -       $     -

                Greenville Generating Company, LLC (7)           50% Member        50     $     -       $     -
                                                                   Interest

          Entergy Power Jackson Generating Company I (7)             1,000        100     $     -       $     -

                Entergy Power Jackson Generating Company II (7)      1,000        100     $     -       $     -

                      Jackson Generating Company, LLC (7)        50% Member        50     $     -       $     -
                                                                   Interest

                Entergy Power Ventures Corp. I (7)                   1,000        100     $     1       $     1

                      Entergy Power Ventures L.P. (7)            1% General       100     $    67       $    33
                                                                Partnership
                                                                   Interest


                                                                  Number of      % of       Issuer       Owner's
                     Name of Company (1)                           Common       Voting       Book         Book
               (and abbreviations used herein)                  Shares Owned    Power       Value         Value
                                                                                             (000s)      (000s)
                Entergy Power Ventures Corp. II (7)                 1,000         100     $     42      $     42

                     Entergy Power Ventures L.P. (7)           99% Limited          -     $     67      $     34
                                                               Partnership
                                                                  Interest

                Entergy Power Warren Corporation I (7)             10,000         100     $ (1,138)     $ (1,138)

                     Warren Power, LLC (7)                     100% Member        100     $ (1,858)     $ (1,858)
                                                                  Interest

                Entergy Power Fairfield Corporation *               1,000         100     $    186      $    186

                     Entergy Power Freestone O & M LP (7) *     1% General        100     $      -      $      -
                                                               Partnership
                                                                  Interest

                     Freestone Power Generation L.P. *         99% Limited          -     $      -      $      -
                                                               Partnership
                                                                  Interest

                     Entergy Power Freestone O & M LP (7)  *   99% Limited          -     $      -      $      -
                                                               Partnership
                                                                  Interest

 Entergy Power, Inc.                                               11,000         100     $ 65,939      $ 65,939

 Entergy Power Marketing Corp. (EPMC)                                 250         100     $105,104      $105,104

 Entergy Holdings Inc. (EHI) ***                                    3,000         100     $  6,001      $  3,717

      Entergy Business Solutions, LLC ***                      100% Member        100     $   (972)     $      5
                                                                  Interest

      Entergy Thermal, LLC ***                                 100% Member        100     $  6,758      $  8,065
                                                                  Interest

 Entergy Nuclear, Inc. (ENI) ***                                    3,000         100     $    890      $    449

      TLG Services, Inc. (7) ***                                        5         100     $  4,059      $  4,500

 Entergy Nuclear Holding Company # 1 (ENHC #1) (6)                  3,000          75     $212,732      $163,769

      Entergy Nuclear Generation Corporation  (ENGC) (6) ***            1         100     $149,593      $ 89,222

      Entergy Nuclear New York Investment Company I (6) ***         1,000         100     $ (2,618)     $  2,501

              Entergy Nuclear Indian Point 3 LLC (6) ***        50% Member         50     $ 42,999      $ 15,822
                                                                  Interest

              Entergy Nuclear FitzPatrick LLC (6) ***           50% Member         50     $ 29,895      $ 11,678
                                                                  Interest

                                                                      Number of      % of       Issuer       Owner's
                       Name of Company (1)                             Common       Voting       Book         Book
                 (and abbreviations used herein)                    Shares Owned    Power       Value         Value
                                                                                                 (000s)      (000s)
              Entergy Nuclear Ninemile LLC ***                      50% Member         50            **            **
                                                                      Interest

      Entergy Nuclear New York Investment Company II (6) ***            1,000         100     $  (2,618)   $    2,501

              Entergy Nuclear Indian Point 3 LLC (6) ***            50% Member         50     $  42,999    $   15,822
                                                                      Interest

              Entergy Nuclear FitzPatrick LLC (6) ***               50% Member         50     $  29,895    $   11,678
                                                                      Interest

              Entergy Nuclear Ninemile LLC ***                      50% Member         50            **            **
                                                                      Interest

       Entergy Nuclear Holding Company #2 (7) ***                       1,000         100     $       2    $     (451)

              Entergy Nuclear Operations, Inc. (7) ***                  1,000         100     $    (411)   $        1

              Entergy Nuclear Fuels Company (7) ***                     1,000         100     $     (40)   $        1

 Entergy Nuclear Holding Company                                        3,000         100            **            **

      Entergy Nuclear Holding Company # 3 (7) ***                       1,000         100            **            **

      Entergy Nuclear New York Investment Company III (7) ***           1,000         100            **            **

              Entergy Nuclear Indian Point 2 LLC(7) ***            100% Member        100     $      **            **
                                                                      Interest

 Entergy Technology Holding Company (ETHC) ***                             10         100     $   9,537    $   12,921

      Entergy Technology Corporation (ETC) ***                             10         100     $  10,394    $    7,010

      Entergy Wireless, Inc. (*) (***)                                     10         100     $       -    $        -

 Entergy International Holdings Ltd. LLC (6)                       100% Member        100     $ 836,581    $  833,705
                                                                      Interest

      Entergy Global Investments, Inc. (7) ***                          1,000         100     $  (5,670)   $    1,000

         Entergy Nuclear Holding Company #1 (6) ***                     3,000          25     $ 144,708    $   50,000

         Entergy Power Development Corporation (6) ***                 10,959          15     $ 171,579    $   47,147

         Entergy Power Generation Corporation (6) ***              Non-voting           -     $  33,000    $   33,000
                                                                       common
                                                                        stock

         EWO Marketing Holding, Inc. (7)                                1,000         100     $       1    $        1

                   EWO Marketing, LP                              99% Limited           0     $       1    $        1
                                                                  Partnership
                                                                     Interest

                                                                                  Number of      % of       Issuer       Owner's
                                 Name of Company (1)                                Common      Voting       Book         Book
                           (and abbreviations used herein)                       Shares Owned    Power      Value         Value
                                                                                                             (000s)      (000s)
                   EWO GP LLC (7)                                               100% Member      100     $      1      $       1
                                                                                   Interest

                      EWO Marketing, LP (7)                                      1% General      100           **             **
                                                                                Partnership
                                                                                   Interest

  Entergy International LTD LLC (6)                                             100% Member      100     $912,527      $ 890,103
                                                                                   Interest

       Entergy International Investments No. 2 Ltd., LLC ***                    100% Member      100     $406,633      $ 505,593
                                                                                   Interest

            Entergy UK Holdings Limited (6) ***                                     307,310      100     $513,989      $ 505,981

               Entergy UK Limited (6) ***                                           307,310      100     $941,738      $ 507,236

                  Entergy UK Enterprises Limited (6) ***                            574,000      100     $ 70,524      $ 947,444

                                 EWO Holdings Inc.(6)                                 8,000       33     $  8,235      $   8,235

                                      Entergy Power Maritza Holding III, Ltd.             1        -     $      -      $       -

       Entergy US DB I LLC                                                        6,587,940      100     $  2,924      $   2,915

            Entergy AUS DB I Pty Limited *                                        3,163,044       >1     $    206      $     206

       Entergy US DB IV LLC                                                     658,912,260      100     $287,218      $ 291,455

            Entergy Australia DB II Pty Limited *                                    40,000      100     $119,750      $ 119,590

                  Entergy Australia DB I Pty Limited *                          316,447,786 less then 99 $    206      $     206

                       Entergy Victoria , Inc.                                      311,584      100     $119,750      $ 119,590

                                    Entergy Australia DB I Pty Limited *                          >1     $      -      $       -
                                                                                     10,000

                                         Entergy Australia DB 1 A Pty Limited (6) *  40,000      100     $      -      $       -

 Entergy Power International Holdings Corporation                                     1,000      100     $   (793)     $    (793)

 Entergy Global Power Operations Corporation                                          1,000      100     $  3,700      $   3,700

      Entergy Power Operations U.S., Inc.                                             1,000      100     $      1      $       1

      Entergy Power Operations Corporation (6)                                        1,000      100     $  3,985      $   3,985

            Entergy Power Operations Damhead Creek                              99% Limited        -     $    931      $     922
             Limited Partnership (6)                                            Partnership
                                                                                   Interest

      Entergy Power Operations Holdings, Ltd. (6)                                        10      100     $  3,844      $   3,844

        Entergy Power Operations Pakistan LDC (6)                                       190       95     $    112      $     107


                                                                              Number of     % of       Issuer        Owner's
                           Name of Company (1)                                 Common      Voting       Book          Book
                     (and abbreviations used herein)                        Shares Owned    Power       Value         Value
                                                                                                        (000s)       (000s)
        Entergy Power Operations U.K., Ltd. (6)                                 1,000        100     $  3,490         $  3,490

              Entergy Tarong Services Pty., Ltd.                                1,000        100     $      1         $      1

    Entergy Power Operations Damhead Creek Corporation (6)                        998       99.8     $      1         $      1

       Entergy Power Operations Damhead Creek                              1% General        100     $    931         $      9
        Limited Partnership (6)                                           Partnership
                                                                             Interest

    Entergy Power Operations Fairfield Corporation (7)                          1,000        100     $      -         $      -

    Entergy Power Operations Freestone Corporation (7)                          1,000        100     $      -         $      -

 Entergy Power Development Corporation (6)                                     62,100         85     $238,331         $238,331

  Entergy Power Operations Pakistan LDC (6)                                        10          5     $    112         $      6

  Entergy Global Trading Holdings, Ltd.                                         1,000        100     $ 13,157         $ 13,157

  EGT Holdings, Ltd.                                                            1,000        100     $ 13,157         $ 13,157

     Entergy Trading and Marketing, Ltd.                                          500        100     $ 21,864         $ 21,864

  Entergy Pakistan, Ltd.  (6)                                                     378        100     $ 21,811         $ 21,811

     Entergy Power Liberty, Ltd. (6)                                              100        100     $     (1)        $     (1)

  Entergy Power Asia, Ltd. (6)                                                  1,002        100     $   (970)        $   (970)

  Entergy Power Saltend Holding, Ltd. (6)                                   4,716,700        100     $ 65,995         $ 65,995

     Entergy Power Saltend, Ltd. (6)                                           48,147        100     $ 90,372         $ 90,372

          Saltend Cogeneration Company, Ltd. (6)                           24,001,000        100     $ 89,773         $ 89,773

               Entergy Power Europe Holding, Ltd. (6)                           1,000        100     $     64         $     64

                         Entergy Power Damhead Creek Holding II, Ltd. (6)           1         .1     $  1,687         $      2

  Entergy Power Damhead Creek Holding I, Ltd. (6)                               2,000        100     $ (7,932)        $ (7,932)

     Entergy Power Damhead Creek Holding II, Ltd. (6)                             999       99.9     $  1,687         $  1,685

          Entergy Power Properties (Kingsnorth), Ltd. (6)                       5,002        100     $      8         $      8

               Entergy Power Damhead Creek Holding III, Ltd. (6)                2,000        100     $ 43,912         $ 43,912

                    Damhead Creek Holding Limited (6)                               2        100     $ (4,451)        $ (4,451)

                       Damhead Creek Limited (6)                            1,200,101        100     $ 51,830         $ 51,830

                       Damhead Creek Finance Ltd. (6)                             200        100     $     (7)        $     (7)



                                                                           Number of       % of        Issuer        Owner's
                          Name of Company (1)                                Common       Voting        Book          Book
                    (and abbreviations used herein)                       Shares Owned    Power        Value          Value
                                                                                                        (000s)       (000s)
                Entergy Power Operations Damhead                                 1          0.1     $          1    $         -
                  Creek Corporation (6)

     Entergy Power Investment Holdings Corporation  (6)                      1,000          100     $          1    $         1

                Entergy Power Operations Damhead                                 1          0.1     $          1    $         -
                  Creek Corporation (6)

     Entergy Power Investment Holdings Corporation  (6)                      1,000          100     $          1    $         1

             Entergy Power Damhead Finco LLC (6)                         1% Member            1     $        415    $         4
                                                                          Interest

     Entergy Power Damhead Finco LLC (6)                                99% Member           99     $        415    $       411
                                                                          Interest

       Entergy Power Damhead Finco 1 (6)                                     1,000          100     $         (4)   $        (4)

       Damhead Finance LDC (6)                                                  10            1     $        257    $         3

           Damhead Finance (Netherlands Antilles) N.V. (6)                      60            1     $       (161)   $        (2)

              Damhead Finance (Netherlands) B.V. (6)                             4            1     $          3    $         -

       Entergy Power Damhead Finco 2 (6)                                     1,000          100     $        252    $       252

       Damhead Finance LDC (6)                                                 990           99     $        257    $       254

          Damhead Finance (Netherlands Antilles) N.V. (6)                    5,940           99     $       (161)   $      (159)

               Damhead Finance (Netherlands) B.V. (6)                          396           99     $          3    $         3

                             Entergy Power Operations Damhead                    1          0.1     $          1    $         -
                               Creek Corporation (6)

    Entergy S.A. (6)                                                     2,230,000          100     $     11,313    $    11,313

     EWO Holdings Inc. (6)                                                  16,225           67     $     14,535    $    14,535

         Latin America Holding I, Ltd. (7)                                       1          100     $          -    $         -

            Latin America Holding II, Ltd. (7)                                   1          100     $          -    $         -

         Entergy Power CBA Holding, Ltd. (6)                                12,000          100     $      3,732    $     3,732

         Entergy Power Chile, S.A. (6)                                   6,558,511         99.9     $     10,772    $    10,761

            Inversiones Electricas Quillota S.A. (6)                       608,681        50.01     CP14,913,550    CP7,456,775

                Compania Electrica San Isidro S.A. (6)                   1,025,001           25     CP29,774,268    CP7,443,567

         Entergy Power Peru, S.A. (6)                                  425,702,300          100     $    142,634    $   142,634

            Generandes Peru S.A. (6)                                   425,714,721         34.7     SL 1,795,083    SL1,799,042



                                                                       Number of      % of        Issuer        Owner's
                       Name of Company (1)                              Common       Voting        Book           Book
                 (and abbreviations used herein)                     Shares Owned     Power       Value          Value
                                                                                                   (000s)        (000s)
                     Edegel S.A. (6)                              1,338,353,000     68.9     SL  622,894     SL622,894

  Entergy Power Chile, Inc. (7)                                               1      100     $    14,036     $  14,036

  EP Edegel, Inc. (6)                                                     1,000      100     $   202,658     $ 202,658

  Entergy Power Maritza Holding, Inc.  (7)                                1,100      100     $         1     $       1

       Entergy Power Maritza Holding I, Ltd. (7)                            200      100     $         -     $       -

            Entergy Power Maritza Holding II, Ltd.  (7)                     199      100     $         -     $       -

                       Entergy Power Maritza Holding Limited (7)            999     99.9     $         1     $       1

       Entergy Power Maritza Holding III, Ltd. (7)                          100      100     $         -     $       -

           Entergy Power Maritza Holding Limited (7)                          1       .1     $         -     $       -

  Maritza East III Power Company AD (7)                                     816       51     $         1     $       1

      Entergy Power Netherlands Company BV                                  800      100     $      (183)    $    (183)

              Entergy Power Projects Italia, S.R.L. (7)                 200,000        1     $       (85)    $      (1)

              Entergy Power Services Italia, S.R.L. (7)                 200,000       50     $      (107)    $     (53)

                 Sabinas Power Company BV                                   400      100     $      (209)    $    (209)

                        Entergy Power Projects Italia, S.R.L. (7)    19,800,000       99     $       (85)    $     (84)

                        Entergy Power Services Italia, S.R.L. (7)    19,800,000       50     $      (107)    $     (54)

      Entergy Power Argentina, Ltd. *                                     1,000      100     $       (17)    $     (17)

         Entergy Power Generation Argentina LDC *                           999     99.9     $        (7)    $      (7)

         Entergy Power Generation Argentina SRL *                        11,999     99.9     $         2     $       2

         Entergy Power Transmission Argentina SRL *                           1      0.1     $         -     $       -

         Entergy Power Nogales SRL *                                          1      0.1     $         -     $       -

      Entergy Power Nogales, Ltd.                                         1,000      100     $       (14)    $     (14)

         Entergy Power Nogales LDC                                          999     99.9     $        (7)    $      (7)

            Entergy Power Nogales SRL                                    11,999     99.9     $         -     $       -

            Entergy Power Generation Argentina SRL                            1      0.1     $         2     $       -

      Entergy Power Cayman Investments, Ltd.                                  1      100     $        (3)    $      (3)

      Entergy Power Generation Argentina LDC                                  1      0.1     $        (7)    $       -



                                                                            Number of      % of       Issuer       Owner's
                          Name of Company (1)                                 Common      Voting       Book         Book
                    (and abbreviations used herein)                        Shares Owned    Power      Value         Value
                                                                                                       (000s)      (000s)
       Entergy Power Nogales LDC                                                    1         0.1     $    (7)      $     -

       Entergy Power Transmission Argentina LDC                                     1         0.1     $    (4)      $     -

    Entergy Power Transmission Argentina, Ltd.                                  1,000         100     $    (9)      $    (9)

       Entergy Power Transmission Argentina LDC                                   999        99.9     $    (4)      $    (4)

            Entergy Power Argentina Transmission SRL                           11,999        99.9     $     -       $     -

    Entergy Power Services Poland Spolka z.o.o. (7)                             1,000         100     $     -       $     -

    Entergy Power Peak Downs, Ltd. *                                            1,000         100     $     1       $     1

    Entergy Australia Generation Holdings, Ltd.                                 1,000         100     $   921       $   921

        Entergy Australia Generation, Ltd.                                      1,000         100     $   928       $   928

            Entergy Wandoan Coal Resources, Pty., Ltd.                          1,000         100     $   935       $   935

            Entergy Peak Downs Generation, Pty., Ltd.                           1,000         100     $     -       $     -

            Entergy Wandoan Generation, Pty., Ltd.                              1,000         100     $     -       $     -

            Entergy Tarong Coal Generation II Pty., Ltd.                        1,000         100     $     -       $     -

                  Entergy Tarong Coal Generation, Pty., Ltd.                    1,000         100     $     -       $     -

    Entergy Power Espana, S.A.                                                 60,120         100     $    65       $    65

    Entergy Power BJE Holding, Ltd.                                               200         100     $ 2,753       $ 2,753

        Bon Jardim Energetica, LTDA.                                          344,847        99.9     $ 2,303       $ 2,301

            Entergy do Brazil LTDA                                          2,299,999        99.9     $    58       $    57

            Entergy Power BJE, Ltd.                                             1,000         100     $     -       $     -

        Bon Jardim Energetica, LTDA                                             3,483          .1     $ 2,303       $     2

            Entergy do Brazil LTDA                                                  1          .1     $    58       $     1

    Entergy Power Operations Pakistan, LDC (6)                                     10           5     $   112       $     5

  Entergy Power Holding Espana SL (7)                                          63,126         100     $    67       $    67

           Entergy Power Development Espana SL (7)                              3,006         100     $   (35)      $   (35)

           Entergy Power Projects Espana SL (7)                                 3,006         100     $     3       $     3

Entergy Power Holdings USA Corporation                                          1,000         100     $(1,301)      $(1,301)

    Entergy Power RS Corporation                                                1,000         100     $(1,049)      $(1,049)


                                                                Number of       % of       Issuer       Owner's
                    Name of Company (1)                           Common       Voting       Book          Book
              (and abbreviations used herein)                  Shares Owned    Power       Value         Value
                                                                                            (000s)       (000s)
     RS Cogen LLC                                              50% Member       50     $ (643)       $ (322)
                                                                 Interest

   Entergy Turbine Holding QF, LLC (7)                        100% Member      100     $    -        $    -
                                                                 Interest

     Entergy Turbine Holding Louisiana, LLC (7)               100% Member      100     $    -        $    -
                                                                 Interest

Entergy Power E & C Holdings, LLC (7)                         100% Member      100     $2,000        $2,000
                                                                 Interest

   Entergy Power E & C Corporation (7)                             1,000       100     $2,000        $2,000

   EntergyShaw, LLC (7)                                        50% Member       50     $    -        $    -
                                                                 Interest


*     Inactive
**    Less than $1,000
*** These companies and their subsidiaries are accounted for on a cost basis, and "Issuer Book Value" is at 100%.

(SL)  Peruvian Soles
(CP)  Chilean Peso

NOTES

(1) Pursuant to the General Instructions to Form U5S, the companies listed in the table, together with System Fuels, Inc. (SFI or System Fuels), are collectively defined herein as "System Companies" and individually as a "System Company".

(2) During 2000, Entergy Corporation, Entergy Services, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, System Fuels, System Energy, and Entergy Operations participated in a joint money pool arrangement whereby those companies with available funds made short-term loans to certain System Companies having short-term borrowing requirements. As of December 31, 2000, Entergy Operations, Entergy Corporation, Entergy Gulf States, Entergy Louisiana and System Energy had total investments in the money pool in the amounts of $1,621,631, $47,355,154, $53,947,773, $52,728,380, and
     $357,475,194, respectively. Entergy Arkansas, Entergy Services, Entergy Mississippi, Entergy New Orleans and System Fuels had total borrowings in the money pool in the amounts of $30,719,235, $66,804,440, $33,254,921, $5,734,405, and $86,409,517,
     respectively. The unborrowed balance in the money pool amounted to $290,205,614 as of December 31, 2000, and was invested in high quality commercial paper and certificates of deposit.

(3) The percentage ownership of System Fuels' common stock is held as follows: 35% by Entergy Arkansas, 33% by Entergy Louisiana, 19% by Entergy Mississippi and 13% by Entergy New Orleans. The numbers of common shares owned and the book values to both the issuer and owners are as follows: Entergy Arkansas, 70 shares - $7,000; Entergy Louisiana, 66 shares - $6,600; Entergy Mississippi, 38 shares - $3,800; and Entergy New Orleans, 26 shares - $2,600. Under a loan agreement, System Fuels had borrowings outstanding from its parent companies to finance its fuel supply business. As of December 31, 2000, approximate loans to System Fuels from its parent companies were as follows: Entergy Arkansas $11.0 million; Entergy Louisiana, $14.2 million; Entergy Mississippi, $5.5 million; and Entergy New Orleans, $3.3 million. These loans mature in 2008.

(4) The Capital Stock of The Arklahoma Corporation (ARKCO) is owned in the proportions of 47%, 5%, and 48%, respectively, by Entergy Arkansas, Oklahoma Gas and Electric Company and Southwestern Electric Power Company. ARKCO owns an electric transmission line that is leased to these three companies. Information covering ARKCO is included herein pursuant to the instructions for Form U5S. Entergy Arkansas is exempted from holding company status under the Public Utility Holding Company Act of 1935 ("Act") (except with regard to section 9(a)(2) of the Act) pursuant to the provisions of Reg. 250.2(a)(2).

(5)  Inactive companies held to preserve franchises.

(6) See Items 5 and 9 and Exhibit I for information regarding direct and indirect holdings in Exempt Wholesale Generators ("EWG") and Foreign Utility Companies ("FUCO").

(7) During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, construct, own and/or operate power generation facilities in the United States:
     Entergy Power DeSoto County Ventures, Inc. (under Delaware law, on October 4, 2000); DeSoto County Generating Company, LLC (under Delaware law, on October 4, 2000); Clay County Power LLC (under Delaware law, on April 7, 2000); Entergy Power Clay County I Corporation (under Delaware law, on March 30, 2000); Entergy Power Clay County II Corporation (under Delaware law, on March 30, 2000); Entergy Power Franklin County I Corporation (under Delaware law, on August 15, 2000); Entergy Power Franklin County II Corporation (under Delaware law, on August 15,
     2000); Entergy Power Greenville Generating Company I (under Delaware law, on October 4, 2000); Entergy Power Greenville Generation Company II (under Delaware law, on October 4, 2000); Entergy Power Jackson Generating Company I (under Delaware law, on May 17, 2000); Entergy Power Jackson Generating Company II (under Delaware law, on May 17,
     2000); Entergy Power Operations Fairfield Corporation (under Delaware law, on February 3, 2000); Entergy Power Operations Freestone Corporation (under Texas law, on February 4, 2000); Entergy Power Warren Corporation I (under Delaware law, on February 4, 2000); Franklin County Power, LLC (under Delaware law, on August 29, 2000); Greenville Generating Company, LLC (under Delaware law, on October 4,
     2000); Jackson Generating Company, LLC (under Delaware law, on May 17,
     2000); Warren Power, LLC (under Mississippi law, on February 11, 2000).

     During 2000, Entergy Corporation organized the following indirect subsidiary company principally to own certain turbines: Crete Turbine Holdings, LLC (under Delaware law, on December 15, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to act as a holding company for membership interests in various permitted businesses: Entergy Power Holding Espana SL (under Spain law, on June 2, 2000); Latin America Holding I, Ltd. (under Cayman Islands law, on November 20,
     2000); Latin America Holding II, Ltd. (under Cayman Islands law, on November 20, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to develop a natural gas fired electric power generation project: Entergy Power Crete Corporation (under Delaware law, on November 13, 2000); Crete Energy Venture, LLC (under Delaware law, on December 11, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to engage in power generation-related activities: Entergy Power Technologies Corporation (under Delaware law, on July 5, 2000); Entergy Power Ventures Corp I (under Delaware law, on August 9, 2000); Entergy Power Ventures Corp II (under Delaware law, on August 9, 2000); Entergy Power Ventures, L.P. (under Delaware law, on August 9, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to engage in energy trading and marketing: EWO Marketing Holding, Inc. (Delaware, on October 30,
     2000); EWO GP, LLC (Delaware, on October 30, 2000) and EWO Marketing, L.P. (Delaware, on October 27, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, construct, own and/or operate power generation facilities in foreign countries: Entergy Power Development Espana SL (under Spanish law, on July 5, 2000); Entergy Power Projects Espana SL (under Spanish law, on July 18, 2000); Entergy Power Projects Italia, S.R.L. (under Italian law, on June 22, 2000); Entergy Power Services
     Italia, S.R.L. (under Italian law, on June 22, 2000); Entergy Power Services Poland Spolka z.o.o. (under Polish law, on December 6, 2000).

     During 2000, Entergy Corporation organized the following indirect subsidiary companies principally to provide engineering and construction services: EntergyShaw, L.L.C. (under Delaware law, on August 30, 2000); Entergy Power E & C Corporation (under Delaware law, on August 30, 2000); Entergy Power E & C Holdings, LLC (under Delaware law, on August 30, 2000).

     During 2000, Entergy Corporation organized the following indirect subsidiary company principally to operate and maintain electric power production facilities: Entergy Power Freestone O & M LP (under Texas law, on June 22, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, acquire, and/or hold potential investments in nuclear power facilities that qualify as EWGs: Entergy Nuclear New York Investment Company III (Delaware, on October 24, 2000); Entergy Nuclear Holding Company #2 (Delaware, on October 24, 2000); Entergy Nuclear Holding Company #3 (Delaware, on October 24, 2000); Entergy Nuclear Indian Point 2, LLC (Delaware, on October 19, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to develop, acquire, and/or hold investments permitted under Rule 58: Entergy Power Gas Holdings Corporation (Delaware, on June 15, 2000); Entergy Power Gas Operations Corporation (Delaware on June 22, 2000); Entergy
     Turbine Holding QF, LLC (Delaware, on August 30, 2000); Entergy Turbine Holding Louisiana, LLC (Delaware, on March 24, 2000) and Entergy Solutions, Ltd. (Texas, on August 30, 2000). Also, during 2000, Entergy Corporation acquired through direct or indirect subsidiary companies Highland Energy Company (Texas on June 22,
     2000) and TLG Services, Inc. (Connecticut on September 19, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to develop, acquire, and/or hold investments in exempt telecommunications companies (ETC) under the
     Act: Entergy Ventures Holding Company, Inc. (Delaware, on November 3, 2000); Entergy MHK Investments, LLC, (Delaware, on November 3, 2000; Entergy Commerce, Inc. (Delaware, on November 3, 2000) and Entergy MHK Retail LLC, an ETC (Delaware, on November 3, 2000); Entergy Procurement Exchange Holding Corporation (Delaware, on May 30, 2000).

     During 2000, Entergy Corporation organized the following direct subsidiary company to conduct development activities with respect to thermal energy investment opportunities permitted under Rule 58: Entergy Resources, Inc. (Delaware, on July 11, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to directly or indirectly (a) provide services to retail electric providers and others, including but not limited to services relating to the acquisition or sale of electric power, planning, scheduling or operating; (b) purchase and resell or broker electric power; and (c) to provide all services and products necessary, convenient, or incidental to carrying out any and all of the foregoing purposes: Entergy Retail Holding Company (Delaware, on August 23, 2000); Entergy Retail
     Texas,  Inc.  (Delaware,  on  August  23,  2000);  Entergy  Retail
     Louisiana  LLC-A  (Delaware, on August 23, 2000);  Entergy  Retail
     Louisiana  LLC-B  (Delaware, on August 23, 2000);  Entergy  Retail
     Louisiana  Management  Services LLC-A (Louisiana,  on  August  23,
     2000); Entergy Solutions Ltd. (formerly Entergy Retail Texas Limited Partnership A) (Texas on August 30, 2000), which changed its name to Entergy Solutions Ltd. on December 18, 2000; Entergy Solutions Supply Ltd., (formerly Entergy Retail Texas LP-B) (Texas, on August 30, 2000).

     During 2000, Entergy Corporation organized the following direct or indirect subsidiary companies to support Entergy's investments in certain nuclear facilities: Entergy Nuclear Operations, Inc. (Delaware, on May 10, 2000): Entergy Nuclear Fuels Company (Delaware, on September 11, 2000).

     During 2000, Entergy Corporation organized the following indirect subsidiary company to acquire, finance and/or hold investments in affiliate companies: Entergy Global Investments, Inc. (Arkansas, on March 21, 2000).




ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

            Company                     Description of Utility Assets Sold             Name of Purchaser       Consideration
    Entergy Arkansas, Inc.        Sale of Facilities (Shady Grove substation)     City of West Memphis          $      38,476

    Entergy Arkansas, Inc.        Sale of Facilities                              Conway Corporation                  197,207

    Entergy Arkansas, Inc.        Sale of Facilities                              Conway Corporation                   62,420

    Entergy Gulf States, Inc.     Sale of Facilities (Highway 90, Ames, Texas)    Cameron Cooper Tool Co.              34,500

    Entergy Gulf States, Inc.     Sale of Bunch Gully Substation                  Chevron Company, LLC              4,692,961

    Entergy Arkansas, Inc.        Sale of Facilities (Hwy 64, Parkin, AR)         Riceland Foods, Inc.                 32,524

    Entergy Louisiana, Inc.       Voltage regulator, 13.8KV, 1,250 KVA            Entergy Mississippi                  67,044

    Entergy Arkansas, Inc.        Voltage Regulator 13.8 KV, 1250 KVA             Entergy Louisiana, Inc.              19,784

    Entergy Mississippi           Voltage regulator 13.8KV, 2.5/3.33 MVA          Entergy Louisiana, Inc.             171,476

    Entergy Louisiana, Inc.       Auto Transformer 34.5-13.8 KV, 6.4/8 MVA        Entergy Arkansas, Inc.               64,567

    Entergy Gulf States, Inc.     Transformer 67-13.8 KV, 7.5-9.375/10.5 MVA      Entergy Arkansas, Inc.              272,769

    Entergy Gulf States, Inc.     Transformers and other distribution assets      City of Gueydan, Louisiana          127,000




ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

      In March 2000, Entergy Arkansas issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $100,000,000, 7.72% Series, due March 1, 2003.

      In July 2000, Entergy New Orleans issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $30,000,000, 8.125% Series, due July 15, 2005.

      In November 2000, Entergy Nuclear Holding Company #1 issued and sold, pursuant to the exemption provisions of Rule 52, 1,000 shares of its common stock to Entergy Global Investments, Inc. for a purchase price of $50,000,000.

      In July 2000, Entergy Power Development Corporation issued and sold, pursuant to the exemption provisions of Section 33, 10,959 shares of its common stock to Entergy Global Investments, Inc. for a purchase price of $47,147,000.

     In December, 2000, Entergy Power Generation Corporation issued and sold, pursuant to the exemption provisions of Rule 52, 33 shares of its Class B non-voting common stock to Entergy Global Investments, Inc. for a purchase price of $33,000,000.

      As of December 31, 2000, Entergy UK Enterprises Ltd. had promissory notes outstanding due from Entergy Global Investments, Inc. in the amount of $929,512,000 with the highest balance of $941,000,000 being on May 25, 2000. The effective interest rate as of December 31, 2000 was 9.41%. These promissory notes were issued pursuant to the exemption provisions of Rule 52.

      As of December 31, 2000, Entergy Global Investments, Inc. had an outstanding promissory note due from Entergy Power Development Corporation in the amount of $67,547,799 with the highest balance of $67,547,799 being on November 20, 2000. The effective interest rate as of December 31, 2000 was 9.41%. This promissory note was issued pursuant to the exemption provisions of Section 33 and/or Rule 52.

      As of December 31, 2000, Entergy Global Investments, Inc. had a second outstanding promissory note due from Entergy Power Development Corporation in the amount of $123,206,252 with the highest balance of $123,206,252 being on December 15, 2000. The effective interest rate as of December 31, 2000 was 7.53%. This promissory note was issued pursuant to the exemption provisions of Section 33 and/or Rule 52.

     During 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy International Ltd. with the highest balance of $402,000,000 being on September 21, 2000. The effective interest rate was 9.41%. As of December 31, 2000, the balance due on these notes was $0. These promissory notes were issued pursuant to the exemption provisions of Section 33 and/or Rule 52.

      During 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy Nuclear Holding Company #1 with the highest balance of $67,000,000 being on September 15, 2000. The effective interest rate was 9.28%. As of December 31, 2000, the balance due on these notes was $0. These promissory notes were issued pursuant to the exemption provisions of Section 32 and/or Rule 52.

      As of December 31, 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy Nuclear FitzPatrick, LLC in the amount of $3,000,000 with the highest balance of $3,000,000 being on October 25, 2000. The effective interest rate as of December 31, 2000 was 9.41%. These promissory notes were issued pursuant to the exemption provisions of Section 32 and/or Rule 52.

      As of December 31, 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy Nuclear Indian Point 3, LLC in the amount of $3,000,000 with the highest balance of $3,000,000 being on October 25, 2000. The effective interest rate as of December 31, 2000 was 9.41%. These promissory notes were issued pursuant to the exemption provisions of Section 32 and/or Rule 52.

      As of December 31, 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy Nuclear New York Investment Company I in the amount of $289,086,500 with the highest balance of $289,086,500 being on November 20, 2000. The effective interest rate as of December 31, 2000 was 11.78%. These promissory notes were issued pursuant to the exemption provisions of Section 32 and/or Rule 52.

      As of December 31, 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy Nuclear New York Investment Company II in the amount of $289,086,500 with the highest balance of $289,086,500 being on November 20, 2000. The effective interest rate as of December 31, 2000 was 11.78%. These promissory notes were issued pursuant to the exemption provisions of Section 32 and/or Rule 52.

      During 2000, Entergy Global Investments, Inc. had outstanding promissory notes due from Entergy Power Generation Corporation in the amount of $23,000,000 with the highest balance of $23,000,000 being on October 31, 2000. The effective interest rate was 9.41%. As of December 31, 2000, the balance due on these notes was $0. These promissory notes were issued pursuant to the exemption provisions of
Section 32 and/or Rule 52.

      During 2000, Entergy Power Marketing Corporation had outstanding promissory notes due from Entergy International Holding Limited, LLC in the amount of $26,000,000 with the highest balance of $26,000,000 being on September 15, 2000. The effective interest rate was 7.4%. As of December 31, 2000, the balance due on these notes was $0. These promissory notes were issued pursuant to the exemption provisions of Rule 52.

      During 2000, Entergy Power, Inc. had outstanding promissory notes due from Entergy International Holding Limited, LLC in the amount of $32,000,000 with the highest balance of $32,000,000 being on September 15, 2000. The interest rate was 7.40%. As of December 31, 2000, the balance due on these notes was $0. These promissory notes were issued pursuant to the exemption provisions of Section 33.

      In  November  2000, Entergy MHK Retail LLC issued a  100%  member
interest to Entergy Commerce, Inc. for a contribution of $1,000.   This
transaction was exempt pursuant to Section 34.

      In the second quarter of 2000, Entergy Power Gas Holdings Corporation, an energy-related company, issued 4,999,000 shares of common stock to Entergy Corporation for a total consideration of $4,999,000. This transaction was exempt pursuant to Rule 58.

      In the second quarter of 2000, Entergy Power Gas Operations Corporation, an energy-related company, issued 4,999,000 shares of common stock to Entergy Power Gas Holdings Corporation for a total consideration of $4,999,000. This transaction was exempt pursuant to Rule 58.

     In the second quarter of 2000, Highland Energy Company, an energy-related company, issued 4,999,000 shares of common stock to Entergy Power Gas Operations Corporation for a total consideration of $4,999,000. This transaction was exempt pursuant to Rule 58.

      In  the  third  quarter of 2000, TLG Services, Inc.,  an  energy-
related company, issued 4,999,000 shares of common stock to Entergy Nuclear, Inc. for a total consideration of $4,999,000. This transaction was exempt pursuant to Rule 58.

      In the third quarter of 2000, Entergy Retail Texas Limited Partnership A, an energy-related company which changed its name to Entergy Solutions Ltd. on December 18, 2000, issued a 1% limited partnership interest to Entergy Retail Texas, Inc for a total consideration of $10,010. This transaction was exempt pursuant to Rule 58.

      In the third quarter of 2000, Entergy Retail Texas Limited Partnership A, an energy-related company which changed its name to Entergy Solutions Ltd. on December 18, 2000, issued a 99% limited partnership interest to Entergy Retail Holding Company for a total consideration of $990,990. This transaction was exempt pursuant to Rule 58.

ITEM 4.     ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


                                    Calendar Year 2000
                       Name of               Number of
                      Company                Shares or                             Holding
Name of              Acquiring,              Principal                             Company Act
Issuer               Redeeming                 Amount                              Exemption or
and Security        or Retiring    Acquired   Redeemed     Retired  Consideration  Release Number
                    Securities
ENTERGY CORPORATION
  Common Stock      ENTERGY
                    CORPORATION         -    20,916,900            - $550,211,653   Reg. 250.42


ENTERGY ARKANSAS
  Long-Term Debt*   ENTERGY
                    ARKANSAS            -             - $    220,000 $    220,000   See Exhibit F


ENTERGY GULF STATES
  Preferred Stock*  ENTERGY
                    GULF STATES         -     6,076,585            - $157,658,367   See Exhibit F



ENTERGY LOUISIANA
  Long-Term Debt*   ENTERGY
                    LOUISIANA           -             - $100,000,000 $100,000,000   See Exhibit F



ENTERGY MISSISSIPPI
  Preferred Stock*  ENTERGY
                    MISSISSIPPI         -             1           -  $        100   See Exhibit F


SYSTEM ENERGY
  Long-Term Debt*   SYSTEM
                    ENERGY              -             - $ 77,947,272 $ 77,947,272   See Exhibit F


* See annexed schedules (Exhibit F) which identify the amount acquired, redeemed or retired for each series or issue.


ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

(1) Investments In Persons Operating Within Retail Service Area of Owner

                                                                       Amount of
Name of Owner       Number of Persons and Description                 Investment
ECDI                A    business   development   and    finance    $    5,000,000
                    organization serving poverty-stricken  areas
                    in  western  Mississippi, eastern  Arkansas,
                    and northeastern Louisiana

Entergy New         Loans in support of a local theme park               2,000,000
Orleans

Entergy Louisiana   Loans in support of a local theme park               2,000,000




(2)                          Other Investments

                                                                                       Number of     % of
                              Name of Issuer and a Description                          Shares      Voting      Carrying
Name of Owner                     of the Issuer's Business             Security          Owned       Power      Value to
                                                                       Owned                                      Owner
Entergy Arkansas        Capital Avenue Development Company            Limited                N/A          -   $   2,976,050
                        (limited partnership engaged in the business  Partnership
                        Of constructing, owning, maintaining,         Interest
                        operating and leasing a 40-story commercial
                        office building)

Entergy S.A.            Central Costanera S.A.                         Capital stock    8,081,160       6.00     10,527,014
                        (Owner of a 2,100 MW fossil-fuel steam         interest
                        electric generating facility located in
                        Buenos Aires, Argentina)

Central Costanera S.A.  Central Termoelectric Buenos Aires, S.A.       Capital stock    3,301,378       7.80      3,673,508
                        (Owner of a 220 MW combined-cycle gas turbine  interest
                        located at the Central Costanera Power Plant
                        in Buenos Aires, Argentina)

Entergy Pakistan, Ltd.  Hub Power Company, Ltd.                        Capital stock   55,671,721       4.80     14,729,993
                        (Owner of a 4-unit, 1,292 MW oil-fired steam   interest
                        electric generating facility located near
                        Karachi, Pakistan at the mouth of the Hub
                        River)

Entergy Enterprises,    First Pacific Networks, Inc.                   Common Stock,    1,715,235        7.9              -
 Inc.                   (A communications company that was developing  (.001 Par)
                        jointly with Entergy utility applications of
                        patented communication technology)

Entergy Australia DB    United Energy Limited (An electric             Common Stock         1,000          -
1A Pty Limited          distribution utility serving customers in the                                                 1,929
                        State of Victoria, Australia)

Entergy  UK             National Grid Group PLC (A holding company     American               100          -          3,555
Enterprises Limited     whose primary subsidiary is the sole           Depositary
                        independent transmission company for England   Receipts
                        and Wales)

Entergy MHK             MyHomeKey.com, Inc. (Engaged in the  business  Series D         1,197,263       5.17     10,500,000
Investments LLC         of   owning/operating  an  internet   portal,  preferred
                        bringing together buyers and sellers of  home  stock
                        products  and services, including electricity
                        and gas)

Entergy Procurement     Pantellos Corporation (An exempt               Common Stock       450,783        4.9      4,439,000
 Exchange Holding       telecommunications company)                    ($0.01 Par)
 Corporation

ITEM 6.   OFFICERS AND DIRECTORS

ITEM 6.  Part I - Names, Addresses, and Positions Held

ETR   =  Entergy Corporation
EAI   =  Entergy Arkansas, Inc.
EGSI  =  Entergy Gulf States, Inc.
ELI   =  Entergy Louisiana, Inc.
EMI   =  Entergy Mississippi, Inc.
ENOI  =  Entergy New Orleans, Inc.
ESI   =  Entergy Services, Inc.
ERHC  =  Entergy Retail Holdings, Inc.
EPE&C =  Entergy Power E&C Corporation

     As of December 31, 2000     ETR   EAI    EGSI  ELI    EMI   ENOI   ESI   ERHI EPE&C
 J. Wayne Anderson                                                      VP
    639 Loyola Avenue                                                   DGC
    New Orleans, LA  70113
 Kay Kelley Arnold                                                      VP
    425 W. Capitol
    Little Rock, AR  72201
 Michael D. Bakewell                                                    VP
    350 Pine Street
    Beaumont, TX  77701
 Maureen S. Bateman               D
     225 Franklin Street
     Boston, MA 02101
 Joseph L. Blount                                                                   VP
    1340 Echelon Parkway                                                            S
    Jackson, MS  39213
 W. Frank Blount                  D
    15 Piedmont Center, Suite 100
    Atlanta, GA  30305
 Tracie L. Boutte                                                       VP
    1600 Perdido Street
    New Orleans, LA  70112
 S.M. Henry Brown, Jr.                                                  VP
    1776 Eye St., NW
    Suite 275
    Washington, D.C.  20006
 James D. Bruno                                VP     VP                VP
    446 North Boulevard
    Baton Rouge, LA  70802
 Theodore Bunting                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
 C. Gary Clary                          SVP    SVP    SVP    SVP   SVP  SVP
    639 Loyola Avenue
    New Orleans,  LA  70113
 Elaine E. Coleman                                                 VP
    1600 Perdido Street
    New Orleans, LA  70112
 E. Renae Conley                               P      P
    4809 Jefferson Hwy.                        CEO    CEO
    Jefferson, LA  70121                       D      COB
 Bill F. Cossar                                              VP
    308 E. Pearl Street
    Jackson, MS  39201


     As of December 31, 2000      ETR   EAI   EGSI   ELI   EMI   ENOI   ESI   ERHI EPE&C
 Robert L. Cushman                                                        VP
    10055 Grogan's Mill Road
    Suite 150
    The Woodlands, TX  77380
 George W. Davis                  D
    136 Fishers Shore Road
    Columbia, SC  29223
 Linda A. Delaney                                                                D
    300 Delaware Ave, 9th Floor
    Wilmington, DE  19801
 Leo P. Denault                                                           VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Joseph F. Domino                              P
    350 Pine Street                            CEO
    Beaumont, TX  77701                        COB
 Murphy A. Dreher                              VP     VP                  VP
    446 North Boulevard
    Baton Rouge, LA  70802
 Johnny D. Ervin                                                          VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Kent R. Foster                                                           VP
    425 W. Capitol
    Little Rock, AR  72201
 Norman C. Francis                D
    One Drexel Drive
    New Orleans, LA  70125
 Frank F. Gallaher                SVP   PFOT   PFOT   PFOT   PFOT   PFOT  PFOT
    639 Loyola Avenue
    New Orleans, LA  70113
 Janice C. George                                                                       VP
    639 Isbell Road
    Reno,  Nevada  89509
 David  C. Harlan                                                          VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Randall W. Helmick                            VP     VP                  VP
    446 N. Boulevard
    Baton Rouge, LA  70802
 Joseph T. Henderson              VP    VP     VP     VP     VP     VP    VP
    10200 Grogan's Mill Road      GTC   GTC    GTC    GTC    GTC    GTC   GTC
    Suite 500
    The Woodlands, TX  77380
 Donald C. Hintz                  P     D      D      D      D      D     P      D
    639 Loyola Avenue                                                     COB
    New Orleans, LA  70113
 Jill I. Israel                                                           VP
    639 Loyola Avenue                                                     GA
    New Orleans, LA  70113
 Jerry D. Jackson                 EVP   GP     GP     GP     GP     GP    GP
    639 Loyola Avenue                   D      D      D      D      D     D
    New Orleans, LA  70113


     As of December 31, 2000     ETR    EAI   EGSI   ELI   EMI   ENOI   ESI   ERHI EPE&C
 Francis B. Jacobs, II                                                         VP
    300 Delaware Avenue                                                        S
    Suite 900
    Wilmington, DE  19801
 Ray J. Johnson, Jr.                                                     VP
    639 Loyola Avenue                                                    CIO
    New Orleans, LA  70113
 John T. Kennedy                        VP
    425 W. Capitol
    40th Floor
    Little Rock, AR  72201
 James F. Kenney                                                         VP
    10055 Grogan's Mill Road
    Suite 300
    The Woodlands, TX  77380
 Doris J. Krick                                                                       D
    639 Isbell Road
    Reno,  Nevada  89509
 Nathan E. Langston               VP    VP     VP     VP     VP     VP   VP     VP
    639 Loyola Avenue             CAO   CAO    CAO    CAO    CAO    CAO  CAO    CAO
    New Orleans, LA  70113
 Kimberly Y. Lee                                                         VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Peter H. Lendrum                                                        VP
    639 Loyola Avenue
    New Orleans, LA  70113
 J. Wayne Leonard                 CEO                                    CEO
    639 Loyola Avenue             D
    New Orleans, LA  70113
 Robert v.d. Luft                 COB
    639 Loyola Avenue
    New Orleans, LA  70113
 Phillip R. May                                                          VP
    639 Loyola Avenue
    New Orleans, LA  70113
 J. Parker McCollough                          VP
    919 Congress Avenue
    Suite 740
    Austin, TX  78701
 Hugh T. McDonald                       P
    425 W. Capitol Avenue               CEO
    Little Rock, AR  72201              COB
 Thomas F. McLarty, III (a)       D
    425 W. Capitol Avenue
    Suite 3810
    Little Rock, AR  72201
 Steven C. McNeal                 VP    VP     VP     VP     VP     VP   VP     VP    P
    639 Loyola Avenue             T     T      T      T      T      T    T      T     T
    New Orleans, LA  70113                                                            D
 Nancy C. Morovich                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Kathleen  A. Murphy              D
    One International Place
    Boston, MA   02110


     As of December 31, 2000      ETR   EAI    EGSI  ELI   EMI    ENOI   ESI    ERHI  EPE&C
 Paul W. Murrill                  D
    206 Sunset Blvd.
    Baton Rouge, LA  70808
 James J. Mutch                                                           VP
    350 Pine Street
    Beaumont, TX  77701
 James M. Neikirk                                                         VP
    639 Loyola Avenue                                                     CPO
    New Orleans, LA  70113
 James R. Nichols                 D
    50 Congress Street, Suite 832
    Boston, MA  2109
 Daniel F. Packer                                                 P
    1600 Perdido Street                                           COB
    New Orleans, LA  70112                                        CEO
 William A. Percy, III            D
    134 Bayou Road
    Greenville, MS  38701
 James T. Pickens                       VP
    425 W. Capitol
    Little Rock, AR  72201
 Tom  D. Reagan                                                           VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Dennis H. Reilley                D
    39 Old Ridgebury Road
    Danbury, CT  06810
 Deanna D. Rodriguez                                                      VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Carolyn C. Shanks                                           P
    308 E. Pearl Street                                      CEO
    Jackson, MS  32901                                       COB
 Richard J. Smith                 SVP                                     P      P
    639 Loyola Avenue                                                            CEO
    New Orleans, LA  70113                                                       D
 Wm. Clifford  Smith              D
    P.O. Box 2266
    Houma, LA  70361
 James Snider                                                                           D
    308 E. Pearl Street
    Jackson, MS  39201
 Bismark A. Steinhagen            D
    3850 IS 10 South
    Beaumont, TX  77720-0037
 Wade H. Stewart                               VP     VP
    4809 Jefferson Highway
    Jefferson, LA  70121
 O. H. "Bud" Storey, III                                                  VP     D
    425 W. Capitol                                                        DGC
    Little Rock, AR  72201
 Michael G. Thompson              SVP   SVP    SVP    SVP    SVP    SVP   SVP    SVP
    639 Loyola Avenue             S     S      S      S      S      S     S      CLO
    New Orleans, LA  70113        GC    GC     GC     GC     GC     GC    GC


     As of December 31, 2000      ETR   EAI   EGSI   ELI    EMI    ENOI   ESI    ERHI  EPE&C
 Horace S. Webb                   SVP                                     SVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Arthur E. F. Wiese                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
 C. John Wilder                   EVP   EVP    EVP    EVP    EVP    EVP   EVP    EVP
    639 Loyola Avenue             CFO   CFO    CFO    CFO    CFO    CFO   CFO    CFO
    New Orleans, LA  70113              D      D      D      D      D     D      D
 Thomas J. Wright                                                         SVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Jerry W. Yelverton                                                       EVP    D
    1340 Echelon Parkway                                                  CNO
    Jackson, MS  39213
 John H. Zemanek                                                           VP
    639 Loyola Avenue
    New Orleans,  LA  70113

(a)  Mr. Thomas F. McLarty resigned effective March 12, 2001.

COB  =  Chairman of the Board         CAO    =     Chief Accounting Officer
CEO  =  Chief Executive Officer       CFO    =     Chief Financial Officer
P    =  President                     CIO    =     Chief Information Officer
SVP  =  Senior Vice President         CNO    =     Chief Nuclear Officer
EVP  =  Executive Vice President      CPO    =     Chief Procurement Officer
VP   =  Vice President                CRO    =     Chief Risk Officer
D    =  Director                      T      =     Treasurer
GTC  =  General Tax Counsel           S      =     Secretary
DGC  =  Deputy General Counsel        GC     =     General Counsel
GP   =  Group President               CLO    =     Chief Legal Officer
GA   =  General Auditor               PFOT   =     President Fossil, Operations
                                                    & Transmission


SERI = System Entergy Resources, Inc.  POGI  = Prudential Oil and Gas, LLC
EOI  = Entergy Operations, Inc.        VARI  = Varibus, LLC
EPI  = Entergy Power, Inc.             EPGHC = Entergy Power Gas Holdings Corp.
SFI  = System Fuels, Inc.              GSG&T = GSG&T, Inc.
ERI  = Entergy Resources, Inc.         SGRC  = Southern Gulf Railway Company


    As of December 31, 2000     SERI  EOI  EPI  SFI   ERI   POGI   VARI   EPGHC GSG&T   SGRC
 Craig G. Anderson                    VP
    1448 S. R. 333
    Russellville, AR  72802
 Christopher J. Bernard                    GC
    10055 Grogan's Mill Road
    The Woodlands, TX 77380
 Joseph L. Blount                S    S                                    VP
    1340 Echelon Parkway                                                   S
    Jackson, MS  39213
 William R. Campbell                  VP
    1448 S. R. 333
    Russellville, AR  72802
 Douglas R. Castleberry                               VP
    425 West Capitol Avenue
    Little Rock, AR  72203
 Michael P. Childers                                  P
    10055 Grogan's Mill Road                          CEO
    Suite 500                                         D
    The Woodlands, TX  77380
 C. Gary Clary                        SVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Deborah S. Dudenhefer                                       M      M
    639 Loyola Avenue
    New Orleans, LA 70113
 Charles M. Dugger                    VP
    17265 River Road
    Killona, LA  70066
 William A. Eaton                     VP
    P.O. Box 756
    Port Gibson, MS  39150
 Randall K. Edington                  VP
    5485 U. S. Highway 61
    St. Francisville, LA  70775
 Dale K. Furrow                            VP
    10055 Grogan's Mill Road               CFO
    The Woodlands, TX  77380
 Patricia A. Galbraith                                       M      M
    639 Loyola Avenue
    New Orleans, LA 70113
 Janice C. George                                                          VP
    639 Isbell Road
    Reno,  Nevada  89509
 Joseph T. Henderson             VP   VP   VP   VP    VP     M      M            VP     VP
    10200 Grogan's Mill Road     GTC  GTC  GTC  GTC   GTC                       GTC    GTC
    Suite 500
    The Woodlands, TX  77380

    As of December 31, 2000      SERI EOI  EPI   SFI   ERI   POGI  VARI  EPGHC GSG&T   SGRC
 Donald C. Hintz                 D    D         D     D                          D      D
    639 Loyola Avenue
    New Orleans, LA  70113
 James F. Kenney                                P            M      M            P      P
    10055 Grogan's Mill Road                    CEO                             CEO    CEO
    Suite 300                                   COB                             COB    COB
    The Woodlands, TX  77380
 Doris J. Krick                                                            D
    639 Isbell Road
    Reno,  Nevada  89509
 Nathan E. Langston              VP   VP        VP           M      M            VP     VP
    639 Loyola Avenue            CAO  CAO       CAO                              CAO    CAO
    New Orleans, LA  70113
 John R. McGaha                       P
    1340 Echelon Pkwy
    Jackson,  MS  39286
 Steven C. McNeal                VP   VP   T    VP    VP     M      M      P     VP     VP
    639 Loyola Avenue            T    T         T                          T     T      T
    New Orleans, LA  70113                                                 D
 Geoffrey D. Roberts                       P
    10055 Grogan's Mill Road               CEO
    The Woodlands, TX  77380               D
 Christopher T. Screen                                       M      M
    639 Loyola Avenue
    New Orleans, LA 70113
 James W. Snider                                                           D
    308 E. Pearl Street
    Jackson, MS 39201
 Gary J. Taylor                       SVP
    1340 Echelon Parkway              COO
    Jackson, MS  39213
 Michael G. Thompson                       SVP  SVP   VP     M      M            SVP    SVP
    639 Loyola Avenue                      D    S     S                          S      S
    New Orleans, LA 70113                  S
 F. W.  Titus                         VP
    1340 Echelon Parkway
    Jackson,  MS  39213
 Paul J. Wielgus                                      VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 C. John Wilder                  EVP  EVP  D    EVP   D      M      M            EVP    EVP
    639 Loyola Avenue            CFO  CFO       CFO                              CFO    CFO
    New Orleans, LA  70113       D    D         D                                D      D
 Jerry W. Yelverton              COB  COB
    1340 Echelon Parkway         P    CEO
    Jackson, MS  39213           CEO

COB  = Chairman of the Board            CAO =   Chief Accounting Officer
CEO  = Chief Executive Officer          CFO =   Chief Financial Officer
P    = President                        COO =   Chief Operating Officer
SVP  = Senior Vice President            T   =   Treasurer
EVP  = Executive Vice President         S   =   Secretary
VP   = Vice President                   GTC =   General Tax Counsel
D    = Director                         GC  =   General Counsel
M    = Manager


EEI   =  Entergy Enterprises, Inc.
EOSI  =  Entergy Operations Services, Inc.
EHI   =  Entergy Holdings, Inc.
ENI   =  Entergy Nuclear, Inc.
EPDC  =  Entergy Power Development Corporation
EPGC  =  Entergy Power Generation Corporation
EPEHC =  Entergy Procurement Exchange Holding Corporation
EPMC  =  Entergy Power Marketing Corp.

     As of December 31, 2000      EEI   EOSI   EHI    ENI    EPDC   EPGC   EPEHC  EPMC
 Robert M. Bellamy                                     VP
    600 Rocky Hill Road
    Duxburg, MA  02331
 Christopher J. Bernard                                                           GC
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Douglas R. Castleberry           VP
    425 West Capitol Avenue
    Little Rock, AR  72203
 Michael P. Childers              SVP                         SVP    SVP
    10055 Grogan's Mill Road      CDO                         CDO
    The Woodlands, TX  77380
 Robert J. Cushman                                            VP     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 F. Mitchell Davidson                                                             VP
    200 E. Greenway Plaza
    Houston, TX  77046
 Linda A. Delaney                                                           D
    300 Delaware Ave, 9th Floor
    Wilmington, DE  19801
 Cynthia A. Dyer                                              VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Hamid Fatemi                     VP                          VP
    Equitable House
    47 King William Street
    London, UK  EC3V9DH
 Dale K. Furrow                   VP                                              CRO
    10055 Grogan's Mill Road                                                      VP
    The Woodlands, TX  77380
 Frank F. Gallaher                      COB
    639 Loyola Avenue                   CEO
    New Orleans, LA  70113              P
 Turgay Gurun                     VP                          VP
    Entergy Wholesale Operations
    47 King William Street
    London, EC4R  9JD
 Joseph T. Henderson              VP    VP      VP     VP     VP     VP     D
    10200 Grogan's Mill Road,     GTC   GTC     GTC    GTC    GTC    GTC
    The Woodlands, TX  77380
 Donald C. Hintz                  D     D       D      D      D      D
    639 Loyola Avenue
    New Orleans, LA  70113



    As of December 31, 2000       EEI   EOSI   EHI   ENI    EPDC   EPGC   EPEHC   EPMC
 C. Randy Hutchinson                                  SVP
    1340 Echelon Parkway
    Jackson, MS  39213
 Francis B. Jacobs, II                                                     VP
    300 Delaware Ave, 9th Floor                                            S
    Wilmington, DE  19801
 Margarita G. Jannasch           VP                          VP     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Michael R. Kansler                                   SVP
    P. O. Box 5029                                    COO
    White Plains, NY  10010
 Danny R. Keuter                                      VP
    1340 Echelon Parkway
    Jackson, MS  39213
 Nathan E. Langston                            VP
    639 Loyola Avenue                          CAO
    New Orleans, LA  70113
 J. Wayne Leonard                              P
    639 Loyola Avenue                          COB
    New Orleans, LA  70113
 Steven C. McNeal                VP    VP      VP     VP     VP     VP     VP    T
    639 Loyola Avenue            T     T       T      T      T      T      T
    New Orleans, LA  70113
 Robert A. Malone                VP                          VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Robert J. Moore                 VP                          VP     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Uday Narang                                                                     VP
    47 King William Street
    London  EC4R  9JD
 James M. Neikirk                                                          P
     639 Loyola Avenue
    New Orleans, LA  70113
 Frederick F. Nugent             VP            VP            VP     VP
    10055 Grogan's Mill Road                                 GC     GC
    The Woodlands, TX  77380
 Danny L. Pace                                        VP
    440 Hamilton Street
    White Plains, NY  10601
 Geoffrey D. Roberts             P                           P      P            P
    10055 Grogan's Mill Road     CEO                         D      D            D
    The Woodlands, TX  77380     D
 Eric E. Silagy                                              VP     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Theodore A. Sullivan                                 VP
    NPP 268 Lake Road
    Lycoming, NY  13093
 Michael G. Thompson             SVP   SVP     SVP    SVP    SVP    SVP          SVP
    639 Loyola Avenue            S     S       S      S      S      S            S
    New Orleans, LA  70113       GC            D                                 D



    As of December 31, 2000      EEI   EOSI   EHI    ENI   EPDC   EPGC   EPEHC  EPMC
 Paul J. Wielgus                 SVP                        VP     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 C. John Wilder                  D     EVP     D     EVP    EVP    EVP    D     D
    639 Loyola Avenue                  CFO           CFO    D      CFO
    New Orleans, LA  70113             D             D             D
 J. Bradley Williams             SVP                        VP     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Jerry W. Yelverton                                  P
    1340 Echelon Parkway                             COB
    Jackson, MS  39213                               CEO


COB  =    Chairman of the Board         T    =  Treasurer
CEO  =    Chief Executive Officer       S    =  Secretary
COO  =    Chief Operating Officer       D    =  Director
P    =    President                     CFO  =  Chief Financial Officer
SVP  =    Senior Vice President         GC   =  General Counsel
EVP  =    Executive Vice President      CDO  =  Chief Development Officer
VP   =    Vice President

EGPOC    =  Entergy Global Power Operations Corporation
ETHC     =  Entergy Technology Holding Company
EPHUSA   =  Entergy Power Holdings USA Corp.
EIHL     =  Entergy International Holdings Ltd., LLC
EVHC     =  Entergy Ventures Holding Company Inc.
ENHC     =  Entergy Nuclear Holding Company
ENHC1    =  Entergy Nuclear Holding Company # 1.
ENHC2    =  Entergy Nuclear Holding Company # 2
EPIHC    =  Entergy Power International Holdings Corporation

    As of December 31, 2000     EGPOC ETHC EPHUSA  EIHL EVHC  ENHC  ENHC1  ENHC2  EPIHC
 Douglas Castleberry                  VP
    425 W. Capitol
    Little Rock, AR  72201
  Michael P. Childers           VP          P                                      P
    10055 Grogan's Mill Road                D                                      D
    The Woodlands, TX  77380
 Robert J. Cushman              VP          VP                                     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
  Linda A. Delaney                                       D
    300 Delaware Ave, 9th Floor
    Wilmington, DE  19801
 Cynthia A. Dyer                            VP
    10055 Grogan's Mill Road                D
    The Woodlands, TX  77380
  Dave C. Harlan                                         P                  CFO
    639 Loyola Avenue                                    CEO                VP
    New Orleans, LA  70113                               D                  T
                                                                            D
 Joseph T. Henderson            VP    VP    VP     VP    VP    VP    VP            VP
    10200 Grogan's Mill Road,   GTC   GTC   GTC    GTC   GTC         GTC          GTC
    The Woodlands, TX  77380
 Donald C. Hintz                      COB                      D     D
    639 Loyola Avenue
    New Orleans, LA  70113
 Francis B. Jacobs, II                                   VP
    300 Delaware Avenue                                  S
    Suite 900
    Wilmington, DE  19801
 Michael R. Kansler                                                         P
    P. O. Box 5029                                                          CEO
    White Plains, NY  10010
 Nathan E. Langston                                VP    VP    VP    VP
    639 Loyola Avenue                              CAO   CAO   CAO   CAO
    New Orleans, LA  70113
  J. Wayne Leonard                                                          D
    639 Loyola Avenue
    New Orleans, LA  70113
 Steven C. McNeal               VP    VP    T      VP    VP    VP    VP            VP
    639 Loyola Avenue           T     T            T     T     T     T             T
    New Orleans, LA   70113
  Robert A. Malone              VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380


    As of December 31, 2000     EGPOC ETHC EPHUSA EIHL  EVHC   ENHC  ENHC1  ENHC2 EPIHC
 Frederick F. Nugent            VP         VP                                     VP
    10055 Grogan's Mill Road               S
    The Woodlands, TX  77380               D
 Denise R. Redmann                                                          S
    639 Loyola Avenue
    New Orleans, LA  70113
 Geoffrey D. Roberts            P
    10055 Grogan's Mill Road    D
    The Woodlands, TX  77380
 Michael G. Thompson            SVP   SVP          SVP   SVP   SVP   SVP           SVP
    639 Loyola Avenue           S     S            S     CLO   S     S             S
    New Orleans, LA   70113     D                                                  D
  Horace S. Webb                                                            D
    639 Loyola Avenue
    New Orleans, LA   70113
  Paul J. Wielgus                          VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 C. John Wilder                 EVP   CFO          P     SVP   CFO   CFO           EVP
    639 Loyola Avenue           D     P            CFO   D     EVP   EVP           D
    New Orleans, LA   70113           D                        D     D
 Jerry W. Yelverton                                            P     P
    1340 Echelon Parkway                                       CEO   COB
    Jackson, MS  39213                                         D     CEO



COB    =  Chairman of the Board   CAO  =   Chief Accounting Officer
CEO    =  Chief Executive Officer CFO  =   Chief Financial Officer
P      =  President               GC   =   General Counsel
SVP    =  Senior Vice President   GTC  =   General Tax Council
VP     =  Vice President          S    =   Secretary
T      =  Treasurer               D    =   Director
CLO    =  Chief Legal Officer


ITEM 6. Part II - Financial Connections

                            As of December 31, 2000

                              Name and Location                 Position        Applicable
 Name of Officer                     of                     Held in Financial    Exemption
    or Director             Financial Institution              Institution         Rule
       (1)                           (2)                           (3)              (4)
W. Frank Blount     First Union National Bank                   Director           70(b)
                    Atlanta, Georgia

Norman C. Francis   Liberty Bank and Trust                      Director           70(a)
                    New Orleans, LA

                    The Equitable Life Assurance Society        Director           70(b)
                    New York, NY

Linda A. DeLaney    First Union National Bank              Sr. Vice President        *
                    Wilmington, DE





* Effective April 25, 2001 Linda A. DeLaney resigned any positions she held as a Director of Entergy subsidiaries



Item 6. Part III (a) - Executive Compensation

                      Summary Compensation Table

     The following table includes the Chief Executive Officers and the four other most highly compensated executive officers in office as of December 31, 2000 at Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Services, Inc., System Fuels, Inc., Entergy Operations, Inc., Entergy Enterprises, Inc., Entergy Retail Holdings, Inc., Entergy Ventures Holding Company, Inc., Entergy Resources, Inc., Entergy Operations Services, Inc., Entergy Power Gas Holdings Corporation, Entergy Procurement Exchange Holding Corporation, Entergy Power Generation Corp., Entergy Power, Inc., Entergy Power Marketing Corp., Entergy Holdings Inc., Entergy Nuclear, Inc., Entergy Nuclear Holding Company #1, Entergy Nuclear Holding Company #2, Entergy
Nuclear Holding Company, Entergy Technology Holding Company, Entergy International Holdings Ltd., LLC, Entergy Global Power Operations Corporation, Entergy Power Development Corporation, Entergy Power Holdings USA Corporation, Entergy Power E&C Corporation, Entergy Power International Holdings Corporation, Varibus LLC, Prudential Oil and Gas, LLC, Southern Gulf Railway Company, and GSG&T, Inc.
(collectively, the "Named Executive Officers"). This determination was based on total annual base salary and bonuses from all Entergy sources earned during the year 2000. See Item 6. Part I, "Names, Addresses, and Positions Held," above for information on the principal positions of the Named Executive Officers in the table below.

      As shown in Item 6. Part I, most Named Executive Officers are employed by several Entergy companies. Because it would be impracticable to allocate such officers' salaries among the various companies, the table below includes aggregate compensation paid by all Entergy companies.



                                                                                       Long-Term Compensation
                                  Annual Compensation                        Awards                  Payouts
                                                      Other        Restricted      Securities          (a)      (b) All
                                                      Annual          Stock        Underlying         LTIP       Other
        Name          Year  Salary       Bonus        Comp.          Awards        Options           Payouts     Comp.
Michael P. Childers   2000  $306,442    $588,316     $39,375     $772,500 (c)(d)        0 shares     $197,257    $    0

E. Renae Conley       2000  $282,642    $280,000     $41,573           (c)         20,000 shares     $181,109    $8,559
                      1999   215,000     344,934      29,662      $84,188 (c)(d)    7,500                   0     7,747

Frederick M. Davidson 2000  $235,962  $1,806,600     $     0     $643,750 (c)(d)        0 shares     $      0    $6,162
                      1999   210,000    $200,600      15,475           (c)              0                   0    34,161
                      1998   168,077      50,000           0           (c)              0                   0         0

Joseph F. Domino      2000  $235,358    $180,732     $51,399           (c)         20,000 shares     $142,314    $7,084
                      1999   223,569     200,210       7,072           (c)         13,487                   0     6,838
                      1998   164,011      39,492       4,558           (c)              0                   0     5,409

Frank F. Gallaher     2000  $416,390    $504,642    $127,484           (c)         34,500 shares     $328,084   $13,910
                      1999   401,161     303,855      38,496           (c)         39,500                   0    13,545
                      1998   382,829     280,747      89,137           (c)          2,500                   0    12,396

David C. Harlan       2000  $198,673    $185,375     $35,806           (c)         20,000 shares     $196,929    $4,736
                      1999   188,279     114,600      30,064           (c)         16,750                   0     4,800
                      1998   173,421     108,358      39,726           (c)          1,250                   0     4,800

Joseph T. Henderson   2000  $285,596    $303,975     $61,818     $220,656 (c)(d)   22,200 shares     $172,773   $14,419
                      1999   222,115     201,100      36,004           (c)          7,500                   0    21,983

Donald C. Hintz       2000  $570,096    $743,000    $104,399           (c)        175,000 shares   $1,181,837   $26,516
                      1999   535,713     495,000      76,188           (c)        272,000                   0    22,156
                      1998   423,379     310,571      28,508           (c)          2,500                   0    14,236

                                                                  Long-Term Compensation
                             Annual      Awards     Payouts
                            Compensa
                              tion
                                                     Other       Restricted     Securities          (a)      (b) All
                                                     Annual         Stock       Underlying         LTIP       Other
        Name          Year  Salary       Bonus       Comp.         Awards       Options           Payouts     Comp.
Jerry D. Jackson (e)  2000  $458,223    $554,214     $58,758           (c)        58,500 shares  $1,181,575    $15,162
                      1999   442,809     403,554      39,670           (c)        94,000                  0     15,497
                      1998   408,456     348,156      59,630           (c)         2,500                  0     13,849

Michael R. Kansler    2000  $240,885    $424,283     $66,983     $189,375 (c)(d)  35,000 shares    $147,894    $47,272
                      1999   212,708     109,392      13,674           (c)         8,688                  0      3,195
                      1998    44,808      51,491       4,420           (c)             0                  0      5,993

James F. Kenney       2000  $208,921    $211,932     $22,433           (c)        15,500 shares    $196,929     $6,241
                      1999   200,947     105,035      26,259           (c)        14,250                  0      6,089
                      1998   189,725     112,948      40,766           (c)         1,250                  0      4,863

J. Wayne Leonard      2000  $836,538  $1,190,000     $11,646           (c)       330,600 shares  $2,410,413       $  0
                      1999   771,938     840,000       2,570           (c)       255,000                  0          0
                      1998   412,843   1,145,416      65,787     $796,860 (c)(d)       0                  0     18,125

Hugh T. McDonald      2000  $209,400    $165,000     $53,808           (c)         34,600 shares   $172,773    $54,878
                      1999   181,704     176,267         438           (c)         14,700                 0      5,429
                      1998   131,880      47,788           0           (c)              0                 0          0

Steven C. McNeal      2000  $182,333    $129,223     $     0           (c)         15,000 shares   $      0     $4,606
                      1999   171,077      78,100           0           (c)          5,925                 0      4,800
                      1998   154,721      94,400       4,432           (c)              0                 0      5,145

Uday Narang           2000  $320,911  $1,375,518     $     0     $412,000 (c)(d)        0 shares   $      0     $5,323
                      1999   138,462     118,088           0     $192,000 (c)(d)        0                 0          0

James M. Neikirk      2000  $232,637    $120,000     $17,645           (c)         18,500 shares   $196,995     $8,643
                      1999   225,000     220,308      32,492           (c)          5,000                 0     23,808

Daniel F. Packer      2000  $219,432    $167,382     $16,433           (c)         20,000 shares   $196,929     $6,658
                      1999   211,055     127,920      10,517           (c)         16,750                 0      6,583
                      1998   170,326     123,513      54,208(f)        (c)              0                 0      4,018

Geoffrey D. Roberts   2000  $439,889    $913,411      $6,200           (c)         58,500 shares   $641,184      9,663
                      1999   351,442     682,500           0    $1,122,480(c)(d)  180,000                 0          0

Carolyn C. Shanks     2000  $231,193    $182,530      $2,594           (c)         20,000 shares   $104,241     $4,858
                      1999   208,931     133,950       2,549           (c)         11,050                 0      4,800
                      1998   144,798      41,394       3,901           (c)              0                 0      4,340

Richard J. Smith      2000  $298,308    $363,323     $35,316           (c)         50,000 shares   $263,032    $50,640
                      1999    89,904     404,624       3,053     $149,688 (c)(d)   25,000                 0      4,065

Michael G. Thompson   2000  $349,691    $433,305     $49,668           (c)        40,000 shares    $590,787    $11,294
                      1999   336,378     254,910      53,407           (c)        28,700                  0     11,280
                      1998   309,958     283,935      25,200      $60,874 (c)(d)   2,500                  0     10,091

C. John Wilder        2000  $468,392    $619,370    $148,540           (c)        87,700 shares    $953,006    $13,919
                      1999   445,191     406,693     119,878           (c)        52,500                  0     20,035
                      1998   201,413     513,106       7,255      $758,560 (c)(d)     0                   0      3,300

Thomas J. Wright (e)  2000  $298,180    $343,883    $186,470(f)        (c)        35,000 shares    $196,929    $32,921
                      1999   263,120     225,458     159,653(f)        (c)        18,999                  0     32,356
                      1998   234,361     757,045(g)  519,610(f)        (c)           0                    0     20,833

Jerry W. Yelverton    2000  $408,846    $510,000      $4,197      $201,875 (c)(d)  58,900 shares   $503,482    $12,732
                      1999   363,997     328,500       8,036           (c)        49,400                  0     11,286
                      1998   282,410     184,959      22,068           (c)        1,250                   0      8,886

</TABLE

(a)  Amounts include the value of restricted shares that vested in 2000
     (see note (c) below) under Entergy's Equity Ownership Plan.

(b)  Includes the following:

     (1)  2000 benefit accruals under the Defined Contribution Restoration
          Plan as follows: Ms. Conley $3,459; Mr. Domino $2,044; Mr. Gallaher
          $8,810; Mr. Henderson $5,705; Mr. Hintz $13,618; Mr. Jackson $10,269;
          Mr. Kansler $2,286; Mr. Kenney $1,675; Mr. McDonald $1,183; Mr.
          Neikirk $2,234; Mr. Packer $1,558; Mr. Roberts $2,046; Mr. Thompson
          $6,463; Mr. Wilder $9,393; Mr. Wright $2,340; and Mr. Yelverton
          $7,816.

     (2)  2000 employer contributions to the System Savings Plan as follows:
          Ms. Conley $5,100; Mr. Davidson $6,162; Mr. Domino $5,040; Mr.
          Gallaher $5,100; Mr. Harlan $4,736; Mr. Henderson $2,881; Mr.
          Hintz $4,882; Mr. Jackson $4,893; Mr. Kansler $5,100; Mr. Kenney
          $4,566; Mr. McDonald $5,100; Mr. McNeal $4,606; Mr. Narang
          $5,323; Mr. Neikirk $4,534; Mr. Packer $5,100; Mr. Roberts
          $7,617; Ms. Shanks $4,858; Mr. Smith $3,831; Mr. Thompson
          $4,831; Mr. Wilder $4,526; Mr. Wright $5,100; and Mr.
          Yelverton $4,916.

     (3)  2000 reimbursements for moving expenses as follows: Mr. Henderson
          $5,833; Mr. Hintz $8,016; Mr. Kansler $39,886; Mr. McDonald $48,595;
          Mr. Neikirk $1,875; Mr. Smith $46,809; and Mr. Wright $25,481.

(c)  Restricted unit awards (equivalent to share of Entergy Corporation
     Common Stock) in 2000 are reported under the "Long-Term Incentive Plan
     Awards" table, and reference is made to this table for information on the aggregate number of restricted units awarded during 2000 and the vesting schedule for such units. At December 31, 2000, the number and value of the aggregate restricted unit holdings were as follows: Mr.
     Childers 38,800 units, $1,641,725; Ms. Conley 8,700 units, $368,119;
     Mr. Davidson 25,000 units, $1,057,813; Mr. Domino 3,100 units,
     $131,169; Mr. Gallaher 11,800 units, $499,288; Mr. Harlan 3,100 units,
     $131,169; Mr. Henderson 14,600 units, $617,763; Mr. Hintz 28,500 units,
     $1,205,906; Mr. Jackson 12,700 units, $537,369; Mr. Kansler 14,800 units, $626,225; Mr. Kenney 3,100 units, $131,169; Mr. Leonard 58,000 units, $2,454,125; Mr. McDonald 3,700 units, $156,556; Mr. McNeal 2,100 units, $88,856; Mr. Narang 19,000 units, $803,938; Mr. Neikirk 3,100 units, $131,169; Mr. Packer 3,100 units, $131,169; Mr. Roberts 44,700 units, $1,891,369; Ms. Shanks 3,100 units, $131,169; Mr. Smith 10,834 units, $458,414; Mr. Thompson 8,167 units, $345,566; Mr. Wilder 21,367 units, $904,091; Mr. Wright 7,500 units, $317,344; and Mr. Yelverton
     22,700 units, $960,494. Accumulated dividends are paid on restricted units when vested. The value of restricted unit holdings as of December 31, 2000 is determined by multiplying the total number of units held by the closing market price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on December
     31, 2000 ($42.3125 per share). The value of stock for which restrictions were lifted in 2000, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

(d)  Restricted units were granted to the following individuals in addition to those granted under the Long Term Incentive Plan.  Mr.
     Childers was granted 30,000 units in 2000.  The units will vest incrementally over a three-year period that began in 2001, based on continued service with Entergy Corporation.  Accumulated dividends will not be paid.  Ms. Conley was granted 3,000 units in 1999. Restricted units awarded vest incrementally over a three-year period that began in
     2000,  based  on continued service with Entergy  Corporation.
     Restrictions are lifted annually. Accumulated dividends will be paid.
     Mr. Davidson was granted 25,000 units in 2000. The units will vest incrementally over a two-year period that began in 2001, based on continued service with Entergy Corporation.  Accumulated dividends will not be paid.  Mr. Henderson was granted 11,500 units in 2000.  2,500 units will vest in March 2001, 4,500 in March 2002, and 4,500 in March
     2003.  Accumulated dividends will not be paid.  Mr. Kansler was granted
     7,500 units in 2000.  1,500 units will vest in January 2001 and 2002 and 4,500 will vest in January 2003.  Accumulated dividends will not be paid.  Mr. Leonard was granted 30,000 restricted units in 1998.
     Restricted units awarded vest incrementally over a three-year period that  began in 1999, based on continued service with  Entergy
     Corporation.  Restrictions are lifted annually. Accumulated dividends will not be paid.  Mr. Narang was granted 16,000 units in 2000 and
     6,000 units in 1999.  Restricted units awarded vest incrementally over a two-year period from the date of grant.  Accumulated dividends will not be paid.  Mr. Roberts was granted 40,000 restricted units in 1999.
     Restricted units awarded vest incrementally over a five-year period that  began in 2000, based on continued service with  Entergy
     Corporation.  Restrictions are lifted annually. Accumulated dividends will be paid.  Mr. Smith was granted 5,000 restricted units in 1999.
     Restricted units awarded vest incrementally over a three-year period that  began in 2000, based on continued service with  Entergy
     Corporation.  Restrictions are lifted annually. Accumulated dividends will not be paid.  Mr. Thompson was granted 2,000 restricted units in
     1998. Restricted units awarded vest incrementally over a three-year period that began in 1999, based on continued service with Entergy
     Corporation.  Restrictions are lifted annually. Accumulated dividends will be paid.  Mr. Wilder was granted 26,000 restricted units in 1998.
     Restricted units awarded vest incrementally over a three-year period that  began in 1999, based on continued service with  Entergy
     Corporation.  Restrictions are lifted annually. Accumulated dividends will not be paid on 21,000 units, and will be paid on 5,000 units of
     Mr. Wilder's restricted units.  Mr. Yelverton was granted 10,000 units in 2000.  Restrictions will be lifted on 3,000 units in 2001 and 2002, and the remaining 4,000 units in 2003.  Accumulated dividends will not be paid.  The value these individuals may realize is dependent upon both the number of units that vest and the future market price of
     Entergy Corporation common stock.

(e)  Mr. Jackson is the former Chief Executive Officer of Entergy Gulf
     States, LA and Entergy Louisiana.  Mr. Wright is the former Chief
     Executive Officer of Entergy Arkansas.

(f)  Includes living expenses, including taxes and housing, for Mr.
     Packer of approximately $24,000 in 1998. Includes closing costs for a home purchase for Mr. Wright of approximately $34,000 in 2000 and approximately $30,000 in 1999 and $465,000 in 1998 related to various overseas living expenses associated with Mr. Wright's assignments in London and Australia.

(g) Includes approximately $596,000 of performance bonus for service years 1996-1998. A portion of the bonus was paid during 1999 with the remaining amount paid in 2000.


                         Option Grants in 2000

      The following table summarizes option grants during 2000 to the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options were granted to such officer.


                                        Individual Grants                 Potential Realizable
                                     % of Total                                 Value
                       Number of      Options                             at Assumed Annual
                       Securities    Granted to   Exercise                  Rates of Stock
                       Underlying    Employees    Price                   Price Appreciation
                        Options          in        (per       Expiration  for Option Term(b)
        Name           Granted (a)      2000      share) (a)      Date        5%          10%
E. Renae Conley        20,000          0.3%        $23.00       1/27/10    $289,292   $  733,122
Joseph F. Domino       20,000          0.3%         23.00       1/27/10     289,292      733,122
Frank F. Gallaher      34,500          0.5%         23.00       1/27/10     499,028    1,264,635
David C. Harlan        20,000          0.3%         23.00       1/27/10     289,292      733,122
Joseph T. Henderson    22,200          0.3%         23.00       1/27/10     321,114      813,765
Donald C. Hintz       175,000          2.4%         23.00       1/27/10   2,531,301    6,414,813
Jerry D. Jackson       58,500          0.8%         23.00       1/27/10     846,178    2,144,380
Michael R. Kansler     35,000          0.5%         23.00       1/27/10     506,260    1,282,963
James F. Kenney        15,500          0.2%         23.00       1/27/10     224,201      568,169
J. Wayne Leonard      330,600          4.6%         23.00       1/27/10   4,781,989   12,118,499
Hugh T. McDonald       34,600          0.5%         23.00       1/27/10     500,474    1,268,300
Steven C. McNeal       15,000          0.2%         23.00       1/27/10     216,969      549,841
James M. Neikirk       18,500          0.3%         23.00       1/27/10     267,595      678,137
Daniel F. Packer       20,000          0.3%         23.00       1/27/10     289,292      733,122
Geoffrey D. Roberts    58,500          0.8%         23.00       1/27/10     846,178    2,144,380
Carolyn C. Shanks      20,000          0.3%         23.00       1/27/10     289,292      733,122
Richard J. Smith       50,000          0.7%         23.00       1/27/10     723,229    1,832,804
Michael G. Thompson    40,000          0.6%         23.00       1/27/10     578,583    1,466,243
C. John Wilder         87,700          1.2%         23.00       1/27/10   1,268,543    3,214,738
Thomas J. Wright       35,000          0.5%         23.00       1/27/10     506,260    1,282,963
Jerry W. Yelverton     58,900          0.8%         23.00       1/27/10     851,964    2,159,043


(a) Options were granted on January 27, 2000, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on January 27, 2000. These options will vest incrementally over a three-year period beginning in 2001.

 (b) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

   Aggregated Option Exercises in 2000 and December 31, 2000 Option
                                Values

      The following table summarizes the number and value of options exercised during 2000, as well as the number and value of all unexercised options held by the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options are held by such officer.



                                                 Number of Securities          Value of Unexercised
                                             Underlying Unexercised Options    In-the-Money Options
                  Shares Acquired  Value        as of December 31, 2000    as of December 31, 2000(b)
        Name       on Exercise  Realized (a)  Exercisable   Unexercisable  Exercisable  Unexercisable
E. Renae Conley           -      $      -         2,500       25,000          $35,625      $457,500
Joseph F. Domino          -             -         5,995       28,992           83,844       497,526
Frank F. Gallaher    34,000       566,563        24,166       60,834          309,054       992,165
David C. Harlan       5,583        63,152         5,750       31,167           94,266       524,442
Joseph T. Henderson       -             -         2,500       27,200           33,594       495,925
Donald C. Hintz           -             -       119,000      383,000        1,676,688     5,873,688
Jerry D. Jackson     71,525       960,091        11,719      121,167           68,780     1,905,285
Michael R. Kansler    2,895        11,761             -       40,793                -       747,626
James F. Kenney       2,500        18,250        13,500       25,000          161,047       416,906
J. Wayne Leonard          -             -        85,000      500,600        1,051,875     8,488,463
Hugh T. McDonald          -             -         4,899       44,401           68,749       805,751
Steven C. McNeal          -             -         3,475       18,950           52,659       338,569
James M. Neikirk          -             -         1,666       21,834           20,617       398,540
Daniel F. Packer          -             -         5,583       31,167           69,090       524,442
Geoffrey D. Roberts       -             -        47,500      191,000          676,875     3,017,906
Carolyn C. Shanks     3,683        44,196             -       27,367              -         477,417
Richard J. Smith          -             -         8,333       66,667          103,121     1,171,879
Michael G. Thompson       -             -        29,566       59,134          375,879     1,009,283
C. John Wilder            -             -        17,500      122,700          216,563     2,126,831
Thomas J. Wright          -             -         6,332       47,667           78,359       832,692
Jerry W. Yelverton        -             -        24,716       91,834          330,376     1,545,065


(a)  Based on the difference between the closing price of Entergy
     Corporation's common stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

(b)  Based on the difference between the closing price of Entergy
     Corporation's common stock on the New York Stock Exchange Composite Transactions on December 31, 2000, and the option exercise price.

                Long-Term Incentive Plan Awards in 2000

     The following Table summarizes the awards of restricted units (equivalent to shares of Entergy Corporation common stock) granted under the Equity Ownership Plan in 2000 to the Named Executive Officers.

                                                        Estimated Future Payouts Under
                                                        Non-Stock Price-Based Plans (#
                                                             of units) (a) (b)
                    Number of  Performance Period Until
        Name          Units    Maturation or Payout     Threshold   Target     Maximum

Michael P. Childers    8,800      1/1/00-12/31/02        3,000      5,900      8,800
E. Renae Conley        6,700      1/1/00-12/31/02        2,300      4,517      6,700
Joseph F. Domino       3,100      1/1/00-12/31/02        1,100      2,100      3,100
Frank F. Gallaher     11,800      1/1/00-12/31/02        4,000      7,917     11,800
David C. Harlan        3,100      1/1/00-12/31/02        1,100      2,100      3,100
Joseph T. Henderson    3,100      1/1/00-12/31/02        1,100      2,100      3,100
Donald C. Hintz       28,500      1/1/00-12/31/02        9,500     19,000     28,500
Jerry D. Jackson      12,700      1/1/00-12/31/02        4,300      8,500     12,700
Michael R. Kansler     7,300      1/1/00-12/31/02        2,500      4,919      7,300
James F. Kenney        3,100      1/1/00-12/31/02        1,100      2,100      3,100
J. Wayne Leonard      48,000      1/1/00-12/31/02       16,000     32,000     48,000
Hugh T. McDonald       3,700      1/1/00-12/31/02        1,300      2,503      3,700
Steven C. McNeal       2,100      1/1/00-12/31/02          800      1,458      2,100
James M. Neikirk       3,100      1/1/00-12/31/02        1,100      2,100      3,100
Daniel F. Packer       3,100      1/1/00-12/31/02        1,100      2,100      3,100
Geoffrey D. Roberts   12,700      1/1/00-12/31/02        4,300      8,500     12,700
Carolyn C. Shanks      3,100      1/1/00-12/31/02        1,100      2,100      3,100
Richard J. Smith       7,500      1/1/00-12/31/02        2,500      5,000      7,500
Michael G. Thompson    7,500      1/1/00-12/31/02        2,500      5,000      7,500
C. John Wilder        12,700      1/1/00-12/31/02        4,300      8,500     12,700
Thomas J. Wright       7,500      1/1/00-12/31/02        2,500      5,000      7,500
Jerry W. Yelverton    12,700      1/1/00-12/31/02        4,300      8,500     12,700


(a) Restricted units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon both the number of units that vest and the future market price of Entergy Corporation common stock.

(b) The threshold, target, and maximum levels correspond to the achievement of 50%, 100%, and 150%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

                          Pension Plan Tables

                     Retirement Income Plan Table

    Annual
   Covered                      Years of Service
 Compensation      15             20          25          30          35
      $100,000     $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,000
       200,000       45,500      60,000      75,000      90,000     105,000
       300,000       67,500      90,000     112,500     135,000     157,500
       400,000       90,000     120,000     150,000     180,000     210,000
       500,000      112,500     150,000     187,500     225,000     262,500
       650,000      146,250     195,000     243,750     292,500     341,250
       950,000      213,750     285,000     356,250     427,500     498,750


      All of the Named Executive Officers participate in a Retirement Income Plan, a defined benefit plan, that provides a benefit for employees at retirement from Entergy based upon (1) generally all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5%, multiplied by (3) the final average compensation. Final average compensation is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the Named Executive Officers' annual compensation covered by the plan as of December 31, 2000, is represented by the salary column in the Summary Compensation Table above.

      The credited years of service under the Retirement Income Plan, as of December 31, 2000, for the following Named Executive Officers is as follows: Ms. Conley 1; Mr. Davidson 3; Mr. Domino 30; Mr. Gallaher 31; Mr. Harlan 18; Mr. Henderson 1; Mr. Jackson 21; Mr. Leonard 2; Mr. McDonald 18; Mr. McNeal 18; Mr. Narang 1; Mr. Neikirk 2; Mr. Packer 18; Mr. Roberts 1; Ms. Shanks 17; Mr. Wright 31; and Mr. Yelverton 21. The credited years of service under the Retirement Income Plan, as of December 31, 2000 for the following Named Executive Officers, as a result of entering into supplemental retirement agreements, is as follows: Mr. Childers 10, Mr. Hintz 29, Mr. Kansler 21, Mr. Kenney 22, Mr. Smith 24, Mr. Thompson 24, and Mr. Wilder 17.

      The maximum benefit under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended; however, certain companies have elected to participate in the Pension Equalization Plan sponsored by Entergy Corporation. Under this plan, certain executives, including the Named Executive Officers, would receive an additional amount equal to the benefit that would have been payable under the Retirement Income Plan, except for the Sections 401 and 415 limitations discussed above.

      In addition to the Retirement Income Plan discussed above, certain companies participate in the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of a
participating  employer.   The  participant  may  receive   from   the
appropriate Entergy company a monthly benefit payment not in excess of
 .025 (under the SRP) or .0333 (under the PRP) times the participant's average base annual salary (as defined in the plans) for a maximum of 120 months. Mr. Harlan, Mr. Hintz, Mr. Packer and Mr. Yelverton have entered into a Supplemental Retirement Plan participation contract, and Mr. Gallaher, Mr. Jackson, and Mr. Wright have entered into Post-Retirement Plan participation contracts. Current estimates indicate that the annual payments to each Named Executive Officer under the above plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

              System Executive Retirement Plan Table (1)

    Annual
    Covered                      Years of Service
 Compensation      15             20           25           30+
     $  200,000   $ 90,000     $100,000      $110,000      $120,000
        300,000    135,000      150,000       165,000       180,000
        400,000    180,000      200,000       220,000       240,000
        500,000    225,000      250,000       275,000       300,000
        600,000    270,000      300,000       330,000       360,000
        700,000    315,000      350,000       385,000       420,000
      1,000,000    450,000      500,000       550,000       600,000



(1) Covered pay includes the average of the highest three years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

      In 1993, Entergy Corporation adopted the System Executive Retirement Plan (SERP). This plan was amended in 1998. Certain of the companies are participating employers in the SERP. The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the Named Executive Officers (except for Mr. Childers, Mr. Davidson, Mr. Leonard, and Mr. Narang). Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the SRP or PRP discussed above. The plan was amended in 1998 to provide that covered pay is the average of the highest three years annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for most of the Named Executive Officers disclosed above in the section entitled "Pension Plan Tables-Retirement Income Plan Table". The credited years of service under this plan are identical to the years of service for Named Executive Officers (other than Mr. Jackson, Mr. Kansler, Mr. Kenney, Mr. Smith, Mr. Thompson, and Mr. Yelverton) disclosed above in the section entitled "Pension Plan Tables-Retirement Income Plan Table". Mr. Jackson, Mr. Kansler, Mr. Kenney, Mr. Smith, Mr. Thompson, and Mr. Yelverton have 27 years, 2 years, 10 years, 1 year, 19 years, and 31 years, respectively, of credited service under this plan.

     The amended plan provides that a single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from Entergy. SERP benefits are not subject to Social Security offsets.

      Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree, without the specific consent of the Entergy company for which such participant was last employed, not to take employment after retirement with any entity that is in competition with, or similar in nature to, any Entergy company. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with a participating employer, certain resignations of employment, or certain terminations of employment without company permission.

      In addition to the Retirement Income Plan discussed above, Entergy Gulf States provides, among other benefits to officers, an Executive Income Security Plan for key managerial personnel. The plan provides participants with certain retirement, disability, termination, and survivors' benefits. To the extent that such benefits are not funded by the employee benefit plans of Entergy Gulf States or by vested benefits payable by the participants' former employers, Entergy Gulf States is obligated to make supplemental payments to participants or their survivors. The plan provides that upon the death or disability of a participant during his employment, he or his designated survivors will receive (i) during the first year following his death or disability an amount not to exceed his annual base salary, and (ii) thereafter for a number of years until the participant attains or would have attained age 65, but not less than nine years, an amount equal to one-half of the participant's annual base salary. The plan also provides supplemental retirement benefits for life for participants retiring after reaching age 65 equal to 1/2 of the participant's average final compensation rate, with 1/2 of such benefit upon the death of the participant being payable to a surviving spouse for life.

     Entergy Gulf States amended and restated the plan effective March 1, 1991, to provide such benefits for life upon termination of employment of a participating officer or key managerial employee without cause (as defined in the plan) or if the participant separates from employment for good reason (as defined in the plan), with 1/2 of such benefits to be payable to a surviving spouse for life. Further, the plan was amended to provide medical benefits for a participant and his family when the participant separates from service. These medical benefits generally continue until the participant is eligible to receive medical benefits from a subsequent employer; but in the case of a participant who is over 50 at the time of separation and was participating in the plan on March 1, 1991, medical benefits continue for life. By virtue of the 1991 amendment and restatement, benefits for a participant cannot be modified once he becomes eligible to participate in the plan. Mr. Domino is a participant in this plan.

     Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).


                       Compensation of Directors

      Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings, and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or Committee meeting. In addition, committee chairpersons are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. Mr. Luft is paid $200,000 annually to serve as Chairman of the Board. In January 2001, the non-employee Directors were granted the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses.

     All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board up to a maximum of ten years. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares.
Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

      The remaining Entergy companies currently have no non-employee directors, and none of the current directors are compensated for their responsibilities as directors.

      Retired non-employee directors of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans with a minimum of five years of service on the respective Boards of Directors are paid $200 a month for a term of years corresponding to the number of years of active service as directors. Retired non-employee directors with over ten years of service receive a lifetime benefit of $200 a month. Years of service as an advisory director are included in calculating this benefit. System Energy has no retired non-employee directors.

      Retired non-employee directors of Entergy Gulf States receive retirement benefits under a plan in which all directors who served continuously for a period of years will receive a percentage of their retainer fee in effect at the time of their retirement for life. The retirement benefit is 30 percent of the retainer fee for service of not less than five nor more than nine years, 40 percent for service of not less than ten nor more than fourteen years, and 50 percent for fifteen or more years of service. For those directors who retired prior to the retirement age, their benefits are reduced. The plan also provides disability retirement and optional hospital and medical coverage if the director has served at least five years prior to the disability. The retired director pays one-third of the premium for such optional hospital and medical coverage and Entergy Gulf States pays the remaining two-thirds. Years of service as an advisory director are included in calculating this benefit.

     Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.

     On certain occasions, the Corporation provides personal transportation services for the benefit of non-employee directors. During 2000, the value of such transportation services provided by Entergy Corporation to all directors was approximately $11,790.

                    Executive Retention Agreements

Retention Agreement with Mr. Leonard - The retention agreement with Mr. Leonard provides that upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or (b) by reason of his death or disability:

     o Entergy will pay to him a lump sum cash severance payment equal to three times (in limited circumstances, five times) the sum of Mr. Leonard's base salary and target annual incentive award;

     o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;

     o his supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;

     o he will be entitled to immediate payment of performance awards, based upon an assumed target achievement (in limited circumstances, maximum annual achievement) of applicable performance goals;

     o all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

     o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without
Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age 62. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit.

Additionally, the Board of Directors has approved a grant to Mr. Leonard of 200,000 restricted stock units pursuant to Entergy's Equity Ownership Plan. 50,000 of the restricted stock units (without dividends) will vest on each of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004. In addition, the restricted stock units will vest upon the termination of Mr. Leonard's employment by Entergy without "cause" or by Mr. Leonard for "good reason" (as defined in the retention agreement between Mr. Leonard and Entergy).

Retention Agreement with Mr. Gallaher - The retention agreement with Mr. Gallaher provides that upon termination of employment while a Merger is pending and for two years after completion of a Merger (a) by Mr. Gallaher for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Gallaher's death or disability:

     o Entergy will pay to him a lump sum cash severance payment equal to four times the sum of his base salary and maximum annual incentive award;

     o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

     o he will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

     o all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

     o he may elect to receive either a lump sum supplemental retirement benefit equal to $3.8 million or the benefit he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998; and

     o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention agreement with Mr. Hintz - The retention agreement with Mr. Hintz provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which a Merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for two years after completion (a) by Mr. Hintz for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or
(b) by reason of Mr. Hintz's death or disability:

     o Entergy will pay to him a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of a Merger or equal to $2.3 million if such termination occurs following completion of a Merger;

     o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

     o he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of a Merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

     o all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

     o he will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and

     o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Jackson - The retention agreement with Mr. Jackson provides that upon termination of employment (a) by him for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, or by reason of his death or disability, in each case while a Merger is pending but prior to completion of a Merger, or (b) for any reason following completion of a Merger:

     o Entergy will pay to him a lump sum cash severance payment equal to four times the sum of his base salary and maximum annual incentive award;

     o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

     o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur;

     o he will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

     o he may elect to receive either a lump sum supplemental retirement benefit equal to (a) $4.3 million or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998; and

     o all of his stock options will become fully vested and will remain outstanding for their full ten-year term.

Retention Agreement with Mr. Wilder - The retention agreement with Mr. Wilder provides that upon termination of employment (a) by Mr. Wilder for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, in each case while a Merger is pending, (b) by reason of Mr. Wilder's death or disability while a Merger is pending and for two years after completion of a Merger, or (c) for any reason following completion of a Merger:

     o Entergy will pay to him a lump sum cash severance payment equal to four times (in limited circumstances, three times) the sum of the his base salary and maximum annual incentive award;

     o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

     o except in the case of a termination by reason of death or disability, he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of
       (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

     o Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

     o he will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

     o all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

     o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Wilder terminates his employment for any reason prior to the completion of a Merger, Entergy will pay to him a lump sum cash severance payment equal to three times the sum of the his base salary and target annual incentive award and a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Thompson - This retention agreement with Mr. Thompson provides that upon termination of employment (a) by him for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, or by reason of his death or disability, in each case while a Merger is pending but prior to completion of a Merger, or (b) for any reason following completion of a Merger:

     o Entergy will pay to him a lump sum cash severance payment equal to four times the sum of his base salary and maximum annual incentive award;

     o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

     o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur;

     o he will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

     o he may elect to receive either a lump sum supplemental retirement benefit equal to (a) $2.9 million or (b) the benefit that he would have earned under the terms of Entergy's System Executive Retirement Plan applicable to individuals who became participants on or after March 25, 1998; and

     o all of his stock options will become fully vested and will remain outstanding for their full ten-year term.

Except in the case of a termination by reason of death or disability, Mr. Thompson will be, for purposes of all benefit plans and arrangements, an active employee until the date on which he is eligible for early retirement, which is December 31, 2001, under Entergy's qualified retirement plan, with such employee status to be in substantially the same terms and conditions as in effect immediately preceding the date of termination.

System Executive Continuity Plan - Ms. Conley, Mr. Childers, Mr. Domino, Mr. Harlan, Mr. Henderson, Mr. Kansler, Mr. Kenney, Mr. McDonald, Mr. Neikirk, Mr. Packer, Mr. Roberts, Ms. Shanks, and Mr. Smith are participants in Entergy's System Executive Continuity Plan, which provides severance pay and benefits under specified circumstances following a change in control. In the event that a participant's employment is involuntarily terminated without "cause" or if the participant terminates for "good reason" during the "change in control period" (as such terms are defined, respectively, in the Continuity Plan), the participant will be entitled to:

     o a cash severance payment equal to either three times (Roberts), two times (Conley, Childers, Kansler, and Smith) or one times (Domino, Harlan, Henderson, Kenney, McDonald, Neikirk, Shanks, and Packer) the participant's Base Annual Salary and Target Award (as such terms are defined, respectively, in the Continuity Plan);

     o continued medical and dental insurance coverage (subject to offset for any similar coverage provided by the participant's new employer);

     o immediate payment of performance awards, based upon an assumed achievement of applicable performance targets; and

     o payment of a "gross-up" payment in respect of any excise taxes the participant might incur.

Participants in the Plan are subject to post-employment restrictive covenants, including a noncompetition provision.

Employee Retention Bonus Plan - Ms. Conley, Mr. Domino, Mr. McDonald, Ms. Shanks, Mr. Packer, Mr. Harlan, Mr. Henderson, Mr. McNeal, Mr. Kansler and Mr. Kenney are participants in the Employee Retention Bonus Plan of Entergy and its Subsidiaries. Under the Plan, as a result of the termination of the merger between Entergy and FPL Group, each of these individuals, except Mr. Kansler and Mr. Kenney, will receive 50% of his or her annual base salary. Mr. Kansler and Mr. Kenney will receive, respectively, 37.5% and 25%.

Item 6. Part III (b) - Security Ownership of Certain Beneficial Owners and Management

     The directors, the Names Executive Officers, and the directors and officers as a group of Entergy Corporation, Entergy Arkansas, Inc.,
Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Services, Inc., System Fuels, Inc., Entergy Operations, Inc., Entergy Enterprises, Inc., Entergy Retail Holdings, Inc., Entergy Ventures Holding Company, Inc., Entergy Resources, Inc., Entergy Operations Services, Inc., Entergy Power Gas Holdings Corporation, Entergy Procurement Exchange Holding Corporation, Entergy Power Generation Corp., Entergy Power, Inc., Entergy Power Marketing Corp., Entergy Holdings Inc., Entergy Nuclear, Inc., Entergy Nuclear Holding Company #1, Entergy Nuclear Holding Company #2, Entergy Nuclear Holding Company, Entergy Technology Holding Company, Entergy International Holdings Ltd., LLC, Entergy Global Power Operations Corporation, Entergy Power Development Corporation, Entergy Power Holdings USA Corporation, Entergy Power E&C Corporation, Entergy Power International Holdings Corporation, Varibus LLC, Prudential Oil and Gas, LLC.,
Southern  Gulf  Railway  Company, and GSG&T,  Inc.  beneficially  owned
directly  and  indirectly  common  stock  of  Entergy  Corporation   as
indicated:

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Entergy Corporation
  Maureen S. Bateman*                        300                  -
  W. Frank Blount*                         6,834                  -
  George W. Davis*                         1,500                  -
  Norman C. Francis*                       2,500                  -
  Frank F. Gallaher**                      7,640             24,166
  Donald C. Hintz**                        3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  J. Wayne Leonard***                     13,065             85,000
  Robert v.d. Luft*                       15,052             85,000
  Kathleen A. Murphy*                      1,300 (c)              -
  Paul W. Murrill*                         2,704                  -
  James R. Nichols*                        8,859                  -
  William A. Percy, III*                     550                  -
  Dennis H. Reilley*                         600                  -
  Wm. Clifford Smith*                      9,485                  -
  Bismark A. Steinhagen*                   9,647                  -
  C. John Wilder*                          9,017             17,500
  All directors and executive officers   137,171            367,326


  Entergy Arkansas, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***                     22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  Hugh T. McDonald***                      3,475              4,899
  C. John Wilder***                        9,017             17,500
  Thomas J. Wright**(d)                   15,332 (c)          6,332
  All directors and executive officers   105,303            281,224

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Entergy Gulf States, Inc.
  E. Renae Conley***                         220              2,500
  Joseph F. Domino***                      6,917              5,995
  Frank F. Gallaher**                      7,640             24,166
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***(d)                  22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  All directors and executive officers   104,687            284,238


  Entergy Louisiana, Inc.
  E. Renae Conley***                         220              2,500
  Frank F. Gallaher**                      7,640             24,166
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***(d)                  22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    97,020            278,243


  Entergy Mississippi, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***                     22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  Carolyn C. Shanks***                     3,708                  -
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    89,639            269,993


  Entergy New Orleans, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***                     22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  Daniel F. Packer***                      2,858              5,583
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    86,470            275,576


  System Energy Resources, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***                     22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  Jerry W. Yelverton***                    8,349             24,716
  All directors and executive officers    72,639            270,543

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Entergy Services, Inc.
  Frank F. Gallaher**                      7,640             24,166
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson***                     22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  All directors and executive officers   175,840            391,394


  Entergy Operations, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  Jerry W. Yelverton***                    8,349             24,716
  All directors and executive officers   105,844            305,100


  System Fuels, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  James F. Kenney***                       3,753             13,500
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    73,490            288,893


  Varibus LLC
  Donald C. Hintz**                        3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  James F. Kenney**                        3,753             13,500
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder**                         9,017             17,500
  All directors and executive officers    73,490            288,893


  Entergy Ventures Holding Company, Inc.
  Linda A. Delaney*                            -                  -
  David C. Harlan***                       8,005              5,750
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    54,782            269,424


  Entergy Resources Inc.
  Michael P. Childers***                       -                  -
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts**                    6,875             47,500
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    49,244            322,107

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Prudential Oil and Gas, LLC
  Donald C. Hintz**                        3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  James F. Kenney**                        3,753             13,500
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder**                         9,017             17,500
  All directors and executive officers    73,490            288,893


  Southern Gulf Railway Company
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  James F. Kenney***                       3,753             13,500
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    73,490            288,893


  GSG&T, Inc.
  Donald C. Hintz***                       3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  James F. Kenney***                       3,753             13,500
  J. Wayne Leonard**                      13,065             85,000
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    73,490            288,893


  Entergy Enterprises, Inc.
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts***                   6,875             47,500
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    52,841            348,023


  Entergy Retail Holdings Inc.
  Linda A. Delaney*                            -                  -
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Richard J. Smith***                        149              8,333
  O. H. Storey, III*                         119              2,350
  C. John Wilder***                        9,017             17,500
  Jerry W. Yelverton***                    8,349             24,716
  All directors and executive officers    54,584            296,573


  Entergy Operations Services, Inc.
  Frank F. Gallaher***                     7,640             24,166
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    47,293            281,207

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Entergy Power Gas Holdings Corp.
  Donald C. Hintz**                        3,536            119,000
  Doris J. Krick*                              -                  -
  J. Wayne Leonard**                      13,065             85,000
  Steven C. McNeal***                      3,142              3,475
  Geoffrey D. Roberts**                    6,875             47,500
  James W. Snider*                             -                  -
  C. John Wilder**                         9,017             17,500
  All directors and executive officers    40,271            272,475


  Entergy Procurement Exchange Holding Corporation
  Linda A. Delaney*                            -                  -
  Joseph T. Henderson*                       810              2,500
  Donald C. Hintz**                        3,536            119,000
  Jerry D. Jackson**                      22,960             11,719
  J. Wayne Leonard**                      13,065             85,000
  James M. Neikirk**                         231              1,666
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    52,761            240,860


  Entergy Power Generation Corporation
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts***                   6,875             47,500
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    51,904            349,306


  Entergy Power Inc.
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts***                   6,875             47,500
  Michael G. Thompson***                  10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    47,124            313,941

  Entergy Power Marketing Corp.
  Frederick M. Davidson**                    600                  -
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Uday Narang**                            3,198                  -
  Geoffrey D. Roberts***                   6,875             47,500
  Michael G. Thompson*                    10,083             29,566
  C. John Wilder*                          9,017             17,500
  All directors and executive officers    50,112            311,441

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

          Entergy Holdings, Inc.
  Joseph T. Henderson**                      810              2,500
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard***                     13,065             85,000
  Michael G. Thompson***                  10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    48,733            267,690


  Entergy Nuclear, Inc.
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  Jerry W. Yelverton***                    8,349             24,716
  All directors and executive officers    58,512            292,748


  Entergy Nuclear Holding Company #1
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  Jerry W. Yelverton***                    8,349             24,716
  All directors and executive officers    54,316            285,890


  Entergy Nuclear Holding Company #2
  David C. Harlan*                         8,005              5,750
  Donald C. Hintz**                        3,536            119,000
  Michael R. Kansler**                       840                  -
  J. Wayne Leonard***                     13,065             85,000
  Horace S. Webb*                            314              4,000
  C. John Wilder**                         9,017             17,500
  Jerry W. Yelverton**                     8,349             24,716
  All directors and executive officers    43,126            255,966


  Entergy Nuclear Holding Company
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  Jerry W. Yelverton***                    8,349             24,716
  All directors and executive officers    55,126            288,390

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Entergy Technology Holding Company
  Joseph T. Henderson**                      810              2,500
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    42,190            257,941


  Entergy International Holdings Ltd. LLC
  Joseph T. Henderson**                      810              2,500
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder**                         9,017             17,500
  All directors and executive officers    46,777            263,674


  Entergy Global Power Operations Corporation
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts***                   6,875             47,500
  Michael G. Thompson***                  10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    51,855            320,140


  Entergy Power Development Corporation
  Donald C. Hintz***                       3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts***                   6,875             47,500
  Michael G. Thompson**                   10,083             29,566
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    52,787            351,206


  Entergy Power Holdings USA Corp.
  Michael P. Childers***                       -                  -
  Cynthia A. Dyer*                             -                  -
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Frederick F. Nugent*                     1,956              4,016
  Geoffrey D. Roberts**                    6,875             47,500
  C. John Wilder**                         9,017             17,500
  All directors and executive officers    41,068            307,240

                                         As of December 31, 2000
                                           Entergy Corporation
                                               Common Stock
                                           Amount and Nature of
                                          Beneficial Ownership(a)
                                      Sole Voting and       Other
                                        Investment        Beneficial
                   Name                    Power         Ownership(b)

  Entergy Power E & C Corporation
  Donald C. Hintz**                        3,536            119,000
  Doris J. Krick*                              -                  -
  J. Wayne Leonard**                      13,065             85,000
  Steven C. McNeal***                      3,142              3,475
  Geoffrey D. Roberts**                    6,875             47,500
  James W. Snider*                             -                  -
  C. John Wilder**                         9,017             17,500
  All directors and executive officers    40,271            272,475


  Entergy Power International Holdings Corporation
  Michael P. Childers***                       -                  -
  Donald C. Hintz**                        3,536            119,000
  J. Wayne Leonard**                      13,065             85,000
  Geoffrey D. Roberts**                    6,875             47,500
  C. John Wilder***                        9,017             17,500
  All directors and executive officers    50,972            320,140


*    Director of the respective Company

**   Named Executive Officer of the respective Company

***  Director  and  Named  Executive Officer  of  the  respective
     Company

(a) Based on information furnished by the respective individuals. Except as noted, each individual has sole voting and investment power. The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

(b) Includes, for the Named Executive Officers, shares of Entergy Corporation common stock in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan as follows:

(c) Includes 1,000 shares for Ms. Murphy in which she has joint ownership. Includes 5,171 shares for Mr. Wright in which he has joint ownership and 1,793 shares in which he has custodial ownership.

(d) Mr. Wright is the former Chief Executive Officer and a former director of Entergy Arkansas. Mr. Jackson is the former Chief Executive Officer of Entergy Gulf States, LA and Entergy Louisiana.


Item 6.   Part  III  (c) - Contracts and Transactions with  System
     Companies

      During 2000, T. Baker Smith & Son, Inc. performed land-surveying services for, and received payments of approximately $427,014 from Entergy companies. Mr. Wm. Clifford Smith, a director of Entergy Corporation, is President of T. Baker Smith & Son, Inc. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.


ITEM 6.     Part III (d) - Indebtedness to System Companies

     None.

ITEM 6. Part III (e) - Participation in Bonus and Sharing Arrangements and Other Benefits

     See Item 6. Part III (a).


ITEM 6.     Part III (f) - Rights to Indemnity

     The Certificate of Incorporation of Entergy provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

      The Certificate of Incorporation also provides that Entergy may maintain insurance to protect its officers and directors against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.


ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1)*
                        CALENDAR YEAR 2000
                        Name or                            Account(s)
  Name of       Number of Beneficiaries       Purpose(s)     Charged   Amount
  Company
ENTERGY
CORPORATION Democratic National Committee   Building Fund    Donations     49,500

            Republican National Committee
            Building Fund                   Building Fund    Donations     49,500
                                                                          -------
                                             Total                        $99,000
                                                                          =======

* Several of the System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

(2)
                        CALENDAR YEAR 2000
                         Name or                               Account(s)
  Name of        Number of Beneficiaries         Purpose(s)     Charged    Amount
  Company

ENTERGY     Chambers of Commerce               Civic Activity   Donations    $125,000
CORPORATION

            Foundation for the Midsouth        Civic Activity   Donations     250,000

            Bureau of Governmental Research    Research         Donations         250
                                                                             --------
                                                Total                        $375,250
                                                                             ========

ENTERGY
ARKANSAS    Arkansas State and Local
            Chambers of Commerce               Civic Activity   Donations    $137,913

            Arkansas Governor's Mansion        Building Fund    Donations      56,000

            Clark County Democratic Party      Civic Activity   Donations         250
                                                                             --------
                                                Total                        $194,163
                                                                             ========


(2)
                        CALENDAR YEAR 2000
                          Name or                               Account(s)
  Name of         Number of Beneficiaries         Purpose(s)     Charged    Amount
  Company
ENTERGY
GULF STATES Chambers of Commerce                Civic Activity   Donations     $84,664

            Association of Electric Companies
            of Texas                            Civic Activity   Donations      15,193

            Southern Governors' Association     Civic Activity   Donations       5,000

            Texas Civil Justice League          Civic Activity   Donations       7,500
                                                                              --------
                                                 Total                        $112,357
                                                                              ========
ENTERGY
LOUISIANA   Chambers of Commerce                Civic Activity   Donations     $33,690

            Four Other items                    Civic Activity   Donations         920
                                                                               -------
                                                 Total                         $34,610
                                                                               =======

ENTERGY
MISSISSIPPI Chambers of Commerce                Civic Activity   Donations     $16,325

            Council of State Governments        Civic Activity   Donations       6,000

            Democratic Governors' Association   Civic Activity   Donations       5,000

            Metropolitan Crime Commission       Civic Activity   Donations       6,200

            Southern Governors' Association     Civic Activity   Donations       5,000

            Two Other Items                     Civic Activity   Donations       5,500
                                                                               -------
                                                 Total                         $44,025
                                                                               =======

ENTERGY
NEW ORLEANS Chambers of Commerce                Civic Activity   Donations      $4,650

            Bureau of Governmental Research     Civic Activity   Donations         250
                                                                                ------
                                                 Total                          $4,900
                                                                                ======


ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

(I)                                                                                        In Effect
                       Serving             Receiving                             Date of   12/31/2000
Transaction            Company             Company                Compensation   Contract   (Yes/No)
Fuel Purchases         System Fuels        Entergy Arkansas     $    2,203,830   1/12/73      Yes

Fuel Purchases         System Fuels        Entergy  Louisiana   $   19,540,256   1/12/73      Yes

Fuel Purchases         System Fuels        Entergy Mississippi  $  104,536,921   1/12/73      Yes

Fuel Purchases         System Fuels        Entergy New Orleans  $    8,025,771   1/12/73      Yes

Certain materials &    System Fuels        Entergy Arkansas     $   51,092,089   6/15/78      Yes
services required for
fabrication of
Nuclear Fuel

Certain materials &    System Fuels        Entergy  Louisiana   $   29,317,402   6/15/78      Yes
services required for
fabrication of
Nuclear Fuel

Certain materials &    System Fuels        System Energy        $        7,289   6/15/78      Yes
services required for
fabrication of
Nuclear Fuel

Miscellaneous Spare    Entergy Arkansas    Entergy Louisiana    $    5,464,201      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Arkansas    Entergy Mississippi  $    3,252,125      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Arkansas    Entergy New Orleans  $        9,149      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Arkansas    Entergy Gulf States  $      117,419      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Louisiana   Entergy Arkansas     $      372,832      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Louisiana   Entergy Mississippi  $      814,592      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Louisiana   Entergy New Orleans  $    7,323,623      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Louisiana   Entergy Gulf States  $   11,179,506      N/A        N/A
Parts Inventory


(I)                                                                                          In Effect
                        Serving              Receiving                             Date Of  12/31/2000
Transaction             Company              Company                Compensation  Contract   (Yes/No)
Miscellaneous Spare    Entergy Mississippi   Entergy Arkansas    $     168,535      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Mississippi   Entergy Louisiana   $     474,624      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Mississippi   Entergy Gulf States $         740      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy New Orleans   Entergy Arkansas    $      19,716      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy New Orleans   Entergy Louisiana   $     162,232      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy New Orleans   Entergy Mississippi $      11,145      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy New Orleans   Entergy Gulf States $     136,531      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Gulf States   Entergy Arkansas    $     443,579      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Gulf States   Entergy Louisiana    $    454,286      N/A        N/A
Parts  Inventory

Miscellaneous Spare    Entergy Gulf States   Entergy Mississippi  $      5,313      N/A        N/A
Parts Inventory

Miscellaneous Spare    Entergy Gulf States   Entergy New Orleans  $        878      N/A        N/A
Parts Inventory

Miscellaneous          Entergy Mississippi   Entergy Louisiana    $    171,476      N/A        N/A
transmission and
distribution station
equipment

Miscellaneous          Entergy Louisiana     Entergy Mississippi  $     67,044      N/A        N/A
transmission and
distribution station
equipment

Miscellaneous          Entergy Gulf States   Entergy Arkansas     $    272,769      N/A        N/A
transmission and
distribution station
equipment

Miscellaneous          Entergy Louisiana     Entergy Arkansas     $     64,567      N/A        N/A
transmission and
distribution station
equipment


(I)                                                                                          In Effect
                        Serving              Receiving                             Date Of  12/31/2000
Transaction             Company              Company                Compensation  Contract   (Yes/No)
Miscellaneous           Entergy Arkansas     Entergy Louisiana    $     19,785      N/A        N/A
transmission and
distribution station
equipment

Capacity Use of and     ETC                  Entergy Arkansas     $    408,016    5-01-97      Yes
Service of  Local
Fiber

Capacity Use of and     ETC                  Entergy Louisiana    $    774.392    5-01-97      Yes
Service of Local Fiber

Capacity Use of and     ETC                  Entergy Mississippi  $    962,941    5-01-97      Yes
Service of Local Fiber

Capacity Use of and     ETC                  Entergy Gulf States  $  1,310,843    5-01-97      Yes
Service of Local Fiber

Construction and        ETC                  Entergy Services     $    872,418    1-01-97      Yes
Service of Local Fiber

The following contract was in effect as of December 31, 2000, though there was no activity under this contract:

- Contract for web hosting services between MyHomeKey.com, Inc and Entergy MHK Retail, LLC dated November 6, 2000.


Reference is made to the quarterly certificates filed pursuant to Rule 24 by Entergy Corporation in file #70-9123 for information concerning certain support services provided by non-utility companies to other non-utility companies.


ITEM 8. Part II

Reference is made to information under Item 6, Part III(c).


ITEM 8. Part III

Interstate FiberNet acts as exclusive agent to market all of Entergy Technology Company's available capacity for point-to-point communication. The compensation amount for 2000 was $4,494,453.35.

SAIC provided information technology support services to Entergy
Corporation during 2000. The compensation amount paid to SAIC for 2000 was $1,350,000.


ITEM 9.   EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

(a) In November 1992, Entergy Corporation's subsidiary, Entergy, S.A., participated in a consortium with other nonaffiliated companies that acquired a 6% interest in Central Costanera, S.A. Central Costanera, S.A. is an Argentina steam electric generating facility consisting of seven natural gas and oil fired generating units, with total installed capacity of 1,260 MW. Central Costanera, S.A. is a FUCO under the provisions of the Energy Act. At December 31, 2000, Entergy Corporation's aggregate investment in Central Costanera, S.A. was approximately $10.5 million.

     In August 1994, Entergy Corporation, through a wholly owned subsidiary of Entergy Power Development Corporation, Entergy Pakistan, Ltd., acquired a 10% equity interest in The Hub Power Company, Ltd., which owns a 1,292 MW steam electric generation facility in Pakistan. Entergy Pakistan, Ltd. is a FUCO under the Energy Act. Entergy Pakistan, Ltd.'s initial investment to acquire its indirect 10% interest in The Hub Power Company, Ltd., was $50.2 million. From 1996 through 1998, Entergy Pakistan, Ltd. sold 52% of its interest in The Hub Power Company, Ltd. for approximately $56 million. At December 31, 2000, Entergy Pakistan, Ltd. held a 4.8% interest in The Hub Power Company, Ltd., representing an aggregate investment of approximately $14.7 million.

     In April 1995, Entergy Corporation, through a wholly owned subsidiary of Entergy Power Development Corporation, Entergy Power CBA Holding Ltd., purchased a 7.8% interest in Central Buenos Aires, S.A. Central Buenos Aires, S.A. owns a 220 MW combined cycle gas turbine at the Central Costanera S. A. power plant in Buenos Aires, Argentina. Entergy Power CBA Holding Ltd. is a FUCO under the Energy Act. At December 31, 2000, Entergy's aggregate investment in Central Buenos Aires, S.A. was approximately $3.7 million.

     In November 1995, Entergy Corporation, through a wholly owned subsidiary of Entergy Power Development Corporation, EP Edegel, Inc., acquired a 34.7% interest in a consortium, Generandes, Co., which purchased 60% of Edegel, S.A., a company that owns 5 hydroelectric generating stations (totaling 547 MW) and one 260 MW thermal generating station in Peru. EP Edegel, Inc. is a FUCO under the Energy Act. At December 31, 2000, Entergy's aggregate investment in Edegel, S.A. was approximately $100 million.

     In July 1999, Entergy Corporation, through its wholly owned EWG subsidiaries, Entergy Nuclear Holding Company # 1 and Entergy Nuclear Generation Company ("ENGC"), acquired from Boston Edison Company the Pilgrim Nuclear Power Station, a 670 MW nuclear-powered electric generating station located in Plymouth, Massachusetts. At December 31, 2000, Entergy's aggregate investment in ENGC was approximately $89.2 million.

     In November 2000, Entergy Corporation, through its wholly owned EWG subsidiaries, Entergy Nuclear Holding Company #1, Entergy Nuclear New York Investment Company I, Entergy Nuclear New York Investment Company II, Entergy Nuclear Indian Point 3, LLC, and Entergy Nuclear FitzPatrick, LLC, acquired from the New York Power Authority the 980 MW Indian Point 3 and the 825 MW James A.
FitzPatrick nuclear power plants. The Indian Point 3 plant is located in Westchester County, New York, and the James A FitzPatrick plant is located in Oswego County, New York. At December 31, 2000, Entergy's aggregate investment in Entergy Nuclear Holding Company
#1, Entergy Nuclear Indian Point 3, LLC and Entergy Nuclear FitzPatrick, LLC was approximately $0.1 million, $31.6 million, and $23.4 million, respectively.

      Entergy Corporation owns, indirectly through its wholly owned subsidiaries, Entergy Power Operations Corporation and Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy Power Operations Pakistan LDC ("EPOP"), a FUCO under the Energy Act formed to provide operations and management services to the Liberty Power Project in Pakistan. At December 31, 2000, Entergy's aggregate investment in EPOP totaled approximately $500,000.

   Entergy Corporation owns, indirectly through its wholly owned subsidiaries, Entergy Power Operations Corporation and Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy Power Operations UK Limited and Entergy Power Operations Damhead Creek Limited Partnership, each of which is a FUCO formed under the Energy Act to provide operations and maintenance services to the Saltend and Damhead Creek power projects, respectively, in the United Kingdom.

    In June 1997, Entergy Corporation, indirectly through its wholly owned subsidiaries Entergy Power Development Corporation, and Entergy Power Chile, S.A., acquired an indirect 25% interest in Compania Electrica San Isidro S.A. Compania Electrica San Isidro S.A. owns and operates a 375 MW power plant in central Chile. Compania Electrica San Isidro S.A. is a FUCO under the Energy Act. At December 31, 2000, Entergy's aggregate investment in Compania Electrica San Isidro S.A. totaled approximately $15.6 million.

     As of December 31, 2000, Entergy Corporation, through a wholly owned subsidiary, Entergy Power Development Corporation, owned 100% of the capital stock of Damhead Creek Limited (formerly Kingsnorth Power Ltd.). Damhead Creek Limited owns a 792 MW power plant in the United Kingdom and is a FUCO under the Energy Act. Entergy's equity contribution obligations (BPS36.1 million) under the project financing are supported by a letter of credit issued through a credit facility of Entergy Power Development Corporation. As noted
below, Entergy Corporation issued a guarantee of Entergy Power Development Corporation's credit facility. This guarantee was originally in the amount of $170 million and as of December 31, 2000 had been reduced to $70 million. At December 31, 2000, Entergy's aggregate investment in Damhead Creek Limited totaled approximately $53 million.

     Entergy Corporation, through a wholly owned subsidiary of Entergy Power Development Corporation, Entergy Power Saltend, Ltd., owns 100% of the capital stock of Saltend Cogeneration Company Limited. Saltend Cogeneration Company Limited owns a 1,200-megawatt power plant in the United Kingdom. Saltend Cogeneration Company Limited is a FUCO under the Energy Act. At December 31, 2000, Entergy's aggregate investment in Saltend Cogeneration Company Limited totaled approximately $47 million.

     Entergy Corporation owns 100% of the outstanding capital stock of Entergy Power Generation Corporation ("EPGC"), which is an EWG formed under the Entergy Act to develop and hold Entergy's interests in certain domestic EWG projects including a proposed 300 MW gas-fired power project in Mississippi, being developed by its wholly owned subsidiary Warren Power LLC. At December 31, 2000, Entergy's aggregate investment in EPGC was approximately $16,002,000.

    At December 31, 2000, Entergy had provided a guarantee to its wholly owned FUCO subsidiary, Entergy Power Development Corporation, in respect of a credit facility entered into by Entergy Power
Development Corporation in connection with the Damhead Creek power project. This guarantee was originally in the amount of $170 million and as of December 31, 2000 had been reduced to $70 million.

    At December 31, 2000, Entergy Corporation had entered into a guarantee agreement with Entergy Trading and Marketing Ltd. (a wholly owned subsidiary of Entergy Power Development Corporation) obligating Entergy to issue guarantees for the benefit of Entergy Trading and Marketing Ltd. up to an aggregate maximum amount of $75 million. The amount of such guarantee is included in Entergy's aggregate investment in Entergy Power Development Corporation.

    At December 31, 2000, Entergy Power Marketing Corporation had entered into a guarantee agreement with NYPA for FitzPatrick and Indian Point 3 guaranteeing certain contractual obligations up to an aggregate amount of $20 million.

    Reference is hereby made to the application for EWG determination or Notification of Foreign Utility Company Status on Form U-57 filed in respect to each EWG or FUCO identified in this Form U5S in which Entergy owned an interest at December 31, 2000 for the business address of such EWG or FUCO. See "Item 1 - System Companies and Investments Therein as of December 31, 2000" for information concerning the system companies owning interests in such EWGs and FUCOs and the nature of the interest held.


Part I(b); Part I(c); and Part I(d) are being filed pursuant to Rule
104.

ITEM 9.  Part II

  See Exhibits H and I.

ITEM 9.  Part III is being filed pursuant to Rule 104.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

     Financial statements and financial statement schedules filed as part of the annual report, pursuant to requirements of the Public Utility Holding Company Act of 1935.


FINANCIAL STATEMENTS                                      PAGE NO.

*Independent Accountants' Consent                           S-1

Entergy Corporation and Subsidiaries:
 *Consolidating Statement of Income (Loss) for the          S-2
   Year Ended December 31, 2000
 *Consolidating Statement of Cash Flows for the Year        S-8
   Ended December 31, 2000
 *Consolidating Balance Sheet as of December 31, 2000       S-14
 *Consolidating Statement of Retained Earnings for the      S-26
   Year Ended December 31, 2000

Entergy Gulf States Corporation and Subsidiaries:
 *Consolidating Statement of Income for the Year            S-32
   Ended December 31, 2000
 *Consolidating Statement of Cash Flows for the Year        S-33
   Ended December 31, 2000
 *Consolidating Balance Sheet as of December 31, 2000       S-34
 *Consolidating Statement of Retained Earnings for the      S-36
   Year Ended December 31, 2000

Statutory Subsidiary, accounted for as an equity
 investment, the Accounts of which are not included in
 the foregoing Consolidating Statements of Entergy
 Corporation and Subsidiaries:
  The Arklahoma Corporation:
 *Statement of Operations and Retained Earnings,
   Years Ended November 30, 2000 and 1999                   S-38
 *Statements of Cash Flows, Years Ended
   November 30, 2000 and 1999                               S-39
 *Balance Sheets, November 30, 2000 and 1999                S-40
 *Notes to Financial Statements, November 30, 2000 and 1999 S-41

  * Letter, dated April 26, 2001, regarding payment of nuclear liability insurance premiums by Entergy System companies.


      The following financial information indicated by an asterisk is filed herewith. The balance of the financial information has heretofore been filed with the Securities and Exchange Commission in the file numbers indicated and is incorporated herein by reference.

ENTERGY CORPORATION

       Independent Accountants' Report and Notes to Consolidated Financial Statements of Entergy Corporation (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Consolidated Financial Statements," contained in Entergy Corporation's 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 1-11299).

      Financial Statement Schedules of Entergy Corporation (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 1-11299 and included in such Form 10-K).


ENTERGY ARKANSAS

      Independent Accountants' Report and Notes to Financial Statements of Entergy Arkansas (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements" contained in Entergy Arkansas' 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 1-10764).

      Financial Statement Schedules of Entergy Arkansas (Referred to in
Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 1-10764 and included in such Form 10-K).


ENTERGY GULF STATES

      Independent Accountants' Report and Notes to Financial Statements of Entergy Gulf States (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements" contained in Entergy Gulf States' 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 1-2703).

      Financial Statement Schedules of Entergy Gulf States (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 1-2703 and included in such Form 10-K).


ENTERGY LOUISIANA

      Independent Accountants' Report and Notes to Financial Statements of Entergy Louisiana (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements" contained in Entergy Louisiana's 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 1-8474).

     Financial Statement Schedules of Entergy Louisiana (Referred to in
Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 1-8474 and included in such Form 10-K).


ENTERGY MISSISSIPPI

      Independent Accountants' Report and Notes to Financial Statements of Entergy Mississippi (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements," contained in Entergy Mississippi's 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 0-320).

      Financial Statement Schedules of Entergy Mississippi (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 0-320 and included in such Form 10-K).


ENTERGY NEW ORLEANS

      Independent Accountants' Report and Notes to Financial Statements of Entergy New Orleans (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements," contained in Entergy New Orleans' 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 0-5807).

      Financial Statement Schedules of Entergy New Orleans (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 0-5807 and included in such Form 10-K).


SYSTEM ENERGY

      Independent Accountants' Report and Notes to Financial Statements of System Energy (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements," contained in System Energy's 2000 Financial Statements included in the Form 10-K for the year ended December 31, 2000, in File No. 1-9067).

      Financial  Statement Schedules of System Energy (Referred  to  in
Item 14(a)2 to Form 10-K for the year ended December 31, 2000, in File No. 1-9067 and included in such Form 10-K).


ENTERGY CORPORATION SYSTEM COMPANIES

A-1    Entergy  Corporation's Annual Report on Form 10-K for  the  year ended December 31, 2000 (Incorporated herein by reference from File No.
1-11299).

A-2    Entergy Arkansas' Annual Report on Form 10-K for the year  ended
December  31, 2000 (Incorporated herein by reference from File  No.  1-
10764).

A-3    Entergy  Gulf States' Annual Report on Form 10-K  for  the  year ended December 31, 2000 (Incorporated herein by reference from File No.
1-2703).

A-4   Entergy Louisiana's Annual Report on Form 10-K for the year ended
December  31, 2000 (Incorporated herein by reference from File  No.  1-
8474).

A-5    Entergy  Mississippi's Annual Report on Form 10-K for  the  year ended December 31, 2000 (Incorporated herein by reference from File No.
0-320).

A-6    Entergy  New Orleans' Annual Report on Form 10-K  for  the  year ended December 31, 2000 (Incorporated herein by reference from File No.
0-5807).

A-7    System  Energy's Annual Report on Form 10-K for the  year  ended
December  31, 2000 (Incorporated herein by reference from File  No.  1-
9067).


ENTERGY CORPORATION

B-1(a) Certificate of Incorporation of Entergy Corporation as executed December 31, 1993 (A-1(a) to Rule 24 Certificate in 70-8059).

B-1(b) By-Laws of Entergy Corporation as amended January 29, 1999, and as presently in effect (4.2 to Form S-8 in 333-75097).


ENTERGY ARKANSAS

B-2(a) Amended and Restated Articles of Incorporation of Entergy Arkansas effective November 12, 1999 (3(i)(c)1 to Form 10-K for the year ended December 31, 1999 in 1-10764).

B-2(b) By-Laws of Entergy Arkansas effective November 26, 1999, and as presently in effect (3(ii)(c) to Form 10-K for the year ended December 31, 1999 in 1-10764).


ENTERGY ENTERPRISES, INC.

B-3(a)           Restated   Articles   of  Incorporation   of   Entergy
Enterprises, Inc., as in effect December 28, 1992 (B-3(a) to Form U5S for the year ended December 31, 1997).

B-3(b)              By-Laws of Entergy Enterprises, Inc., as amended as
of  July  17, 1990 and currently in effect (A-6(a) to Form U-1  in  70-
7947).


ENTERGY LOUISIANA

B-4(a)          Amended  and  Restated  Articles  of  Incorporation  of
Entergy Louisiana effective November 15, 1999 (3(a) to Form S-3 in 333-
93683).

B-4(b) By-Laws of Entergy Louisiana effective November 26, 1999, and as presently in effect (3(b) to Form S-3 in 333-93683).


ENTERGY MISSISSIPPI

B-5(a) Amended and Restated Articles of Incorporation of Entergy Mississippi effective November 12, 1999 (3(i)(f)1 to Form 10-K for the year ended December 31, 1999 in 0-320).

B-5(b)     By-Laws of Entergy Mississippi effective November 26,  1999, and as presently in effect (3(ii)(f) to Form 10-K for the year ended December 31, 1999 in 0-320).


ENTERGY NEW ORLEANS

B-6(a) Amended and Restated Articles of Incorporation of Entergy New Orleans effective November 15, 1999 (3(a) to Form S-3 in 333-95599).

B-6(b) By-Laws of Entergy New Orleans effective November 30, 1999, and as presently in effect (3(b) to Form S-3 in 333-95599).


SYSTEM ENERGY

B-7(a) Amended and Restated Articles of Incorporation of System Energy and amendments thereto through April 28, 1989 (A-1(a) to Form U-1 in 70-
5399).

B-7(b) By-Laws of System Energy effective July 6, 1998, and as presently in effect (3(f) to Form 10-Q for the quarter ended June 30, 1998 in 1-9067).


ENTERGY SERVICES

B-8(a) Certificate of Amendment of Certificate of Incorporation of Entergy Services, as executed May 5, 1998 (B-8(a) to Form U5S for the year ended December 31, 1998).

B-8(b) By-Laws of Entergy Services, as of July 6, 1999, and as presently in effect (B-8(b) to Form U5S for the year ended December 31, 1999).


SYSTEM FUELS, INC.

B-9(a) Articles of Incorporation of System Fuels, Inc., as executed January 3, 1972 (A-1 to Form U-1 in 70-5015).

B-9(b) By-Laws of System Fuels, Inc., as of July 12, 1999, and as presently in effect (B-9(b) to Form U5S for the year ended December 31, 1999).


ENTERGY OPERATIONS, INC.

B-10(a)          Restated  Certificate  of  Incorporation  of   Entergy
Operations, Inc., effective June 8, 1990 (A-1(b) to Rule 24 Certificate in 70-7679).

B-10(b)    By-Laws of Entergy Operations, Inc., as of August 23,  1999,
and as presently in effect (B-10(b) to Form U5S for the year ended December 31, 1999).


ENTERGY POWER, INC.

B-11(a)        Restated Certificate of Incorporation of Entergy  Power,
Inc., effective August 20, 1990 (B-11(a) to Form U5S for the year ended December 31, 1999).

B-11(b)        By-Laws of Entergy Power, Inc., as amended as of October
26, 1995 and currently in effect (B-11(b) to Form U5S for the year ended December 31, 1999).


ENTERGY POWER DEVELOPMENT CORPORATION

B-12(a)    Certificate  of Incorporation of Entergy  Power  Development
Corporation, as executed December 9, 1992 (B-14(a) to Form U5S for the year ended December 31, 1992).

B-12(b)         By-Laws  of Entergy Power Development  Corporation,  as
amended as of October 26, 1995 and currently in effect (B-12(b) to Form U5S for the year ended December 31, 1999).


ENTERGY GULF STATES

B-13(a)         Restated  Articles  of Incorporation  of  Entergy  Gulf
States effective November 17, 1999 (3(i)(d)1 to Form 10-K for the year ended December 31, 1999 in 1-27031).

B-13(b)    By-Laws of Entergy Gulf States effective November 26,  1999, and as presently in effect (3(ii)(d) to Form 10-K for the year ended December 31, 1999 in 1-27031).


VARIBUS CORPORATION

*B-14(a)   Articles  of  Conversion  of  Varibus  L.L.C.,  as  executed
November 6, 2000.

*B-14(b)        Certificate of Organization of Varibus Corporation,  as
executed November 6, 2000.


PRUDENTIAL OIL AND GAS L.L.C.

*B-15(a)   Articles of Conversion of Prudential Oil &  Gas  L.L.C.,  as
executed November 6, 2000.

*B-15(b)        Certificate of Organization of Prudential,  Oil  &  Gas
L.L.C., as executed November 6, 2000


GSG&T, INC.

B-16(a)    Charter (Articles of Association) and Amendments thereto  of
GSG&T, Inc., as executed May 15, 1987 (B-19(a) to Form U5B).

B-16(b)         By-Laws  of  GSG&T, Inc., as of  August  10,  1998  and
currently  in  effect (B-16(b) to Form U5S for the year ended  December
31, 1998).


SOUTHERN GULF RAILWAY COMPANY

B-17(a)        Charter (Articles of Association) and Amendments thereto
of  Southern Gulf Railway Company, as executed May 6, 1993 (B-20(a)  to
Form U5B).

B-17(b)         By-Laws of Southern Gulf Railway Company, as of  August
10, 1998 and currently in effect (B-17(b) to Form U5S for the year ended December 31, 1998).


ENTERGY POWER MARKETING CORPORATION

B-18(a)         Certificate of Incorporation of Entergy Power Marketing
Corporation, as executed May 17, 1995 (B-19(a) to Form U5S for the year ended December 31, 1996).

B-18(b)         By-Laws of Entergy Power Marketing Corporation,  as  of
August 1, 1995 and currently in effect (B-19(b) to Form U5S for the year ended December 31, 1996).


ENTERGY TECHNOLOGY HOLDING COMPANY

B-19(a)         Certificate  of  Incorporation  of  Entergy  Technology
Holding Company, as executed February 12, 1996 (B-22(a) to Form U5S for the year ended December 31, 1996).

B-19(b)   By-Laws of Entergy Technology Holding Company, as of February
12, 1996 and currently in effect (B-22(a) to Form U5S for the year ended December 31, 1996).


ENTERGY POWER GENERATION CORPORATION

*B-20(a)       Certificate of Amendment of Certificate of Incorporation
of Entergy Power Generation Corporation, as executed October 26, 2000.

B-20(b)        By-Laws of Entergy Power Generation Corporation,  as  of
December 26, 1996 and currently in effect (B-21(b) to Form U5S for the year ended December 31, 1997).


ENTERGY POWER INTERNATIONAL HOLDINGS CORPORATION

B-21(a)          Certificate   of  Incorporation   of   Entergy   Power
International Holdings Corporation, as executed August 5, 1996 (B-22(a) to Form U5S for the year ended December 31, 1997).

B-21(b)          By-Laws   of  Entergy  Power  International   Holdings
Corporation, as of January 16, 1996 and currently in effect (B-22(b) to Form U5S for the year ended December 31, 1997).


ENTERGY HOLDINGS, INC.

B-22(a)        Certificate of Amendment of Certificate of Incorporation
of Entergy Holdings, Inc., as executed January 25, 1999 (B-24(a) to Form U5S for the year ended December 31, 1999).

B-22(b)   By-Laws of Entergy Holdings, Inc., as amended November 30,
1998 and currently in effect (B-24(b) to Form U5S for the year ended December 31, 1998).


ENTERGY NUCLEAR, INC.

B-23(a)         Certificate of Incorporation of Entergy Nuclear,  Inc.,
as executed April 10, 1996 (B-25(a) to Form U5S for the year ended December 31, 1998).

B-23(b)         By-Laws of Entergy Nuclear, Inc., as amended  September
10, 1998 and currently in effect (B-25(b) to Form U5S for the year ended December 31, 1998).


ENTERGY OPERATIONS SERVICES, INC.

B-24(a)        Certificate of Amendment of Certificate of Incorporation
of Entergy Operations Services, Inc., as executed July 9, 1996 (B-26(a) to Form U5S for the year ended December 31, 1998).

B-24(b)        By-Laws of Entergy Operations Services, Inc., as amended
October 9, 1998 and currently in effect (B-26(b) to Form U5S for the year ended December 31, 1998).


ENTERGY NUCLEAR HOLDING COMPANY # 1

*B-25(a)       Certificate of Amendment of Certificate of Incorporation
of Entergy Nuclear Holding Company # 1, as executed November 15, 2000.

B-25(b)         By-Laws  of Entergy Nuclear Holding  Company  #  1,  as
amended July 6, 1999 and currently in effect (27(b) to Form U5S for the year ended December 31, 1999).


ENTERGY NUCLEAR HOLDING COMPANY # 2

*B-26(a)       Certificate of Incorporation of Entergy Nuclear  Holding
Company # 2, as executed May 9, 2000.

*B-26(b)        By-Laws of Entergy Nuclear Holding Company # 2,  as  of
May 9, 2000 and currently in effect.


ENTERGY NUCLEAR HOLDING COMPANY # 3

*B-27(a)       Certificate of Incorporation of Entergy Nuclear  Holding
Company # 3, as executed October 24, 2000.

*B-27(b)        By-Laws of Entergy Nuclear Holding Company # 3,  as  of
October 24, 2000 and currently in effect.


ENTERGY NUCLEAR HOLDING COMPANY

*B-28(a)       Certificate of Incorporation of Entergy Nuclear  Holding
Company, as executed October 24, 2000.

*B-28(b)        By-Laws  of  Entergy Nuclear  Holding  Company,  as  of
October 24, 2000 and currently in effect.


ENTERGY RETAIL HOLDING COMPANY

*B-29(a)        Certificate of Incorporation of Entergy Retail  Holding
Company, as executed August 23, 2000.

*B-29(b)       By-Laws of Entergy Retail Holding Company, as of  August
23, 2000 and currently in effect.


ENTERGY VENTURES HOLDING COMPANY, INC.

*B-30(a)       Certificate of Incorporation of Entergy Ventures Holding
Company, Inc., as executed November 3, 2000.

*B-30(b)       By-Laws of Entergy Ventures Holding Company, Inc., as of
November 3, 2000 and currently in effect.


ENTERGY RESOURCES, INC.

*B-31(a)       Certificate of Amendment of Certificate of Incorporation
of Entergy Resources, Inc., as executed July 26, 2000.

*B-31(b)       By-Laws of Entergy Resources, Inc., as of July 26,  2000
and currently in effect.


ENTERGY POWER GAS HOLDINGS CORPORATION

*B-32(a)        Certificate  of  Incorporation  of  Entergy  Power  Gas
Holdings Corporation, as executed June 15, 2000.

*B-32(b)       By-Laws of Entergy Power Gas Holdings Corporation, as of
June 15, 2000 and currently in effect.


ENTERGY PROCUREMENT EXCHANGE HOLDING CORPORATION

*B-33(a)        Certificate  of Incorporation  of  Entergy  Procurement
Exchange Holding Corporation, as executed May 30, 2000.

*B-33(b)         By-Laws   of  Entergy  Procurement  Exchange   Holding
Corporation, as of May 30, 2000 and currently in effect.


ENTERGY INTERNATIONAL HOLDING LTD., LLC

*B-34(a)        Amendment  No.  1  to  the  Limited  Liability  Company
Agreement  of  Entergy International Holdings Ltd.,  LLC,  as  executed
March 12, 1998.


ENTERGY GLOBAL POWER OPERATIONS CORPORATION

*B-35(a)        Certificate  of Incorporation of Entergy  Global  Power
Operations Corporation, as executed December 31, 1997.

*B-35(b)        By-Laws of Entergy Global Power Operations Corporation,
as of December 31, 1997 and currently in effect.


ENTERGY POWER HOLDINGS USA CORPORATION

*B-36(a)        Certificate of Incorporation of Entergy Power  Holdings
USA Corporation, as executed February 24, 1999.

*B-36(b)       By-Laws of Entergy Power Holdings USA Corporation, as of
February 24, 1999 and currently in effect.


ENTERGY POWER E&C CORPORATION

*B-37(a)        Certificate  of  Incorporation  of  Entergy  Power  E&C
Corporation, as executed August 30, 2000.

*B-37(b)        By-Laws of Entergy Power E&C Corporation, as of  August
30, 2000 and currently in effect.


ENTERGY CORPORATION

C-1(a) See C-2 (a) through C-7(f) below for instruments defining the rights of holders of long-term debt of Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Energy.

C-1(b) Second Amended and Restated Credit Agreement, dated as of May 18, 2000, among Entergy, the Banks (The Bank of New York, The Chase Manhattan Bank, Citibank, N.A., ABN AMRO Bank N.V., The Bank of Nova Scotia, Bank One, N.A., Bayerische Landesbank Girozentrale, The Royal Bank of Scotland PLC, Barclays Bank PLC, Credit Agricole Indosuez, The Industrial Bank of Japan, KBC Bank NV, Union Bank of California, N.A., Westdeutsche Landesbank Girozentrale, and Mellon Bank, N.A.) and Citibank, N.A., as Agent (4(b) to Form 10-Q for the quarter ended June 30, 2000 in 1-11299).


ENTERGY ARKANSAS

C-2(a)   Mortgage  and  Deed  of  Trust,  as  amended   by   fifty-five
Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5463 (Mortgage); 7(b) in 2-7121 (First); 7(c) in 2-7605 (Second); 7(d) in 2-8100 (Third); 7(a)-4 in 2-
8482 (Fourth); 7(a)-5 in 2-9149 (Fifth); 4(a)-6 in 2-9789 (Sixth); 4(a)-
7  in  2-10261 (Seventh); 4(a)-8 in 2-11043 (Eighth); 2(b)-9 in 2-11468
(Ninth); 2(b)-10 in 2-15767 (Tenth); D in 70-3952 (Eleventh); D in  70-
4099   (Twelfth);  4(d)  in  2-23185  (Thirteenth);  2(c)  in   2-24414
(Fourteenth); 2(c) in 2-25913 (Fifteenth); 2(c) in 2-28869 (Sixteenth); 2(d) in 2-28869 (Seventeenth); 2(c) in 2-35107 (Eighteenth); 2(d) in 2-
36646  (Nineteenth);  2(c)  in  2-39253 (Twentieth);  2(c)  in  2-41080
(Twenty-first); C-1 to Rule 24 Certificate in 70-5151 (Twenty-second); C-1 to Rule 24 Certificate in 70-5257 (Twenty-third); C to Rule 24 Certificate in 70-5343 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-5404 (Twenty-fifth); C to Rule 24 Certificate in 70-5502 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-5556 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-5693 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6078 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6174 (Thirtieth); C-1 to Rule 24 Certificate in 70-6246 (Thirty-first); C-1 to Rule 24 Certificate in 70-6498 (Thirty-second); A-4b-2 to Rule 24 Certificate in 70-6326 (Thirty-third); C-1 to Rule 24 Certificate in 70-6607 (Thirty-fourth); C-1 to Rule 24 Certificate in 70-6650 (Thirty-fifth); C-1 to Rule 24 Certificate, dated December 1, 1982, in 70-6774 (Thirty-sixth); C-1 to Rule 24 Certificate, dated February 17, 1983, in 70-6774 (Thirty-seventh); A-2(a) to Rule 24 Certificate, dated December 5, 1984, in 70-6858 (Thirty-eighth); A-3(a) to Rule 24 Certificate in
70-7127   (Thirty-ninth);  A-7  to  Rule  24  Certificate  in   70-7068
(Fortieth); A-8(b) to Rule 24 Certificate, dated July 6, 1989, in 70-7346 (Forty-first); A-8(c) to Rule 24 Certificate, dated February 1, 1990, in 70-7346 (Forty-second); 4 to Form 10-Q for the quarter ended September 30, 1990, in 1-10764 (Forty-third); A-2(a) to Rule 24 Certificate, dated November 30, 1990, in 70-7802 (Forty-fourth); and A-2(b) to Rule 24 Certificate, dated January 24, 1991, in 70-7802 (Forty-fifth); and 4(d)(2) in 33-54298 (Forty-sixth) 4(c)(2) to Form 10-K for the year ended December 31, 1992 in 1-10764 (Forty-seventh); 4(b) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-eighth); 4(c) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-ninth); 4(b) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fiftieth); 4(c) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fifty-first); 4(a) to Form 10-Q for the quarter ended June 30, 1994 (Fifty-second); C-2 to Form U5S for the year ended December 31, 1995 (Fifty-third); C-2(a) to Form U5S for the year ended December 31, 1996 (Fifty-fourth); and 4(a) to Form 10-Q for the quarter ended March 31, 2000 in 1-10764 (Fifty-fifth)).

C-2(b) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities between Entergy Arkansas and Bank of New York (as Trustee), dated as of August 1, 1996 (A-1(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

C-2(c)     Amended  and  Restated Trust Agreement of  Entergy  Arkansas
Capital I, dated as of August 14, 1996 (A-3(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

C-2(d) Guarantee Agreement between Entergy Arkansas (as Guarantor) and The Bank of New York (as Trustee), dated as of August 14, 1996, with respect to Entergy Arkansas Capital I's obligations on its 8 1/2% Cumulative Quarterly Income Preferred Securities, Series A (A-4(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).


ENTERGY LOUISIANA

C-3(a)   Mortgage  and  Deed  of  Trust,  as  amended   by   fifty-five
Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5317 (Mortgage); 7(b) in 2-7408 (First); 7(c) in 2-8636 (Second); 4(b)-3 in 2-10412 (Third); 4(b)-4 in
2-12264 (Fourth); 2(b)-5 in 2-12936 (Fifth); D in 70-3862 (Sixth); 2(b)-
7  in  2-22340 (Seventh); 2(c) in 2-24429 (Eighth); 4(c)-9  in  2-25801
(Ninth);  4(c)-10 in 2-26911 (Tenth); 2(c) in 2-28123 (Eleventh);  2(c)
in 2-34659 (Twelfth); C to Rule 24 Certificate in 70-4793 (Thirteenth); 2(b)-2 in 2-38378 (Fourteenth); 2(b)-2 in 2-39437 (Fifteenth); 2(b)-2
in   2-42523   (Sixteenth);  C  to  Rule  24  Certificate  in   70-5242
(Seventeenth); C to Rule 24 Certificate in 70-5330 (Eighteenth); C-1 to Rule 24 Certificate in 70-5449 (Nineteenth); C-1 to Rule 24 Certificate in 70-5550 (Twentieth); A-6(a) to Rule 24 Certificate in 70-5598 (Twenty-first); C-1 to Rule 24 Certificate in 70-5711 (Twenty-second); C-1 to Rule 24 Certificate in 70-5919 (Twenty-third); C-1 to Rule 24 Certificate in 70-6102 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-6169 (Twenty-fifth); C-1 to Rule 24 Certificate in 70-6278 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-6355 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-6508 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6556 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6635 (Thirtieth); C-1 to Rule 24 Certificate in 70-6834 (Thirty-first); C-1 to Rule 24 Certificate in 70-6886 (Thirty-second); C-1 to Rule 24 Certificate in 70-6993 (Thirty-third); C-2 to Rule 24 Certificate in 70-6993 (Thirty-fourth); C-3 to Rule 24 Certificate in 70-6993 (Thirty-fifth); A-2(a) to Rule 24 Certificate in 70-7166 (Thirty-sixth); A-2(a) to Rule 24 Certificate in 70-7226 (Thirty-seventh); C-1 to Rule 24 Certificate in 70-7270 (Thirty-eighth)); 4(a) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, in 1-8474 (Thirty-ninth); A-2(b) to Rule 24 Certificate in 70-7553 (Fortieth); A-2(d) to Rule 24 Certificate in 70-7553 (Forty-first); A-3(a) to Rule 24 Certificate, in 70-7822 (Forty-second); A-3(b) to Rule 24 Certificate in 70-7822 (Forty-third); A-2(b) to Rule 24 Certificate in 70-7822 (Forty-fourth); and A-3(c) to Rule 24 Certificate in 70-7822 (Forty-fifth); A-2(c) to Rule 24 Certificate dated April 7, 1993 in 70-7822 (Forty-sixth); A-3(d) to Rule 24 Certificate dated June 4, 1993 in 70-7822 (Forth-seventh); A-3(e) to Rule 24 Certificate dated December 21, 1993 in 70-7822 (Forty-eighth); A-3(f) to Rule 24 Certificate dated August 1, 1994 in 70-7822 (Forty-ninth); A-4(c) to Rule 24 Certificate dated September 28, 1994 in 70-7653 (Fiftieth); A-2(a) to Rule 24 Certificate dated April 4, 1996 in 70-8487 (Fifty-first); A-2(a) to Rule 24 Certificate dated April 3, 1998 in 70-9141 (Fifty-second); A-2(b) to Rule 24 Certificate dated April 9, 1999 in 70-9141 (Fifty-third); A-3(a) to Rule 24 Certificate dated July 6, 1999 in 70-9141 (Fifty-fourth); and A-2(c) to Rule 24 Certificate dated June 2, 2000 in 70-9141 (Fifty-fifth)).

C-3(b) Facility Lease No. 1, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-1 in 33-30660).

C-3(c) Facility Lease No. 2, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-2 in 33-30660).

C-3(d) Facility Lease No. 3, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-3 in 33-30660).

C-3(e)    Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of July 1, 1996 (A-14(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

C-3(f)     Amended  and Restated Trust Agreement of  Entergy  Louisiana
Capital I dated July 16, 1996 of Series A Preferred Securities (A-16(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

C-3(g)     Guarantee  Agreement  between Entergy  Louisiana,  Inc.  (as
Guarantor) and The Bank of New York (as Trustee) dated as of July 16, 1996 with respect to Entergy Louisiana Capital I's obligation on its 9% Cumulative Quarterly Income Preferred Securities, Series A (A-19(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).


ENTERGY MISSISSIPPI

C-4(a) Mortgage and Deed of Trust, dated as of February 1, 1988, as amended by sixteen Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(a)-2 to Rule 24 Certificate in 70-7461 (Mortgage); A-2(b)-2 to Rule 24 Certificate in 70-7461 (First); A-5(b) to Rule 24 Certificate in 70-7419 (Second); A-4(b) to Rule 24 Certificate in 70-7554 (Third); A-1(b)-1 to Rule 24 Certificate in 70-7737 (Fourth); A-2(b) to Rule 24 Certificate in 70-7914 (Fifth); A-2(e) to Rule 24 Certificate in 70-7914 (Sixth); A-2(g) to Form U-1 in 70-7914 (Seventh); A-2(i) to Rule 24 Certificate in 70-7914 (Eighth); A-2(j) to Rule 24 Certificate dated July 22, 1994 in 70-7914 (ninth); A-2(l) to Rule 24 Certificate dated April 21, 1995 in 70-7914 (Tenth); A-2(a) to Rule 24 Certificate dated June 27, 1997 in 70-8719 (Eleventh); A-2(b) to Rule 24 Certificate dated April 16, 1998 in 70-8719(Twelfth); A-2(c) to Rule 24 Certificate dated May 12, 1999 in 70-8719 (Thirteenth); A-3(a) to Rule 24 Certificate dated June 8, 1999 in 70-8719 (Fourteenth); A-2(d) to Rule 24 Certificate dated February 24, 2000 in 70-8719 (Fifteenth); and A-2(a) to Rule 24 Certificate dated February 9, 2001 in 70-9757 (Sixteenth)).


ENTERGY NEW ORLEANS

*C-5(a) Mortgage and Deed of Trust, dated as of May 1, 1987, as amended by eight Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(f)4 to Form 10-K for the year ended December 31, 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 22, 1996 in 0-5807 (Sixth); 4(b) to Form 10-Q for the quarter ended June 30, 1998 in 0-5807 (Seventh); and 4(d) to Form 10-Q for the quarter ended June 30, 2000 in 0-5807 (Eighth); and (Ninth)).


SYSTEM ENERGY

C-6(a) Mortgage and Deed of Trust, as amended by twenty-one Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-1 in 70-5890 (Mortgage); B and C to Rule 24 Certificate in 70-5890 (First); B to Rule 24 Certificate in 70-6259 (Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981, in 1-3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth); B to Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in 70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-3(b) to Rule 24 Certificate in 70-7158 (Eighth); B to Rule 24 Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate in 70-7272 (Tenth); B-2 to Rule 24 Certificate in 70-7272 (Eleventh); B-3 to Rule 24 Certificate in 70-7272 (Twelfth); B-1 to Rule 24 Certificate in 70-7382 (Thirteenth); and B-2 to Rule 24 Certificate in 70-7382 (Fourteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Fifteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Sixteenth); A-2(d) to Rule 24 Certificate in 70-7946 (Seventeenth); A-2(e) to Rule 24 Certificate in 70-7946 (Eighteenth); A-2(g) to Rule 24 Certificate dated May 6, 1994 in 70-7946 (Nineteenth); A-2(a)(1) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twentieth); and A-2(a)(2) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twenty-first)).

C-6(b) Facility Lease No. 1, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, (Steven Kaba, Seccessor) as Owner Trustees, and System Energy (B-2(c)(1) to Rule 24 Certificate, dated January 9, 1989, in 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (1) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-3(d) to Rule 24 Certificate dated January 31, 1994 in 70-8215).

C-6(c) Facility Lease No. 2, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, as Owner Trustees, and System Energy (B-2(c)(2) to Rule 24 Certificate, dated January 9, 1989, in 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (2) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-4(d) Rule 24 Certificate dated January 31, 1994 in 70-8215).

C-6(d) Indenture (for Unsecured Debt Securities), dated as of September 1, 1995, between System Energy Resources, Inc., and Chemical Bank (B-10(a) to Rule 24 Certificate in 70-8511).


ENTERGY GULF STATES

C-7(a) Indenture of Mortgage, as amended by certain Supplemental Indentures (B-a-I-1 in 2-2449 (Mortgage); 7-A-9 in 2-6893 (Seventh); B to Form 8-K dated September 1, 1959 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 in 1-27031 (Fifth-fourth); 4 to Form 10-K dated December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); and A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth)).

C-7(b) Indenture, dated March 21, 1939, accepting resignation of The Chase National Bank of the City of New York as trustee and appointing Central Hanover Bank and Trust Company as successor trustee (B-a-1-6 in 2-4076).

C-7(c)    Trust Indenture for 9.72% Debentures due July 1, 1998 (4 in
33-40113).

C-7(d)    Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of January 15, 1997 (A-11(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

C-7(e)     Amended and Restated Trust Agreement of Entergy Gulf  States
Capital I dated January 28, 1997 of Series A Preferred Securities (A-13(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

C-7(f)     Guarantee  Agreement between Entergy Gulf States,  Inc.  (as
Guarantor) and The Bank of New York (as Trustee) dated as of January 28, 1997 with respect to Entergy Gulf States Capital I's obligation on its 8.75% Cumulative Quarterly Income Preferred Securities, Series A (A-14(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).


ENTERGY CORPORATION SYSTEM COMPANIES

D-1   Copy of the Middle South Utilities, Inc. and Subsidiary Companies
Intercompany Income Tax Allocation Agreement, dated April 28, 1988 (D-1 to Form U5S for the year ended December 31, 1987).

D-2 Copy of First Amendment to the Middle South Utilities, Inc. and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1990 (D-2 to Form U5S for the year ended December 31,
1989).

D-3 Copy of Second Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1992 (D-3 to Form U5S for the year ended December 31,
1992).

D-4   Copy of Third Amendment to the Entergy Corporation and Subsidiary
Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1994 (D-3(a) to Form U5S for the year ended December 31, 1993).

D-5     Copy  of  Fourth  Amendment  to  the  Entergy  Corporation  and
Subsidiary Companies Intercompany Income Tax Allocation Agreement (D-5 to Form U5S for the year ended December 31, 1996).

*F Entergy Arkansas Preferred Stock Redeemed During 2000; Entergy Arkansas Long-Term Debt, including First Mortgage Bonds, Retired During 2000; Entergy Gulf States Preferred Stock Redeemed During 2000; Entergy Gulf States Long-Term Debt Retired During 2000; Entergy Louisiana Preferred Stock Redeemed During 2000; Entergy Louisiana Long-Term Debt, including First Mortgage Bonds, Retired During 2000; Entergy Mississippi Preferred Stock Redeemed During 2000; Entergy Mississippi Long-Term Debt, including First Mortgage Bonds, Retired During 2000; Entergy New Orleans Preferred Stock Redeemed During 2000; Entergy New
Orleans General & Refunding Mortgage Bonds Retired During 2000; and System Energy Long-Term Debt, including First Mortgage Bonds Retired during 2000.

H       See  "Item  1  System Companies and Investments Therein  as  of
December 31, 2000" for a copy of the organization chart of Entergy Corporation and it's subsidiaries, showing the relationship of each EWG or foreign utility in which the system holds an interest to other system companies, dated December 31, 2000.

*I-1 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Development Corporation for the year ended December 31, 2000 (Exhibit I-1 is being filed pursuant to Rule 104.).

*I-2 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Global Power Operations Corporation for the year ended December 31, 2000 (Exhibit I-2 is being filed pursuant to Rule 104.).

*I-3 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy International Ltd. LLC for the year ended December 31, 2000 (Exhibit I-3 is being filed pursuant to Rule 104.).

*I-4 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy International Holdings Ltd. for the year ended December 31, 2000 (Exhibit I-4 is being filed pursuant to Rule 104.).

*I-5 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Generation Corporation for the year ended December 31, 2000 (Exhibit I-5 is being filed pursuant to Rule 104.).

*I-6 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Nuclear Holding Company #1 for the year ended December 31, 2000 (Exhibit I-6 is being filed pursuant to Rule 104.).

_______________________

* Exhibits indicated by an asterisk preceding the exhibit number are filed herewith. The balance of the exhibits have heretofore been filed with the Securities and Exchange Commission, respectively, as the exhibits and in the file numbers indicated and are incorporated herein by reference.

The Jackson Gas Light Company, Entergy Power & Light Company and The Light, Heat and Water Company of Jackson, Mississippi are inactive companies and copies of exhibits are not included for this reason. No exhibits pertaining to ARKCO are included. (See notes (4) and (5) to Item 1 of this Form.)

                                                              EXHIBIT F

ITEM 4.    SUPPORTING SCHEDULES


Entergy Arkansas Long-Term Debt, including First Mortgage Bonds, Retired
                             During 2000*

                                       Principal
   Series                               Amount         Consideration

  Jefferson County Pollution Control
     & Industrial Development Bonds
     8.25%                                   170,000          170,000

  Pope County Pollution
     Control Bonds
     8.25%                                    50,000           50,000
                                        ------------     ------------
                                        $    220,000     $    220,000
                                        ============     ============


       Entergy Gulf States Preferred Stock Redeemed During 2000*

                                    Shares
   Series                          Redeemed        Consideration

  NM Preferred Series 7.56%           37,671         $   3,767,055
  M Preference $1.75 Div. Pref.    6,000,000           150,000,000
  Adjustable Rate Series A            11,976             1,197,544
  Adjustable Rate Series B            26,938             2,693,768
                                   ---------         -------------
                                   6,076,585         $ 157,658,367
                                   =========         =============


   Entergy Louisiana Long-Term Debt, including First Mortgage Bonds,
                         Retired During 2000*

                               Principal
   Series                       Amount        Consideration

  6.00%  FMB Series Due 2000  $ 100,000,000   $    100,000,000

   ITEM 4.         SUPPORTING SCHEDULES (Continued)       EXHIBIT F


       Entergy Mississippi Preferred Stock Redeemed During 2000*

                           Shares
  Series                   Redeemed        Consideration

  Preferred Series 4.56%           1       $          100



 System Energy Long Term Debt, including First Mortgage Bonds Retired
                             During 2000*


                                   Principal
   Series                           Amount        Consideration

  7.38%  Debenture Series 1995     $ 30,000,000   $   30,000,000
  7.80%  Debenture Series 1996       45,000,000       45,000,000
  Grand Gulf sale/leaseback
  principal payments                  2,947,272        2,947,272
                                   ------------   --------------
                                   $ 77,947,272   $   77,947,272
                                   ============   ==============

* All retirements of securities were made in reliance on Rule 42 promulgated under the Holding Company Act.

                              SIGNATURES


Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                    ENTERGY CORPORATION
                    ENTERGY ARKANSAS, INC.
                    ENTERGY GULF STATES, INC.
                    ENTERGY LOUISIANA, INC.
                    ENTERGY MISSISSIPPI, INC.
                    ENTERGY NEW ORLEANS, INC.
                    ENTERGY SERVICES, INC.
                    ENTERGY RETAIL HOLDING COMPANY
                    SYSTEM ENERGY RESOURCES, INC.
                    ENTERGY OPERATIONS, INC.
                    SYSTEM FUELS, INC.
                    ENTERGY HOLDINGS, INC.
                    ENTERGY INTERNATIONAL HOLDINGS LTD LLC
                    ENTERGY VENTURES HOLDING COMPANY
                    ENTERGY NUCLEAR HOLDING COMPANY #1


                    By:  /s/ Nathan E. Langston
                         Nathan E. Langston
                         Vice President, Chief Accounting Officer


                    ENTERGY POWER, INC.
                    ENTERGY ENTERPRISES, INC.
                    ENTERGY POWER MARKETING CORP.
                    ENTERGY POWER INTERNATIONAL HOLDINGS CORP.
                    ENTERGY POWER DEVELOPMENT CORPORATION
                    ENTERGY GLOBAL POWER OPERATIONS CORPORATION
                    ENTERGY TECHNOLOGY HOLDING COMPANY
                    ENTERGY NUCLEAR INCORPORATED
                    ENTERGY OPERATIONS SERVICES INCORPORATED
                    ENTERGY POWER GENERATION CORPORATION


                    By:  /s/ Michael G. Thompson
                         Michael G. Thompson
                         Senior Vice President


                    ENTERGY POWER GAS HOLDINGS CORPORATION
                    ENTERGY POWER HOLDINGS USA CORP.
                    ENTERGY PROCUREMENT EXCHANGE HOLDING CORPORATION

                    By:  /s/ Steven C. McNeal
                         Steven C. McNeal
                         Treasurer

Dated:  April 30, 2001

              Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Entergy Corporation for the year ended December 31, 2000 filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated February 1, 2001 relating to the consolidated financial statements of Entergy Corporation and the financial statements of its subsidiaries (Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and System Energy Resources, Inc., collectively referred to as "the Companies"), which appear in each of the Companies' Annual Reports on Form 10-K for the year ended December 31, 2000.


PricewaterhouseCoopers LLP

New Orleans, Louisiana
April 19, 2001


                   ENTERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF INCOME (LOSS)
                       YEAR ENDED DECEMBER 31, 2000
                    (In Thousands, Except Share Data)

                                                                         INTERCOMPANY
                                                                         ELIMINATIONS
                                                                              AND         ENTERGY       ENTERGY       ENTERGY
                                                           CONSOLIDATED   ADJUSTMENTS    ARKANSAS     GULF STATES    LOUISIANA

Operating Revenues:
     Domestic electric                                    $   7,219,686 $   2,679,765  $  1,762,635   $ 2,470,884    $2,062,437
     Natural gas                                                165,872          ....          ....        40,356          ....
     Competitive businesses                                   2,630,590    (2,449,132)         ....          ....          ....
                                                          ---------------------------------------------------------------------
                      Total                                  10,016,148       230,633     1,762,635     2,511,240     2,062,437
                                                          ---------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                      2,645,835      (314,340)      258,294       895,361       560,329
         Purchased power                                      2,662,881      (554,020)      560,793       455,300       537,589
         Nuclear refueling outage expenses                       70,511             1        25,884        16,663        13,542
         Other operation and maintenance                      1,901,314     1,148,079       427,409       423,031       318,841
     Decommissioning                                             39,484          ....         3,845         6,273        10,422
     Taxes other than income taxes                              370,344        48,414        39,662       120,428        77,190
     Depreciation and amortization                              746,125        11,036       169,806       189,149       171,204
     Other regulatory charges (credits)                           3,681             1       (33,078)      (13,860)          960
     Amortization of rate deferrals                              30,392          ....          ....         5,606          ....
                                                          ---------------------------------------------------------------------
                      Total                                   8,470,567       339,171     1,452,615     2,097,951     1,690,077
                                                          ---------------------------------------------------------------------
Operating Income                                              1,545,581      (108,538)      310,020       413,289       372,360
                                                          ---------------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                            32,022          ....        15,020         7,617         4,328
     Gain / (loss) on sale of assets                            (20,466)       22,817            (8)        2,327          ....
     Equity in earnings of subsidiaries                            ....       698,243          ....          ....          ....
     Miscellaneous - net                                        190,129      (123,301)        4,339        12,736         6,604
                                                          ---------------------------------------------------------------------
                      Total                                     201,685       597,759        19,351        22,680        10,932
                                                          ---------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                 477,071        (3,522)       88,140       143,053        98,655
     Other interest - net                                        85,635         2,345         8,360         8,458         6,788
     Distributions on preferred securities of subsidiary         18,838          ....         5,100         7,438         6,300
     Allowance for borrowed funds used during
         construction                                           (24,114)         ....        (9,788)       (6,926)       (3,775)
                                                          ---------------------------------------------------------------------
                      Total                                     557,430        (1,177)       91,812       152,023       107,968
                                                          ---------------------------------------------------------------------

Income (Loss) Before Income Taxes                             1,189,836       490,398       237,559       283,946       275,324

Income Taxes                                                    478,921       (77,100)      100,512       103,603       112,645
                                                          ---------------------------------------------------------------------

Net Income (Loss)                                               710,915       567,498       137,047       180,343       162,679

Preferred and Preference Dividend Requirements
    and Other                                                    31,621             2         7,776         9,998         9,514
                                                          ---------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                $     679,294 $     567,496  $    129,271   $   170,345    $  153,165
                                                          =====================================================================
Earnings per average common share
                   Basic                                          $3.00
                   Diluted                                        $2.97
Dividends declared per common share                               $1.22
Average number of common shares outstanding
                   Basic                                    226,580,449
                   Diluted                                  228,541,307











                                                              ENTERGY       ENTERGY       SYSTEM        ENTERGY       ENTERGY
                                                            MISSISSIPPI   NEW ORLEANS     ENERGY      CORPORATION   OPERATIONS
                                                                                                                    (unaudited)
Operating Revenues:
     Domestic electric                                    $     937,371 $     514,774  $    656,749   $      ....    $  701,984
     Natural gas                                                   ....       125,516          ....          ....          ....
     Competitive businesses                                        ....          ....          ....          ....          ....
                                                          ---------------------------------------------------------------------
                      Total                                     937,371       640,290       656,749          ....       701,984
                                                          ---------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                        221,075       253,869        42,369          ....          ....
         Purchased power                                        366,491       173,371          ....          ....          ....
         Nuclear refueling outage expenses                         ....          ....        14,423          ....          ....
         Other operation and maintenance                        168,432        87,254        88,257        25,146       654,944
     Decommissioning                                               ....          ....        18,944          ....          ....
     Taxes other than income taxes                               45,436        45,132        30,517           661        45,127
     Depreciation and amortization                               49,046        23,550       127,904          ....         1,107
     Other regulatory charges (credits)                          (6,872)       (7,058)       63,590          ....          ....
     Amortization of rate deferrals                                ....        24,786          ....          ....          ....
                                                          ---------------------------------------------------------------------
                      Total                                     843,608       600,904       386,004        25,807       701,178
                                                          ---------------------------------------------------------------------
Operating Income                                                 93,763        39,386       270,745       (25,807)          806
                                                          ---------------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                             2,385         1,190         1,482          ....          ....
     Gain / (loss) on sale of assets                                 19          ....          ....          ....          ....
     Equity in earnings of subsidiaries                            ....          ....          ....       698,243          ....
     Miscellaneous - net                                          8,680         2,530        20,446        12,273          (395)
                                                          ---------------------------------------------------------------------
                      Total                                      11,084         3,720        21,928       710,516          (395)
                                                          ---------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                  41,583        14,429        87,689          ....          ....
     Other interest - net                                         3,294         1,462        30,830        20,627           429
     Distributions on preferred securities of subsidiary           ....          ....          ....          ....          ....
     Allowance for borrowed funds used during
         construction                                            (1,871)         (900)         (854)         ....          ....
                                                          ---------------------------------------------------------------------
                      Total                                      43,006        14,991       117,665        20,627           429
                                                          ---------------------------------------------------------------------

Income (Loss) Before Income Taxes                                61,841        28,115       175,008       664,082           (18)

Income Taxes                                                     22,868        11,597        81,263       (15,212)          (18)
                                                          ---------------------------------------------------------------------

Net Income (Loss)                                                38,973        16,518        93,745       679,294          ....

Preferred and Preference Dividend Requirements
    and Other                                                     3,370           965          ....          ....          ....
                                                          ---------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                $      35,603 $      15,553  $     93,745   $   679,294    $     ....
                                                          =====================================================================






                  ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                     YEAR ENDED DECEMBER 31, 2000
                   (In Thousands, Except Share Data)



                                                              ENTERGY       ENTERGY       SYSTEM        ENTERGY
                                                               POWER       SERVICES        FUELS      ENTERPRISES
                                                            (unaudited)   (unaudited)   (unaudited)   (unaudited)
Operating Revenues:
     Domestic electric                                    $        .... $     577,833  $    214,784   $      ....
     Natural gas                                                   ....          ....          ....          ....
     Competitive businesses                                     128,736          ....          ....        52,722
                                                          -------------------------------------------------------
                      Total                                     128,736       577,833       214,784        52,722
                                                          -------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                         94,343          ....         5,855          ....
         Purchased power                                         15,317          ....          ....          ....
         Nuclear refueling outage expenses                         ....          ....          ....          ....
         Other operation and maintenance                          9,174       533,172       204,824       108,909
     Decommissioning                                               ....          ....          ....          ....
     Taxes other than income taxes                                  542        13,157           763           143
     Depreciation and amortization                                3,626        19,572            46         2,151
     Other regulatory charges (credits)                            ....          ....          ....          ....
     Amortization of rate deferrals                                ....          ....          ....          ....
                                                          -------------------------------------------------------
                      Total                                     123,002       565,901       211,488       111,203
                                                          -------------------------------------------------------
Operating Income                                                  5,734        11,932         3,296       (58,481)
                                                          -------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                              ....          ....          ....          ....
     Gain / (loss) on sale of assets                                 13          ....          ....          ....
     Equity in earnings of subsidiaries                            ....          ....          ....          ....
     Miscellaneous - net                                          6,236        (7,761)         ....         1,140
                                                          -------------------------------------------------------
                      Total                                       6,249        (7,761)         ....         1,140
                                                          -------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                    ....          ....          ....          ....
     Other interest - net                                          ....         4,384         3,329            19
     Distributions on preferred securities of subsidiary           ....          ....          ....          ....
     Allowance for borrowed funds used during
         construction                                              ....          ....          ....          ....
                                                          -------------------------------------------------------
                      Total                                        ....         4,384         3,329            19
                                                          -------------------------------------------------------

Income (Loss) Before Income Taxes                                11,983          (213)          (33)      (57,360)

Income Taxes                                                      4,732          (213)          (33)      (19,923)
                                                          -------------------------------------------------------

Net Income (Loss)                                                 7,251          ....          ....       (37,437)

Preferred and Preference Dividend Requirements
    and Other                                                      ....          ....          ....          ....
                                                          -------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                $       7,251 $        ....  $       ....   $   (37,437)
                                                          =======================================================




                    ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2000
                                (In Thousands)

                                                                          INTERCOMPANY
                                                                          ELIMINATIONS
                                                                               AND        ENTERGY      ENTERGY       ENTERGY
OPERATING ACTIVITIES:                                       CONSOLIDATED   ADJUSTMENTS   ARKANSAS    GULF STATES    LOUISIANA

Net Income (Loss)                                          $     710,915 $     567,498  $  137,047   $   180,343    $  162,679
Noncash items included in net income
     Amortization of rate deferrals                               30,392          ....        ....         5,606          ....
     Reserve for regulatory adjustments                           18,482        (1,999)       ....       (49,571)       11,456
     Other regulatory charges - net                                3,681             1     (33,078)      (13,860)          960
     Depreciation, amortization and decommissioning              785,609        11,998     173,651       195,422       181,626
     Deferred income taxes and investment tax credits            124,457       (56,626)     39,776        54,279        16,350
     Allowance for equity funds used during construction         (32,022)         ....     (15,020)       (7,617)       (4,328)
     Gain on sale of assets                                       20,466       (22,804)          8        (2,327)         ....
     Gain on sale of non-regulated businesses & property            ....          ....        ....          ....          ....
     Equity in earnings of subsidiaries                             ....      (698,243)       ....          ....          ....
Changes in working capital:
     Receivables                                                (437,146)       45,261     (47,647)     (131,643)      (97,154)
     Fuel inventory                                              (20,447)       (6,846)     (6,512)        1,013          ....
     Accounts payable                                            543,606      (167,096)    141,172       130,435       (11,848)
     Taxes accrued                                                20,871        17,912       1,731        30,570        (2,555)
     Interest accrued                                             45,789        (2,041)      5,246        14,969        15,300
     Deferred fuel costs                                         (38,001)            1      35,993       (26,291)      (81,890)
     Other working capital accounts                              102,336        97,763      17,162        20,896        38,064
Provision for estimated losses and reserves                        6,019        12,707        (895)       (1,991)        6,114
Common stock dividends received                                     ....       314,300        ....          ....          ....
Changes in other regulatory assets                               (66,903)       (3,900)    (85,452)      (47,777)       25,400
Other                                                            149,743       (38,843)     58,378        51,424        10,249
                                                              ----------------------------------------------------------------
Net cash flow provided by (used in) operating activities       1,967,847        69,043     421,560       403,880       270,423
                                                              ----------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                     (1,493,717)      409,010    (369,370)     (277,635)     (203,049)
Allowance for equity funds used during construction               32,022          ....      15,020         7,617         4,328
Nuclear fuel purchases                                          (121,127)        3,393     (44,722)      (34,735)      (38,270)
Proceeds from sale/leaseback of nuclear fuel                     117,154            (1)     44,722        34,154        38,270
Investment in subsidiaries                                          ....       194,665        ....          ....          ....
Proceeds from sale of businesses                                  61,519       (61,519)       ....          ....          ....
Investment in nonregulated/nonutility properties                (238,062)      238,062        ....          ....          ....
Proceeds from other temporary investments                        321,351      (321,351)       ....          ....          ....
Loans to affiliates                                                 ....          ....        ....          ....          ....
Proceeds from sale of non-utility property                          ....          ....        ....          ....          ....
Decommissioning trust contributions and realized
     change in trust assets                                      (63,805)         ....     (15,761)      (12,051)      (12,299)
Other regulatory investments                                    (385,331)         ....     (97,343)     (127,377)         ....
Other                                                            (44,016)       37,440        ....          ....          ....
                                                              ----------------------------------------------------------------
Net cash flow provided by (used in) investing activities      (1,814,012)      499,699    (467,454)     (410,027)     (211,020)
                                                              ----------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                              904,522      (209,109)     99,381       298,819       148,736
     Common stock                                                 41,908          ....        ....          ....          ....
Retirement of:
     Long-term debt                                             (181,329)        2,977        (220)         (185)     (100,000)
Repurchase of common stock                                      (550,206)         ....        ....          ....          ....
Redemption of preferred stock                                   (157,658)         ....        ....      (157,658)         ....
Changes in short-term borrowings                                 267,000          ....        ....          ....          ....
Dividends paid:
     Common stock                                               (271,019)     (314,300)    (44,600)      (88,000)      (62,400)
     Preferred stock                                             (32,400)           (2)     (7,691)      (10,862)       (9,514)
Change in advances from parent company                              ....          ....        ....          ....          ....
Capital contributions returned to parent                            ....        15,332        ....          ....          ....
Advances to subsidiaries                                            ....       (32,833)       ....          ....          ....
Other                                                               ....          ....        ....          ....          ....
                                                              ----------------------------------------------------------------
Net cash flow provided by (used in) financing activities          20,818      (537,935)     46,870        42,114       (23,178)
                                                              ----------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents             (5,948)        5,948        ....          ....          ....
                                                              ----------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents             168,705        36,755         976        35,967        36,225
Cash and cash equivalents at beginning of year                 1,213,719      (997,604)      6,862        32,312         7,734
                                                              ----------------------------------------------------------------
Cash and cash equivalents at end of year                      $1,382,424 $    (960,849) $    7,838   $    68,279   $    43,959
                                                              ================================================================



                                                               ENTERGY       ENTERGY      SYSTEM       ENTERGY       ENTERGY
OPERATING ACTIVITIES:                                        MISSISSIPPI   NEW ORLEANS    ENERGY     CORPORATION   OPERATIONS
                                                                                                                   (unaudited)
Net Income (Loss)                                          $      38,973 $      16,518  $   93,745   $   679,294    $     ....
Noncash items included in net income
     Amortization of rate deferrals                                 ....        24,786        ....          ....          ....
     Reserve for regulatory adjustments                             ....          ....      54,598          ....          ....
     Other regulatory charges - net                               (6,872)       (7,058)     63,590          ....          ....
     Depreciation, amortization and decommissioning               49,046        23,550     146,848           962         1,107
     Deferred income taxes and investment tax credits             51,081          (639)    (71,212)       (9,014)         (331)
     Allowance for equity funds used during construction          (2,385)       (1,190)     (1,482)         ....          ....
     Gain on sale of assets                                          (19)         ....        ....          ....          ....
     Gain on sale of non-regulated businesses & property            ....          ....        ....          ....          ....
     Equity in earnings of subsidiaries                             ....          ....        ....      (698,243)         ....
Changes in working capital:
     Receivables                                                 (30,628)      (45,580)     87,212         2,013        17,815
     Fuel inventory                                                  338          (911)       ....          ....          ....
     Accounts payable                                              3,064        29,592      (7,401)      (13,822)      (18,300)
     Taxes accrued                                                (4,106)        5,394      13,147          ....          (271)
     Interest accrued                                              3,062         1,163       4,008          ....          ....
     Deferred fuel costs                                          47,939       (13,751)       ....          ....          ....
     Other working capital accounts                                6,160          (223)     20,754        98,489          (613)
Provision for estimated losses and reserves                         (568)         (365)     (1,328)         ....          (110)
Common stock dividends received                                     ....          ....        ....       314,300          ....
Changes in other regulatory assets                                (9,929)      (11,637)     58,592          ....          ....
Other                                                             37,105        10,812     (65,491)      (11,694)        2,424
                                                              ----------------------------------------------------------------
Net cash flow provided by (used in) operating activities         182,261        30,461     395,580       362,285         1,721
                                                              ----------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                       (121,252)      (48,902)    (36,555)         (360)         (109)
Allowance for equity funds used during construction                2,385         1,190       1,482          ....          ....
Nuclear fuel purchases                                              ....          ....          (7)         ....          ....
Proceeds from sale/leaseback of nuclear fuel                        ....          ....           7          ....          ....
Investment in subsidiaries                                          ....          ....        ....       194,665          ....
Proceeds from sale of businesses                                    ....          ....        ....          ....          ....
Investment in nonregulated/nonutility properties                    ....          ....        ....          ....          ....
Proceeds from other temporary investments                           ....          ....        ....          ....          ....
Loans to affiliates                                                 ....          ....        ....          ....          ....
Proceeds from sale of non-utility property                          ....          ....        ....          ....          ....
Decommissioning trust contributions and realized
     change in trust assets                                         ....          ....     (23,694)         ....          ....
Other regulatory investments                                    (160,611)         ....        ....          ....          ....
Other                                                               ....          ....        ....        (1,000)         ....
                                                              ----------------------------------------------------------------
Net cash flow provided by (used in) investing activities        (279,478)      (47,712)    (58,767)      193,305          (109)
                                                              ----------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                              118,913        29,564        ....          ....          ....
     Common stock                                                   ....          ....        ....        41,908          ....
Retirement of:
     Long-term debt                                                 ....          ....     (77,947)         ....          ....
Repurchase of common stock                                          ....          ....        ....      (550,206)         ....
Redemption of preferred stock                                       ....          ....        ....          ....          ....
Changes in short-term borrowings                                    ....          ....        ....       267,000          ....
Dividends paid:
     Common stock                                                (18,000)       (9,500)    (91,800)     (271,019)         ....
     Preferred stock                                              (3,370)         (965)       ....          ....          ....
Change in advances from parent company                              ....          ....        ....          ....          ....
Capital contributions returned to parent                            ....          ....        ....          ....          ....
Advances to subsidiaries                                            ....          ....        ....       (32,833)         ....
Other                                                               ....          ....        ....          ....          ....
                                                              ----------------------------------------------------------------
Net cash flow provided by (used in) financing activities          97,543        19,099    (169,747)     (545,150)         ....
                                                              ----------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents               ....          ....        ....          ....          ....
                                                              ----------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                 326         1,848     167,066        10,440         1,612
Cash and cash equivalents at beginning of year                     4,787         4,454      35,152        16,493           117
                                                              ----------------------------------------------------------------
Cash and cash equivalents at end of year                      $    5,113 $       6,302  $  202,218   $    26,933    $    1,729
                                                              ================================================================



                   ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                       YEAR ENDED DECEMBER 31, 2000
                              (In Thousands)



                                                              ENTERGY       ENTERGY        SYSTEM       ENTERGY
OPERATING ACTIVITIES:                                          POWER        SERVICES       FUELS      ENTERPRISES
                                                            (unaudited)   (unaudited)   (unaudited)   (unaudited)
Net Income (Loss)                                          $       7,251 $        .... $        .... $     (37,437)
Noncash items included in net income
     Amortization of rate deferrals                                 ....          ....          ....          ....
     Reserve for regulatory adjustments                             ....          ....          ....          ....
     Other regulatory charges - net                                 ....          ....          ....          ....
     Depreciation, amortization and decommissioning                3,626        19,572            46         2,151
     Deferred income taxes and investment tax credits             (1,932)       (8,314)          291        (2,504)
     Allowance for equity funds used during construction            ....          ....          ....          ....
     Gain on sale of assets                                         ....          ....          ....          ....
     Gain on sale of non-regulated businesses & property            ....          ....          ....          ....
     Equity in earnings of subsidiaries                             ....          ....          ....          ....
Changes in working capital:
     Receivables                                                 (16,870)      (64,965)      (56,911)       (7,527)
     Fuel inventory                                                  254          ....       (21,475)         ....
     Accounts payable                                             14,850        36,518        76,125        (3,875)
     Taxes accrued                                                   749        (6,132)        1,451        (1,195)
     Interest accrued                                               ....          ....          ....          ....
     Deferred fuel costs                                            ....          ....          ....          ....
     Other working capital accounts                                   62        (1,835)          635           548
Provision for estimated losses and reserves                         ....         8,000          ....         9,869
Common stock dividends received                                     ....          ....          ....          ....
Changes in other regulatory assets                                  ....          ....          ....          ....
Other                                                                (33)       13,833          (148)        4,041
                                                              ----------------------------------------------------
Net cash flow provided by (used in) operating activities           7,957        (3,323)           14       (35,929)
                                                              ----------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                         (2,236)      (23,167)          (14)       (2,058)
Allowance for equity funds used during construction                 ....          ....          ....          ....
Nuclear fuel purchases                                              ....          ....          ....          ....
Proceeds from sale/leaseback of nuclear fuel                        ....          ....          ....          ....
Investment in subsidiaries                                          ....          ....          ....          ....
Proceeds from sale of businesses                                    ....          ....          ....          ....
Investment in nonregulated/nonutility properties                    ....          ....          ....          ....
Proceeds from other temporary investments                           ....          ....          ....          ....
Loans to affiliates                                                 ....          ....          ....          ....
Proceeds from sale of non-utility property                          ....          ....          ....          ....
Decommissioning trust contributions and realized
     change in trust assets                                         ....          ....          ....          ....
Other regulatory investments                                        ....          ....          ....          ....
Other                                                                229          ....          ....        (5,805)
                                                              ----------------------------------------------------
Net cash flow provided by (used in) investing activities          (2,007)      (23,167)          (14)       (7,863)
                                                              ----------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                 ....          ....          ....          ....
     Common stock                                                   ....          ....          ....          ....
Retirement of:
     Long-term debt                                                 ....          ....          ....          ....
Repurchase of common stock                                          ....          ....          ....          ....
Redemption of preferred stock                                       ....          ....          ....          ....
Changes in short-term borrowings                                    ....          ....          ....          ....
Dividends paid:                                                     ....          ....          ....          ....
     Common stock                                                   ....          ....          ....          ....
     Preferred stock                                                ....          ....          ....          ....
Change in advances from parent company                              ....          ....          ....          ....
Capital contributions returned to parent                         (32,668)         ....          ....        48,000
Advances to subsidiaries                                            ....          ....          ....          ....
Other                                                               ....          ....          ....          ....
                                                              ----------------------------------------------------
Net cash flow provided by (used in) financing activities         (32,668)         ....          ....        48,000
                                                              ----------------------------------------------------

Effect of exchange rates on cash and cash equivalents               ....          ....          ....          ....
                                                              ----------------------------------------------------

Net increase (decrease) in cash and cash equivalents             (26,718)      (26,490)         ....         4,208
Cash and cash equivalents at beginning of year                    42,830        45,835            20        19,519
                                                              ----------------------------------------------------
Cash and cash equivalents at end of year                      $   16,112 $      19,345 $          20 $      23,727
                                                              ====================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                       CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2000
                              (In Thousands)

                                                                            INTERCOMPANY
                                                                            ELIMINATIONS
                                                                                 AND        ENTERGY       ENTERGY        ENTERGY
                                ASSETS                        CONSOLIDATED   ADJUSTMENTS    ARKANSAS    GULF STATES     LOUISIANA
Current Assets:
     Cash and cash equivalents:
         Cash                                                $     157,550 $    (109,279) $     7,838   $    10,726   $    14,138
         Temporary cash investments - at cost
            which approximates market                              640,038      (266,734)        ....        57,553        29,821
         Special deposits                                          584,836      (584,836)        ....          ....          ....
                                                             --------------------------------------------------------------------
            Total cash and cash equivalents                      1,382,424      (960,849)       7,838        68,279        43,959
                                                             --------------------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                                    ....          ....         ....          ....          ....
     Notes receivable                                                3,608            28         ....          ....         1,510
     Accounts receivable:
         Customer                                                  497,821       (50,786)      98,550       125,412       111,292
         Allowance for doubtful accounts                            (9,947)          500       (1,667)       (2,131)       (1,771)
         Associated companies                                         ....       683,813       22,286        27,660        30,518
         Other                                                     395,518      (289,805)      26,221        22,837        13,698
         Accrued unbilled revenues                                 415,409          ....       65,887       136,384       152,700
                                                             --------------------------------------------------------------------
            Total receivables                                    1,298,801       343,722      211,277       310,162       306,437
                                                             --------------------------------------------------------------------
     Deferred fuel  costs                                          568,331          ....      102,970       288,126        84,051
     Accumulated deferred income taxes                                ....         1,572         ....          ....          ....
     Fuel inventory - at average cost                               93,679        34,951        9,809        37,258          ....
     Materials and supplies - at average cost                      425,357       (85,254)      80,682       100,018        77,389
     Rate deferrals                                                 16,581            (1)        ....         5,606          ....
     Deferred nuclear refueling outage costs                        46,544            (1)      23,541          ....        16,425
     Prepayments and other                                         122,690       (70,387)       5,540        22,332         9,996
                                                             --------------------------------------------------------------------
                      Total                                      3,958,015      (736,219)     441,657       831,781       539,767
                                                             --------------------------------------------------------------------

Other Property and Investments:
     Investment in subsidiary companies - at equity                    214     7,344,612       11,217          ....        14,230
     Decommissioning trust funds                                 1,315,857      (448,615)     355,852       243,555       110,263
     Non-utility property - at cost (less accumulated
       depreciation)                                               334,270      (108,423)       1,469       194,422        21,700
     Non-regulated investments                                     331,604      (323,358)        ....          ....          ....
     Other - at cost (less accumulated depreciation)                22,298        (4,440)       3,032        14,826          ....
                                                             --------------------------------------------------------------------
                      Total                                      2,004,243     6,459,776      371,570       452,803       146,193
                                                             --------------------------------------------------------------------

Utility Plant:
     Electric                                                   25,137,562      (971,952)   5,274,066     7,574,905     5,357,920
     Plant acquisition adjustment                                  390,664      (390,364)        ....          ....          ....
     Property under capital lease                                  769,370             1       40,289        38,564       238,427
     Natural gas                                                   190,989       (56,163)        ....          ....          ....
     Construction work in progress                                 936,785      (572,178)      87,389        56,163        85,299
     Nuclear fuel under capital leases                             277,673        87,343      107,023       144,814        63,923
     Nuclear fuel                                                  157,603       (93,411)       6,720        57,472          ....
                                                             --------------------------------------------------------------------
                      Total                                     27,860,646    (1,996,724)   5,515,487     7,871,918     5,745,569
     Less - Accumulated depreciation and amortization           11,364,021        (4,382)   2,449,821     3,664,415     2,429,495
                                                             --------------------------------------------------------------------
                       Utility plant - net                      16,496,625    (1,992,342)   3,065,666     4,207,503     3,316,074
                                                             --------------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                           980,266        12,608      162,952       403,934       204,810
         Unamortized loss on reacquired debt                       183,627             1       44,428        37,903        33,244
         Deferred fuel costs                                        95,661          ....         ....          ....          ....
         Other regulatory assets                                   792,515         9,448      221,805       169,405        50,881
     Long-term receivables                                          29,575            11         ....        29,586          ....
     Accumulated Deferred Income Taxes                                ....          ....         ....          ....          ....
     Other                                                       1,024,700      (902,583)       4,775        17,349        10,882
                                                             --------------------------------------------------------------------
                      Total                                      3,106,344      (880,515)     433,960       658,177       299,817
                                                             --------------------------------------------------------------------
                                 Total                       $  25,565,227 $   2,850,700  $ 4,312,853   $ 6,150,264 $   4,301,851
                                                             ====================================================================




                                                                 ENTERGY       ENTERGY       SYSTEM       ENTERGY        ENTERGY
                                ASSETS                         MISSISSIPPI   NEW ORLEANS     ENERGY     CORPORATION    OPERATIONS
                                                                                                                       (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                                $       5,113 $       6,302  $        44   $      ....   $       811
         Temporary cash investments - at cost
            which approximates market                                 ....          ....      202,174        26,933           918
         Special deposits                                             ....          ....         ....          ....          ....
                                                             --------------------------------------------------------------------
            Total cash and cash equivalents                          5,113         6,302      202,218        26,933         1,729
                                                             --------------------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                                    ....          ....         ....          ....          ....
     Notes receivable                                                 ....          ....         ....          ....          ....
     Accounts receivable:
         Customer                                                   44,517        67,264         ....          ....          ....
         Allowance for doubtful accounts                            (1,044)         (770)        ....          ....          ....
         Associated companies                                       10,741         2,800      212,551       117,019         2,146
         Other                                                       9,964         3,709        2,194         2,012          ....
         Accrued unbilled revenues                                  33,600        26,838         ....          ....          ....
                                                             --------------------------------------------------------------------
            Total receivables                                       97,778        99,841      214,745       119,031         2,146
                                                             --------------------------------------------------------------------
     Deferred fuel  costs                                           64,950        28,234         ....          ....          ....
     Accumulated deferred income taxes                                ....          ....         ....          ....         1,572
     Fuel inventory - at average cost                                3,436         4,204         ....          ....          ....
     Materials and supplies - at average cost                       18,485         9,630       52,235          ....          ....
     Rate deferrals                                                   ....        10,974         ....          ....          ....
     Deferred nuclear refueling outage costs                          ....          ....        6,577          ....          ....
     Prepayments and other                                           3,004         1,416        2,639          ....           411
                                                             --------------------------------------------------------------------
                      Total                                        192,766       160,601      478,414       145,964         5,858
                                                             --------------------------------------------------------------------

Other Property and Investments:
     Investment in subsidiary companies - at equity                  5,531         3,259         ....     7,310,589          ....
     Decommissioning trust funds                                      ....          ....      157,572          ....          ....
     Non-utility property - at cost (less accumulated depreciation)  6,851          ....         ....          ....          ....
     Non-regulated investments                                        ....          ....         ....          ....          ....
     Other - at cost (less accumulated depreciation)                  ....          ....         ....          ....          ....
                                                             --------------------------------------------------------------------
                      Total                                         12,382         3,259      157,572     7,310,589          ....
                                                             --------------------------------------------------------------------

Utility Plant:
     Electric                                                    1,885,501       572,061    3,093,033          ....        12,076
     Plant acquisition adjustment                                     ....          ....         ....          ....          ....
     Property under capital lease                                      290          ....      449,851          ....          ....
     Natural gas                                                      ....       134,826         ....          ....          ....
     Construction work in progress                                  44,085        36,489       24,029          ....           178
     Nuclear fuel under capital leases                                ....          ....       49,256          ....          ....
     Nuclear fuel                                                     ....          ....         ....          ....          ....
                                                             --------------------------------------------------------------------
                      Total                                      1,929,876       743,376    3,616,169          ....        12,254
     Less - Accumulated depreciation and amortization              733,977       394,271    1,407,885          ....        10,977
                                                             --------------------------------------------------------------------
                       Utility plant - net                       1,195,899       349,105    2,208,284          ....         1,277
                                                             --------------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                            25,544          ....      195,634          ....          ....
         Unamortized loss on reacquired debt                        15,122           974       51,957          ....          ....
         Deferred fuel costs                                        95,661          ....         ....          ....          ....
         Other regulatory assets                                   140,679        44,676      174,517          ....          ....
     Long-term receivables                                            ....          ....         ....          ....          ....
     Accumulated Deferred Income Taxes                                ....          ....         ....          ....          ....
     Other                                                           5,886           616        8,172        58,571          ....
                                                             --------------------------------------------------------------------
                      Total                                        282,892        46,266      430,280        58,571          ....
                                                             --------------------------------------------------------------------
                                 Total                       $   1,683,939 $     559,231  $ 3,274,550   $ 7,515,124 $       7,135
                                                             ====================================================================


                        ENTERGY CORPORATION AND SUBSIDIARIES
                            CONSOLIDATING BALANCE SHEET
                                 DECEMBER 31, 2000
                                   (In Thousands)



                                                                          ENTERGY       ENTERGY      SYSTEM       ENTERGY
                               ASSETS                                      POWER        SERVICES     FUELS      ENTERPRISES
                                                                        (unaudited)    (unaudited)  (unaudited)   (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                                         $         463 $       2,223  $        20   $       593
         Temporary cash investments - at cost
            which approximates market                                        15,649        17,122         ....        23,134
         Special deposits                                                      ....          ....         ....          ....
                                                                       -----------------------------------------------------
            Total cash and cash equivalents                                  16,112        19,345           20        23,727
                                                                       -----------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                                             ....          ....         ....          ....
     Notes receivable                                                          ....            62         ....         2,064
     Accounts receivable:
         Customer                                                              ....          ....         ....          ....
         Allowance for doubtful accounts                                       ....          ....         ....        (2,064)
         Associated companies                                                19,525       155,396       58,867        24,304
         Other                                                                1,913        21,530        1,594            41
         Accrued unbilled revenues                                             ....          ....         ....          ....
                                                                       -----------------------------------------------------
            Total receivables                                                21,438       176,926       60,461        22,281
                                                                       -----------------------------------------------------
     Deferred fuel  costs                                                      ....          ....         ....          ....
     Accumulated deferred income taxes                                         ....          ....         ....          ....
     Fuel inventory - at average cost                                           965          ....       72,958          ....
     Materials and supplies - at average cost                                 1,647            17         ....          ....
     Rate deferrals                                                            ....          ....         ....          ....
     Deferred nuclear refueling outage costs                                   ....          ....         ....          ....
     Prepayments and other                                                    1,475         5,322            9           159
                                                                       -----------------------------------------------------
                      Total                                                  41,637       201,672      133,448        48,231
                                                                       -----------------------------------------------------

Other Property and Investments:
     Investment in subsidiary companies - at equity                            ....          ....         ....          ....
     Decommissioning trust funds                                               ....          ....         ....          ....
     Non-utility property - at cost (less accumulated depreciation)            ....          ....         ....         1,405
     Non-regulated investments                                                 ....          ....         ....         8,246
     Other - at cost (less accumulated depreciation)                           ....          ....         ....          ....
                                                                       -----------------------------------------------------
                      Total                                                    ....          ....         ....         9,651
                                                                       -----------------------------------------------------

Utility Plant:
     Electric                                                               144,727       226,897       24,424          ....
     Plant acquisition adjustment                                               300          ....         ....          ....
     Property under capital lease                                              ....          ....        1,950          ....
     Natural gas                                                               ....          ....         ....          ....
     Construction work in progress                                            5,494        25,265           15           201
     Nuclear fuel under capital leases                                         ....          ....         ....          ....
     Nuclear fuel                                                              ....          ....         ....          ....
                                                                       -----------------------------------------------------
                      Total                                                 150,521       252,162       26,389           201
     Less - Accumulated depreciation and amortization                        87,113       157,296       24,389          ....
                                                                       -----------------------------------------------------
                       Utility plant - net                                   63,408        94,866        2,000           201
                                                                       -----------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                                       ....          ....         ....          ....
         Unamortized loss on reacquired debt                                   ....          ....         ....          ....
         Deferred fuel costs                                                   ....          ....         ....          ....
         Other regulatory assets                                               ....          ....         ....          ....
     Long-term receivables                                                     ....          ....         ....          ....
     Accumulated Deferred Income Taxes                                         ....          ....         ....          ....
     Other                                                                     ....         3,359          127        12,380
                                                                       -----------------------------------------------------
                      Total                                                    ....         3,359          127        12,380
                                                                       -----------------------------------------------------
                                 Total                                 $    105,045 $     299,897  $   135,575   $    70,463
                                                                       =====================================================




                  ENTERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATING BALANCE SHEET
                           DECEMBER 31, 2000
                             (In Thousands)
                                                                            INTERCOMPANY
                                                                            ELIMINATIONS
                                                                                 AND        ENTERGY       ENTERGY        ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY             CONSOLIDATED   ADJUSTMENTS    ARKANSAS    GULF STATES     LOUISIANA
Current Liabilities:
    Currently maturing long-term debt                        $     464,215 $    (154,477) $       100   $   122,750   $    35,088
    Notes payable:
            Associated companies                                      ....          ....         ....          ....          ....
            Other                                                  388,023          (356)         667          ....          ....
     Accounts payable:
            Associated companies                                      ....       562,205       94,776        66,312        71,948
            Other                                                1,204,227      (312,184)     231,313       258,529       144,841
     Customer deposits                                             172,169             1       29,775        37,489        60,227
     Taxes accrued                                                 451,811      (134,314)      40,263       132,368        23,307
     Accumulated deferred income taxes                             225,649           (20)      55,127        94,032        20,545
     Nuclear refueling outage costs                                 10,209          ....         ....        10,209          ....
     Interest accrued                                              172,033        (2,109)      27,624        43,539        35,536
     Obligations under capital leases                              156,907          ....       45,962        42,524        34,274
     Other                                                         192,908        (9,781)      14,942        19,418       102,614
                                                             --------------------------------------------------------------------
                      Total                                      3,438,151       (51,035)     540,549       827,170       528,380
                                                             --------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                           3,249,083        64,498      715,891     1,115,119       757,362
     Accumulated deferred investment tax credits                   494,315            (1)      88,264       171,000       117,393
     SFAS 109 regulatory liability - net                              ....        12,607         ....          ....          ....
     Obligations under capital leases                              201,873           (14)     101,350        53,512        29,649
     FERC settlement - refund obligation                            30,745          ....         ....          ....          ....
     Other regulatory liabilities                                  218,172            (1)      84,642        16,916        12,442
     Decommissioning                                               749,708      (453,907)        ....       142,604          ....
     Transition to competition                                     191,934          ....      119,553        72,381          ....
     Regulatory reserves                                           396,789        (2,000)        ....        60,965        11,456
     Accumulated provisions                                        390,116      (138,751)      42,393        67,404        64,201
     Other                                                         853,137      (434,603)      64,267        98,501        61,724
                                                             --------------------------------------------------------------------
                      Total                                      6,775,872      (952,172)   1,216,360     1,798,402     1,054,227
                                                             --------------------------------------------------------------------

     Long-term debt                                              7,732,093    (1,643,894)   1,239,712     1,808,879     1,276,696
     Subsidiaries' preferred stock with sinking fund                65,758          ....         ....        30,758        35,000
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures            215,000          ....       60,000        85,000        70,000
     Notes payable to associated companies                            ....          ....         ....          ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund            334,688          ....      116,350        47,677       100,500
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       248,094,614 shares                                            2,481          ....         ....          ....          ....
     Common stock of subsidiaries                                     ....     2,283,345          470       114,055     1,088,900
     Paid-in capital                                             4,660,483     1,893,893      591,127     1,153,195          ....
     Capital stock expense and other                                  ....       254,770         ....          ....        (2,171)
     Retained earnings                                           3,190,639     1,064,758      548,285       285,128       150,319
     Cumulative foreign currency translation                       (73,998)         ....         ....          ....          ....
     Net unrealized investment losses                               (1,035)        1,035         ....          ....          ....
     Less - treasury stock at cost (28,490,031 shares in 2000)     774,905          ....         ....          ....          ....
                                                             --------------------------------------------------------------------
                      Total common shareholders' equity          7,338,353     5,497,801    1,256,232     1,600,055     1,337,548
                                                             --------------------------------------------------------------------
                                 Total                       $  25,565,227 $   2,850,700  $ 4,312,853 $   6,150,264 $   4,301,851
                                                             ====================================================================








                                                                    ENTERGY       ENTERGY       SYSTEM       ENTERGY        ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY                 MISSISSIPPI   NEW ORLEANS     ENERGY     CORPORATION    OPERATIONS
                                                                                                                         (unaudited)
Current Liabilities:
    Currently maturing long-term debt                           $        .... $        ....  $   151,800   $      ....   $      ....
    Notes payable:
            Associated companies                                         ....          ....         ....          ....          ....
            Other                                                        ....          ....         ....       387,000          ....
     Accounts payable:
            Associated companies                                       92,980        24,637        2,722         2,206           223
            Other                                                      26,933        57,566       23,585         3,964         2,572
     Customer deposits                                                 26,368        18,311         ....          ....          ....
     Taxes accrued                                                     31,862         5,823       68,530        13,123          ....
     Accumulated deferred income taxes                                 47,734         6,543        1,648          ....          ....
     Nuclear refueling outage costs                                      ....          ....         ....          ....          ....
     Interest accrued                                                  13,099         6,119       44,007          ....          ....
     Obligations under capital leases                                      79          ....       32,119          ....          ....
     Other                                                              2,540         3,211        1,674        10,542             5
                                                                --------------------------------------------------------------------
                      Total                                           241,595       122,210      326,085       416,835         2,800
                                                                --------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                306,295        43,754      391,505          ....            14
     Accumulated deferred investment tax credits                       19,408         5,868       89,516          ....          ....
     SFAS 109 regulatory liability - net                                 ....        12,607         ....          ....          ....
     Obligations under capital leases                                     211          ....       17,137          ....          ....
     FERC settlement - refund obligation                                 ....          ....       30,745          ....          ....
     Other regulatory liabilities                                        ....           537      103,634          ....          ....
     Decommissioning                                                     ....          ....      153,197          ....          ....
     Transition to competition                                           ....          ....         ....          ....          ....
     Regulatory reserves                                                 ....          ....      322,368          ....          ....
     Accumulated provisions                                             6,806         8,471          689          ....           558
     Other                                                             31,339        12,356       15,394        93,588         2,763
                                                                --------------------------------------------------------------------
                      Total                                           364,059        83,593    1,124,185        93,588         3,335
                                                                --------------------------------------------------------------------

     Long-term debt                                                   584,467       199,031      930,854          ....          ....
     Subsidiaries' preferred stock with sinking fund                     ....          ....         ....          ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures                  ....          ....         ....          ....          ....
     Notes payable to associated companies                               ....          ....         ....          ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                50,381        19,780         ....          ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       247,082,345 shares                                                ....          ....         ....         2,481          ....
     Common stock of subsidiaries                                     199,326        33,744      789,350          ....             5
     Paid-in capital                                                     ....        36,294         ....     4,660,483           995
     Capital stock expense and other                                      (59)         ....         ....          ....          ....
     Retained earnings                                                244,170        64,579      104,076     3,190,640          ....
     Cumulative foreign currency translation                             ....          ....         ....       (73,998)         ....
     Net unrealized investment losses                                    ....          ....         ....          ....          ....
     Less - treasury stock at cost (8,045,434 shares in 1999)            ....          ....         ....       774,905          ....
                                                                --------------------------------------------------------------------
                      Total common shareholders' equity               493,818       154,397      893,426     7,004,701         1,000
                                                                --------------------------------------------------------------------

                                 Total                          $   1,683,939 $     559,231  $ 3,274,550   $ 7,515,124   $     7,135
                                                                ====================================================================


                      ENTERGY CORPORATION AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000
                                 (In Thousands)



                                                                    ENTERGY       ENTERGY      SYSTEM       ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY                    POWER        SERVICES     FUELS      ENTERPRISES
                                                                  (unaudited)   (unaudited)  (unaudited)   (unaudited)
Current Liabilities:
    Currently maturing long-term debt                           $        .... $        ....  $      ....   $      ....
    Notes payable:
            Associated companies                                         ....          ....         ....          ....
            Other                                                        ....          ....         ....          ....
     Accounts payable:
            Associated companies                                       11,290        93,296       87,405        14,410
            Other                                                       8,137       124,222        8,621         1,760
     Customer deposits                                                   ....          ....         ....          ....
     Taxes accrued                                                        956         5,798        1,451        (5,984)
     Accumulated deferred income taxes                                   ....          ....         ....          ....
     Nuclear refueling outage costs                                      ....          ....         ....          ....
     Interest accrued                                                    ....          ....         ....          ....
     Obligations under capital leases                                    ....          ....        1,949          ....
     Other                                                               ....         6,987          442        20,752
                                                                ------------------------------------------------------

                      Total                                            20,383       230,303       99,868        30,938
                                                                ------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                 18,723       (20,710)       1,522       (15,894)
     Accumulated deferred investment tax credits                         ....         2,700          165          ....
     SFAS 109 regulatory liability - net                                 ....          ....         ....          ....
     Obligations under capital leases                                    ....          ....         ....          ....
     FERC settlement - refund obligation                                 ....          ....         ....          ....
     Other regulatory liabilities                                        ....          ....         ....          ....
     Decommissioning                                                     ....          ....         ....          ....
     Transition to competition                                           ....          ....         ....          ....
     Regulatory reserves                                                 ....          ....         ....          ....
     Accumulated provisions                                              ....        50,974         ....         9,869
     Other                                                               ....        36,610         ....         1,992
                                                                ------------------------------------------------------
                      Total                                            18,723        69,574        1,687        (4,033)
                                                                ------------------------------------------------------

     Long-term debt                                                      ....          ....       34,000        14,560
     Subsidiaries' preferred stock with sinking fund                     ....          ....         ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures                  ....          ....         ....          ....
     Notes payable to associated companies                               ....          ....         ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                  ....          ....         ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       247,082,345 shares                                                ....          ....         ....          ....
     Common stock of subsidiaries                                          55            20           20        57,400
     Paid-in capital                                                  112,282          ....         ....          ....
     Capital stock expense and other                                     ....          ....         ....       257,000
     Retained earnings                                                (46,398)         ....         ....      (285,402)
     Cumulative foreign currency translation                             ....          ....         ....          ....
     Net unrealized investment losses                                    ....          ....         ....          ....
     Less - treasury stock at cost (8,045,434 shares in 1999)            ....          ....         ....          ....
                                                                ------------------------------------------------------
                      Total common shareholders' equity                65,939            20           20        28,998
                                                                ------------------------------------------------------

                                 Total                          $     105,045 $     299,897  $   135,575   $    70,463
                                                                ======================================================



                    ENTERGY CORPORATION AND SUBSIDIARIES
               CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 2000
                              (IN THOUSANDS)

                                                             INTERCOMPANY
                                                             ELIMINATIONS
                                                                  AND         ENTERGY       ENTERGY       ENTERGY
              RETAINED EARNINGS                CONSOLIDATED   ADJUSTMENTS    ARKANSAS     GULF STATES    LOUISIANA

Retained Earnings, January 1, 2000            $   2,786,467 $     811,560  $    463,614   $   202,782    $   59,554
Add:
     Net Income (Loss)                              679,294       599,119       137,047       180,343       162,679
     Increase in Investment in subsidiary              ....          ....          ....          ....          ....
                                              ---------------------------------------------------------------------
                      Total                       3,497,382     1,379,058       600,661       383,125       222,233
                                              ---------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                ....        31,558         7,776         9,933         9,514
         Common stock                               275,929       314,300        44,600        88,000        62,400
     Capital stock and other expenses                  (807)           63          ....            64          ....
     Return of capital to parent                       ....          ....          ....          ....          ....
                                              ---------------------------------------------------------------------
                      Total                         306,743       314,300        52,376        97,997        71,914
                                              ---------------------------------------------------------------------

Retained Earnings, December 31, 2000          $   3,190,639 $   1,064,758  $    548,285   $   285,128    $  150,319
                                              =====================================================================


                                                  ENTERGY       ENTERGY       SYSTEM        ENTERGY       ENTERGY
              RETAINED EARNINGS                 MISSISSIPPI   NEW ORLEANS     ENERGY      CORPORATION   OPERATIONS
                                                                                                        (unaudited)
Retained Earnings, January 1, 2000            $     226,567 $      58,526  $    102,131   $ 2,786,467    $     ....
Add:
     Net Income (Loss)                               38,973        16,518        93,745       679,294          ....
     Increase in Investment in subsidiary              ....          ....          ....          ....          ....
                                              ---------------------------------------------------------------------
                      Total                         265,540        75,044       195,876     3,465,761          ....
                                              ---------------------------------------------------------------------
Deduct:
     Dividends declared on:
         Preferred and preference stock               3,370           965          ....          ....          ....
         Common stock                                18,000         9,500        91,800       275,929          ....
     Capital stock and other expenses                  ....          ....          ....          (808)         ....
     Return of capital to parent                       ....          ....          ....          ....          ....
                                              ---------------------------------------------------------------------
                      Total                          21,370        10,465        91,800       275,121          ....
                                              ---------------------------------------------------------------------
Retained Earnings, December 31, 2000          $     244,170 $      64,579  $    104,076   $ 3,190,640    $     ....
                                              =====================================================================

                        ENTERGY CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                           YEAR ENDED DECEMBER 31, 2000
                                   (IN THOUSANDS)



                                                  ENTERGY       ENTERGY       SYSTEM        ENTERGY
              RETAINED EARNINGS                    POWER       SERVICES        FUELS      ENTERPRISES
                                                (unaudited)   (unaudited)   (unaudited)   (unaudited)

Retained Earnings, January 1, 2000            $     (53,649) $       ....   $      ....    $ (247,965)
Add:
     Net Income (Loss)                                7,251          ....          ....       (37,437)
     Increase in Investment in subsidiary              ....          ....          ....          ....
                                              -------------------------------------------------------
                      Total                         (46,398)         ....          ....      (285,402)
                                              -------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                ....          ....          ....          ....
         Common stock                                  ....          ....          ....          ....
     Capital stock and other expenses                  ....          ....          ....          ....
     Return of capital to parent                       ....          ....          ....          ....
                                              -------------------------------------------------------
                      Total                            ....          ....          ....          ....
                                              -------------------------------------------------------

Retained Earnings, December 31, 2000          $     (46,398) $       ....    $     ....   $  (285,402)
                                              =======================================================



                  ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF INCOME  (LOSS)
                         YEAR ENDED DECEMBER 31, 2000
                                (In Thousands)


                                                    INTERCOMPANY
                                                    ELIMINATIONS
                                                        AND          ENTERGY                 Southern
                                       CONSOLIDATED  ADJUSTMENTS  GULF STATES     GSG&T        Gulf        Varibus       POG
                                                                   (unaudited) (unaudited)  (unaudited)  (unaudited) (unaudited)
Operating Revenues:
     Electric                         $   2,470,884 $      3,552  $  2,470,877  $    3,535   $       24   $     ....   $    ....
     Natural gas                             40,356         ....        40,356        ....         ....         ....        ....
     Steam products                            ....         ....          ....        ....         ....         ....        ....
                                      ------------------------------------------------------------------------------------------
                      Total               2,511,240        3,552     2,511,233       3,535           24         ....        ....
                                      ------------------------------------------------------------------------------------------

Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses    895,361         ....       895,361        ....         ....         ....        ....
         Purchased power                    455,300         ....       455,300        ....         ....         ....        ....
         Nuclear refueling outage expense    16,663         ....        16,663        ....         ....         ....        ....
         Other operation and maintenance    423,031        3,537       426,462        ....          106         ....        ....
     Depreciation and decommissioning       195,422           27       192,957       2,023          469         ....        ....
     Taxes other than income taxes          120,428         ....       120,428        ....         ....         ....        ....
     Other regulatory charges (credits)     (13,860)         (27)      (13,418)       ....         (469)        ....        ....
     Amortization of rate deferrals           5,606         ....         5,606        ....         ....         ....        ....
                                      ------------------------------------------------------------------------------------------
                      Total               2,097,951        3,537     2,099,359       2,023          106         ....        ....
                                      ------------------------------------------------------------------------------------------
Operating Income (loss)                     413,289           15       411,874       1,512          (82)        ....        ....
                                      ------------------------------------------------------------------------------------------

Other Income:
     Allowance for equity funds used during
         construction                         7,617         ....         7,617        ....         ....         ....        ....
     Miscellaneous - net                     15,063        3,123        14,976         (63)        (112)       3,148         237
                                      ------------------------------------------------------------------------------------------
                      Total                  22,680        3,123        22,593         (63)        (112)       3,148         237
                                      ------------------------------------------------------------------------------------------

Interest and Other Charges:
     Interest on long-term debt             143,053          380       143,060         241          132         ....        ....
     Other interest - net                     8,458         ....         8,458        ....         ....         ....        ....
     Distributions on preferred securities    7,438         ....         7,438        ....         ....         ....        ....
        of subsidiary
     Allowance for borrowed funds used during
         construction                        (6,926)        ....        (6,926)       ....         ....         ....        ....
                                      ------------------------------------------------------------------------------------------
                      Total                 152,023          380       152,030         241          132         ....        ....
                                      ------------------------------------------------------------------------------------------

Income before income taxes                  283,946        2,758       282,437       1,208         (326)       3,148         237

Income tax expense (benefit)                103,603         ....       102,094       1,304         (529)         666          68
                                      ------------------------------------------------------------------------------------------

Net income                                  180,343        2,758       180,343         (96)         203        2,482         169

Preferred and preference dividend
   requirements                               9,998         ....         9,998        ....         ....         ....        ....
                                      ------------------------------------------------------------------------------------------
Earnings applicable to common stock   $     170,345 $      2,758  $    170,345 $       (96) $       203 $      2,482 $       169
                                      ==========================================================================================



                 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2000
                               (In Thousands)


                                                         INTERCOMPANY
                                                         ELIMINATIONS
                                                             AND         ENTERGY                Southern
                                           CONSOLIDATED  ADJUSTMENTS   GULF STATES    GSG&T       Gulf      Varibus        POG
                                                                       (unaudited) (unaudited) (unaudited) (unaudited) (unaudited)
 OPERATING ACTIVITIES:
 Net Income                               $     180,343 $     2,758   $   180,343  $    (96)   $      203  $   2,482   $     169
 Noncash items included in net income
      Amortization of rate deferrals              5,606        ....         5,606      ....          ....       ....        ....
      Reserve for regulatory adjustments        (49,571)       ....       (49,571)     ....          ....       ....        ....
      Other regulatory charges (credits)        (13,860)        (27)      (13,418)     ....          (469)      ....        ....
      Depreciation, amortization and
         decommissioning                        195,422          27       192,957     2,023           469       ....        ....
      Deferred income taxes and investment
         tax credits                             54,279        ....        51,557     1,381           676       ....         665
      Allowance for equity funds used
         during construction                     (7,617)       ....        (7,617)     ....          ....       ....        ....
      Gain on sale of assets                     (2,327)       ....        (2,327)     ....          ....       ....        ....
 Changes in working capital:
      Receivables                              (131,643)      4,794      (125,605)      131        (1,112)      (304)         41
      Fuel inventory                              1,013        ....         1,013      ....          ....       ....        ....
      Accounts payable                          130,435         328       130,219      ....            23        520           1
      Taxes  accrued                             30,570        (811)       32,561      (810)          (80)    (1,274)       (638)
       Interest accrued                          14,969          36        14,969       (86)          122       ....        ....
      Deferred fuel                             (26,291)       ....       (26,291)     ....          ....       ....        ....
      Other working capital accounts             20,896        ....        20,896      ....          ....       ....        ....
 Provision for estimated losses and reserves     (1,991)       ....        (1,991)     ....          ....       ....        ....
 Changes in other regulatory assets             (47,777)       ....       (47,777)     ....          ....       ....        ....
 Other                                           51,424      (7,105)       45,142    (2,537)            1      1,713        ....
                                               ---------------------------------------------------------------------------------
 Net cash flow provided by operating activities 403,880        ....       400,666         6          (167)     3,137         238
                                               ---------------------------------------------------------------------------------

 INVESTING ACTIVITIES:
 Construction expenditures                     (277,635)       ....      (277,635)     ....          ....       ....        ....
 Allowance for equity funds used during
   construction                                   7,617        ....         7,617      ....          ....       ....        ....
 Nuclear fuel purchases                         (34,735)       ....       (34,735)     ....          ....       ....        ....
 Proceeds from sale/leaseback of nuclear fuel    34,154        ....        34,154      ....          ....       ....        ....
 Decommissioning trust contributions and realized
      change in trust assets                    (12,051)       ....       (12,051)     ....          ....       ....        ....
 Other regulatory investments                  (127,377)       ....      (127,377)     ....          ....       ....        ....
                                               ---------------------------------------------------------------------------------
 Net cash flow used by investing activities    (410,027)       ....      (410,027)     ....          ....       ....        ....
                                               ---------------------------------------------------------------------------------

 FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt       298,819        ....       298,819      ....          ....       ....        ....
 Retirement of long-term debt                      (185)       ....          (185)     ....          ....       ....        ....
 Redemption of preferred stock                 (157,658)       ....      (157,658)     ....          ....       ....        ....
 Dividends paid:
      Common stock                              (88,000)       ....       (88,000)     ....          ....       ....        ....
      Preferred stock                           (10,862)       ....       (10,862)     ....          ....       ....        ....
                                               ---------------------------------------------------------------------------------
 Net cash flow used by financing activities      42,114        ....        42,114      ....          ....       ....        ....
                                               ---------------------------------------------------------------------------------

 Net increase (decrease) in cash and cash
    equivalents                                  35,967        ....        32,753         6          (167)     3,137         238
 Cash and cash equivalents at beginning of year  32,312        ....         8,348        69           206     20,109       3,580
                                               ---------------------------------------------------------------------------------
 Cash and cash equivalents at end of year       $68,279 $      .... $      41,101 $      75 $          39 $   23,246 $     3,818
                                               =================================================================================


                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                      CONSOLIDATING BALANCE SHEET
                           DECEMBER 31, 2000
                             (In Thousands)


                                                         INTERCOMPANY
                                                         ELIMINATIONS
                                                              AND      ENTERGY                   Southern
                                           CONSOLIDATED  ADJUSTMENTS GULF STATES    GSG&T         Gulf       Varibus        POG
                                                                     (unaudited) (unaudited)  (unaudited) (unaudited)  (unaudited)

                   ASSETS
Current Assets:
     Cash and cash equivalents:
         Cash                             $      10,726 $       ....  $    10,590  $       75   $       39   $      18    $       4
         Temporary cash investments - at cost
           which approximates market             57,553         ....       30,511        ....         ....      23,228        3,814
                                             --------------------------------------------------------------------------------------
             Total cash and cash equivalents     68,279         ....       41,101          75           39      23,246        3,818

     Notes receivable associated companies         ....        1,663        1,663        ....         ....        ....         ....
     Accounts receivable:
         Customer                               125,412         ....      124,391        ....         ....       1,021         ....
         Allowance for doubtful accounts         (2,131)        ....       (2,131)       ....         ....        ....         ....
         Associated companies                    27,660        1,048       25,378       1,755         ....       1,054          521
         Other                                   22,837         ....       22,837        ....         ....        ....         ....
         Accrued unbilled revenues              136,384         ....      136,384        ....         ....        ....         ....
     Deferred fuel  costs                       288,126         ....      288,126        ....         ....        ....         ....
     Fuel inventory - at average cost            37,258         ....       37,258        ....         ....        ....         ....
     Materials and supplies - at average cost   100,018         ....      100,018        ....         ....        ....         ....
     Rate deferrals                               5,606         ....        5,606        ....         ....        ....         ....
     Prepayments and other                       22,332           26       20,544         288          252       1,274         ....
                                             --------------------------------------------------------------------------------------
                      Total                     831,781        2,737      801,175       2,118          291      26,595        4,339
                                             --------------------------------------------------------------------------------------

Other Property and Investments:
     Decommissioning trust funds                243,555         ....      243,555        ....         ....        ....         ....
     Non-utility property - at cost             194,422                   185,270        ....        8,504         648         ....
              (less accumulated depreciation)
     Other                                       14,826       51,446       66,272        ....         ....        ....         ....
                                             --------------------------------------------------------------------------------------
                      Total                     452,803       51,446      495,097        ....        8,504         648         ....
                                             --------------------------------------------------------------------------------------

Utility Plant:
     Electric                                 7,574,905         ....    7,506,017      68,888         ....        ....         ....
     Property under capital lease                38,564         ....       38,564        ....         ....        ....         ....
     Natural gas                                 56,163         ....       56,163        ....         ....        ....         ....
     Construction work in progress              144,814         ....      144,814        ....         ....        ....         ....
     Nuclear fuel under capital leases           57,472         ....       57,472        ....         ....        ....         ....
                                             --------------------------------------------------------------------------------------
                      Total                   7,871,918         ....    7,803,030      68,888         ....        ....         ....
     Less - Accumulated depreciation and      3,664,415         ....    3,613,282      51,133         ....        ....         ....
       amortization
                                             --------------------------------------------------------------------------------------
                       Utility plant - net    4,207,503         ....    4,189,748      17,755         ....        ....         ....
                                             --------------------------------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
       SFAS 109 regulatory asset - net          403,934         ....      403,934        ....         ....        ....         ....
       Unamortized loss on reacquired debt       37,903         ....       37,903        ....         ....        ....         ....
       Other regulatory assets                  169,405         ....      169,405        ....         ....        ....         ....
     Long-term receivables                       29,586         ....       29,586        ....         ....        ....         ....
     Other                                       17,349         ....       17,349        ....         ....        ....         ....
                                             --------------------------------------------------------------------------------------
                      Total                     658,177         ....      658,177        ....         ....        ....         ....
                                             --------------------------------------------------------------------------------------
                      TOTAL                  $6,150,264 $     54,183 $  6,144,197 $    19,873  $     8,795 $    27,243 $      4,339
                                             ======================================================================================





                 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 2000
                               (In Thousands)


                                                    INTERCOMPANY
                                                    ELIMINATIONS
                                                       AND          ENTERGY                    Southern
                                      CONSOLIDATED  ADJUSTMENTS  GULF STATES      GSG&T          Gulf       Varibus        POG
                                                                  (unaudited)  (unaudited)   (unaudited)  (unaudited)  (unaudited)
       LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
    Currently maturing long-term debt   $  122,750 $       ....  $    122,750 $       .... $       .... $      ....  $      ....
    Notes payable - associated companies      ....        1,690          ....        1,690         ....        ....         ....
     Accounts payable:
            Associated companies            66,312        1,256        67,045            1          519        ....            3
            Other                          258,529         ....       258,485         ....         ....          44         ....
     Customer deposits                      37,489         ....        37,489         ....         ....        ....         ....
     Taxes accrued                         132,368         (290)      132,716         ....         ....        ....         (638)
     Accumulated deferred income taxes      94,032         ....        94,032         ....         ....        ....         ....
     Nuclear refueling reserve              10,209         ....        10,209         ....         ....        ....         ....
     Interest accrued                       43,539          203        43,538           82          122        ....         ....
     Obligations under capital leases       42,524         ....        42,524         ....         ....        ....         ....
     Other                                  19,418         ....        19,418         ....         ....        ....         ....
                                        ----------------------------------------------------------------------------------------
                      Total                827,170        2,859       828,206        1,773          641          44         (635)
                                        ----------------------------------------------------------------------------------------

Deferred Credits:
     Accumulated deferred income taxes   1,115,119         ....     1,115,760        1,132       (1,248)       (425)        (100)
     Accumulated deferred investment
       tax credits                         171,000         ....       171,000         ....         ....        ....         ....
     Obligations under capital leases       53,512         ....        53,512         ....         ....        ....         ....
     Other regulatory liabilities           16,916         ....        16,916         ....         ....        ....         ....
     Decommissioning                       142,604         ....       142,604         ....         ....        ....         ....
     Transition to competition              72,381         ....        72,381         ....         ....        ....         ....
     Regulatory reserves                    60,965         ....        60,965         ....         ....        ....         ....
     Accumulated provisions                 67,404         ....        67,404         ....         ....        ....         ....
     Other                                  98,501         ....        90,756         ....        7,745        ....         ....
                                        ----------------------------------------------------------------------------------------
                      Total              1,798,402         ....     1,791,298        1,132        6,497        (425)        (100)
                                        ----------------------------------------------------------------------------------------

Long-term debt                           1,808,879         ....     1,807,371         ....        1,508        ....         ....
Preferred stock with sinking fund           30,758        1,508        32,266         ....         ....        ....         ....
Preference stock                              ....         ....          ....         ....         ....        ....         ....
Company - obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely junior subordinated
  deferrable debentures                     85,000         ....        85,000         ....         ....        ....         ....


Shareholder's Equity:
   Preferred stock without sinking fund     47,677         ....        47,677         ....         ....        ....         ....
   Common stock, no par value, authorized
     200,000,000 shares; issued and outstanding
     100 shares                            114,055         ....       114,055         ....         ....        ....         ....
   Common stock of subsidiaries               ....          138          ....           25            1         100           12
   Additional paid-in capital            1,153,195       96,838     1,153,196       10,341         ....      40,466       46,030
   Capital stock expense and other            ....         ....          ....         ....         ....        ....         ....
   Retained earnings                       285,128      (47,160)      285,128        6,602          148     (12,942)     (40,968)
                                        ----------------------------------------------------------------------------------------
                      Total              1,600,055       49,816     1,600,056       16,968          149      27,624        5,074
                                        ----------------------------------------------------------------------------------------

                      TOTAL             $6,150,264 $     54,183 $   6,144,197 $     19,873 $      8,795 $    27,243 $      4,339
                                        ========================================================================================



                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
               CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 2000
                               (IN THOUSANDS)


                                                      INTERCOMPANY
                                                      ELIMINATIONS
                                                          AND          ENTERGY                  Southern
           RETAINED EARNINGS             CONSOLIDATED  ADJUSTMENTS  GULF STATES     GSG&T         Gulf      Varibus        POG
                                                                     (unaudited) (unaudited)  (unaudited) (unaudited)  (unaudited)
Retained Earnings, January 1, 2000      $     202,782 $    (49,918) $    202,782 $     6,698   $      (55)  $ (15,424) $   (41,137)

Add:
     Net Income (Loss)                        180,343        2,758       180,343         (96)         203       2,482          169
                                        ------------------------------------------------------------------------------------------
                      Total                   383,125      (47,160)      383,125       6,602          148     (12,942)     (40,968)
                                        ------------------------------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock         9,933         ....         9,933        ....         ....        ....         ....
         Common stock                          88,000         ....        88,000        ....         ....        ....         ....
     Capital stock and other expenses              64         ....            64        ....         ....        ....         ....
                                        ------------------------------------------------------------------------------------------
                      Total                    97,997         ....        97,997        ....         ....        ....         ....
                                        ------------------------------------------------------------------------------------------

Retained Earnings, December 31, 2000    $     285,128 $    (47,160) $    285,128 $     6,602 $        148 $   (12,942) $   (40,968)
                                        ==========================================================================================






                      THE ARKLAHOMA CORPORATION
            STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                YEARS ENDED NOVEMBER 30, 2000 AND 1999
                           (IN THOUSANDS)


                                                  2000             1999

Revenues - Interest income                           $12              $10
               - Other                                 -                -
                                                    ----             ----
                 Total                                12               10

Expenses - Administrative and general                  8                8
                - Other                                -                -
                                                    ----             ----
                  Total                                8                8
                                                    ----             ----

                   Income before Federal
                       and state income taxes          4                2

Federal and state income taxes                         -                -
                                                    ----             ----

                   Net Income                          4                2
                                                    ----             ----

Retained Earnings - beginning of year                313              311

Less: Dividends Declared                               -                -
                                                    ----             ----

Retained Earnings - end of year                     $317             $313
                                                    ====             ====

The accompanying notes to financial statements are an integral part of these statements.




                       THE ARKLAHOMA CORPORATION
                        STATEMENTS OF CASH FLOWS
                YEARS ENDED NOVEMBER 30, 2000 and 1999
                             (IN THOUSANDS)



                                                           2000             1999
OPERATING ACTIVITIES:

     Net Income                                                $4               $2
     Cumulative effect of a Change in Accounting
       for Income Taxes                                         -                -
     Changes in working capital:
         Accounts receivable                                  (61)               -
         Accounts payable                                     (10)               2
                                                             ----             ----
              Net cash flow used by operating activities      (67)               4
                                                             ----             ----

Net (decrease) in cash
     and cash equivalents                                     (67)               4

Cash and cash equivalents at
     beginning of year                                        126              122
                                                             ----             ----
Cash and cash equivalents at
     end of year                                              $59             $126
                                                             ====             ====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


     Cash paid during the year for income taxes             $   -          $     -




The accompanying notes to financial statements are an integral part of these statements.



                       THE ARKLAHOMA CORPORATION
                            BALANCE SHEETS
                      NOVEMBER 30, 2000 AND 1999
                            (IN THOUSANDS)




                       ASSETS
                                                       2000             1999
Utility Plant:
     Electric plant in service - at cost               $2,562          $2,562
     Less - Accumulated depreciation                    2,249           2,249
                                                       ------          ------
                      Utility Plant - Net                 313             313
                                                       ------          ------

Current Assets:
     Cash and cash equivalents                             59             126
     Accounts receivable - associated companies            61               -
                                                       ------          ------
                      Total                               120             126
                                                       ------          ------

                          Total                          $433            $439
                                                       ======          ======



           CAPITALIZATION AND LIABILITIES

Capitalization:
     Common stock, $100 par value, authorized
         12,000 shares; issued and outstanding, 500
         shares                                           $50             $50
     Retained earnings                                    317             313
                                                       ------          ------
                      Total                               367             363
                                                       ------          ------

Current Liabilities:
         Other accounts payable                             6               6
         Accounts payable - associated companies            -              10
                                                       ------          ------
                      Total                                 6              16
                                                       ------          ------
Deferred Credits:
     Deferred Income Taxes (SFAS 109)                      60              60
                                                       ------          ------

                          Total                          $433            $439
                                                       ======          ======




The accompanying notes to financial statements are an integral part of these balance sheets.

                       THE ARKLAHOMA CORPORATION
                   NOTES TO THE FINANCIAL STATEMENTS
                      NOVEMBER 30, 2000 AND 1999


1.   OPERATIONS:

The Arklahoma Corporation's (the "Company") utility plant consists principally of transmission facilities which are being leased to its three stockholder companies from year to year. Pursuant to the terms of the lease agreement, the lessees have agreed to pay all operating costs, including maintenance, repairs, insurance and taxes assessed upon the properties. Such amounts totaled approximately $662,700 and $689,000 in fiscal years 2000 and 1999, respectively.

Under the terms of the current lease agreement, annual rentals have been discontinued but can be reinstated upon the agreement of the Company and the lessees.


2.   CASH AND CASH EQUIVALENTS:

For purposes of these financial statements, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates market.


3.   UTILITY PLANT:

Through fiscal year 1980, depreciation was provided using a straight-line rate based on the electric plant's estimated composite service life of 33 years with a salvage value of 10%. The utility plant became fully depreciated for financial reporting purposes in fiscal year 1980, and no depreciation was provided in fiscal years 1981, 1982 or 1983. In 1984, the Company acquired additional property, which was depreciated over the remaining term of the lease. For income tax reporting purposes, depreciation was calculated using a straight-line rate with no estimated salvage value and an estimated useful life extended to December 1988. All property was fully depreciated as of December 31, 1988.


4.   INCOME TAXES:

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires the liability method of accounting for income taxes. Under the liability method, the deferred tax liability, or asset, is determined based on the difference between the tax reporting and financial reporting bases of assets and liabilities. The effect on deferred taxes of a change in tax rates will be recognized in income in the period of the enactment of the rate change.

Deferred income taxes resulted from temporary differences in financial versus tax bases of fixed assets. The net tax liability is reflected as a deferred income tax liability in the accompanying balance sheets.

The Company has an Oklahoma state net operating loss carryforwards available to reduce future Oklahoma State income taxes payable. The carryforward as of November 30, 2000, is $24,782 and begins to expire in 2002.